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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                              --------------------

                                    FORM SB-2
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                              --------------------

                            HEALTHCARE CAPITAL CORP.
                 (Name of small business issuer in its charter)

                                 Alberta, Canada
                         (State or other jurisdiction of
                                incorporation or
                                  organization)
                                      8049
                          (Primary standard industrial
                           classification code number)
                                 Not Applicable
                                (I.R.S. Employer
                               Identification No.)
                        111 S.W. Fifth Avenue, Suite 2390
                             Portland, Oregon 97204
                                 (503) 225-9152
          (Address and telephone number of principal executive offices and principal place of business)


                                Brandon M. Dawson
                                    President
                            HealthCare Capital Corp.
                              111 S.W. Fifth Avenue
                                   Suite 2390
                             Portland, Oregon 97204
                                 (503) 225-9152
           (Name, address, and telephone number of agent for service)

                                 With Copies To:
                    Miller, Nash, Wiener, Hager & Carlsen LLP
                        111 S.W. Fifth Avenue, Suite 3500
                           Portland, Oregon 97204-3699
                              Attn: Mary Ann Frantz
                                 (503) 224-5858

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement.

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]




=============================================================================================================================
                                              Calculation of Registration Fee
=============================================================================================================================
Title of Each Class                                Proposed Maximum            Proposed Maximum            Amount of
of Securities to be         Shares to be           Offering Price Per          Aggregate Offering          Registration
Registered                  Registered             Share (1)                   Price (1)                   Fee
-----------------------------------------------------------------------------------------------------------------------------
Common stock,               25,312,814                  $1.71                  $43,284,912                 $13,117
without nominal or
par value
=============================================================================================================================

         (1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based upon the high and low prices of the common stock on The Alberta Stock Exchange on March 7, 1997.

                              --------------------

         The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.


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



                            HEALTHCARE CAPITAL CORP.
                                25,312,814 Shares
                                  Common Stock

         This Prospectus relates to 25,312,814 shares of Common Stock of HealthCare Capital Corp. (the "Company") which may be offered for sale from time to time by the selling shareholders identified under "Selling Shareholders." The shares covered by this Prospectus include 15,395,216 shares of Common Stock issuable upon the exercise of warrants or convertible securities acquired by certain selling shareholders prior to the date of this Prospectus. This Prospectus relates only to the shares of Common Stock issuable upon the exercise of such warrants or convertible securities and not to the warrants or convertible securities themselves.

         The Company is an Alberta, Canada corporation. The Common Stock is traded in Canada on The Alberta Stock Exchange (the "ASE"). The last reported sale price of the Common Stock on the ASE on March __, 1997, was $____ per share. There is currently no public market for the Common Stock in the United States. The Company has been advised that the selling shareholders expect to offer the Shares from time to time at prices and on terms then prevailing on the ASE or at prices related to the then-current market prices, or in negotiated transactions. See "Selling Shareholders" and "Plan of Distribution."

         The selling shareholders and any broker-dealers who may participate in sales of shares covered by this Prospectus may be deemed to be statutory underwriters within the meaning of the Securities Act of 1933. See "Plan of Distribution."

         The Common Stock offered hereby involves a high degree of risk. See "Risk Factors" beginning on page 7 for a discussion of certain factors that should be considered by prospective purchasers of the Common Stock.

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY
               THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE
                SECURITIES COMMISSION NOR HAS THE SECURITIES AND
                   EXCHANGE COMMISSION OR ANY STATE SECURITIES
                     COMMISSION PASSED UPON THE ACCURACY OR
                        ADEQUACY OF THIS PROSPECTUS. ANY
                         REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

                 The date of this Prospectus is March __, 1997.

        [Map of United States and Canada Showing HealthCare Capital Corp.
                         Hearing Care Clinic Locations]

                                TABLE OF CONTENTS

                                                                                                               Page
                                                                                                               ----
Prospectus Summary...............................................................................................3
Risk Factors.....................................................................................................7
Service and Enforcement of Legal Process........................................................................13
Special Note Regarding Forward-Looking Statements...............................................................13
Price Range of Common Stock.....................................................................................14
Dividend Policy.................................................................................................15
Capitalization..................................................................................................15
Selling Shareholders............................................................................................17
Management's Discussion and Analysis of Financial Condition and Results of Operations...........................28
Business........................................................................................................32
Management......................................................................................................41
Compensation of Executive Officers..............................................................................44
Certain Transactions............................................................................................48
Principal Shareholders..........................................................................................50
Description of Capital Stock....................................................................................52
Canadian Taxation...............................................................................................56
Investment Canada Act...........................................................................................58
Plan of Distribution............................................................................................58
Legal Matters...................................................................................................59
Experts.........................................................................................................60
Additional Information..........................................................................................60
Pro Forma Financial Information.................................................................................61
Index to Financial Statements..................................................................................F-1

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this Prospectus. Additionally, investors should carefully consider the information set forth under "Risk Factors." All dollar amounts, unless otherwise indicated, are expressed in United States dollars.

                                   The Company

         The Company, through its subsidiaries HC HealthCare Hearing Clinics Ltd., an Alberta, Canada, corporation, and HealthCare Hearing Clinics, Inc., a Washington corporation, currently owns and operates a network of 50 hearing care clinics in the United States and Western Canada. The clinics are located primarily in the metropolitan areas of Los Angeles, California; San Diego, California; Chicago, Illinois; Lansing, Michigan; Albuquerque, New Mexico; Vancouver, British Columbia; and Calgary, Alberta. The Company intends to expand its network of hearing care clinics by acquiring clinics in its existing as well as new geographic markets. Since October 1, 1996, the Company has acquired 33 hearing clinics.

         Each of the Company's hearing care clinics provides its hearing impaired patients with a full range of audiological products and services. All of the Company's hearing care clinics are staffed by audiologists, except for one clinic that is staffed by a hearing instrument specialist ("HIS"). The Company's operating strategy is to provide patients with high quality and cost-effective hearing care while at the same time increasing its operating margins by attracting and retaining patients, recruiting qualified and productive audiologists, achieving economies of scale and administrative efficiencies, and pursuing large group and managed care contracts. The Company believes that it is well positioned to provide retail hearing rehabilitative services to consumers while simultaneously serving the diagnostic needs of referring physicians and meeting the access and cost concerns of managed care providers and insurance companies.

         The Company was incorporated under the laws of the Province of Alberta, Canada in July 1993, under the name "575035 Alberta Ltd." The Company changed its name to HealthCare Capital Corp. in October 1994. The Company's executive offices are located at Suite 2390, 111 S.W. Fifth Avenue, Portland, Oregon 97204 (telephone (503) 225-9152) and an additional corporate office is located at Suite 1120, 595 Howe Street, Vancouver, B.C. V6B 1NZ (telephone (604) 685-4854).

                 Summary Financial, Operating and Pro Forma Data

         The summary historical financial data presented below for the years ended July 31, 1995 and 1996 has been derived from the audited financial statements of the Company included elsewhere in this Prospectus. The summary historical financial data presented below for the three months ended October 31, 1995 and 1996 has been derived from the unaudited financial statements of the Company. Such unaudited financial data has been prepared on the same basis as the audited financial data and reflects all normal recurring adjustments that are, in the opinion of management of the Company, necessary for a fair presentation of the financial position of the Company and its results of operations for the periods indicated. The summary historical financial data should be read in conjunction with the financial statements and notes thereto included elsewhere in this Prospectus. The summary pro forma data should be read in conjunction with the information presented under "Pro Forma Financial Information" herein.




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


                                      (In thousands, except per share and other data)

                                                Year ended July 31,      Three months ended October 31,

                                                           1996 Pro                             1996 Pro
                                                            Forma,                                Forma,
                                                          including                             including
                                                           Acquired                             Acquired
                                   1995         1996      Clinics(1)    1995       1996        Clinics(1)
                                   ----         ----      ----------    ----       ----        ----------

Statement of Operations Data:

Operating revenue              $  1,720      $ 2,389      $ 10,054     $ 514     $ 1,281       $  2,847

Cost of sales                       773        1,018         3,557       233         492          1,010

Operating expenses                1,038        1,961         7,211       301       1,063          2,167
                               ------------------------------------------------------------------------------

Loss from operations                (91)        (590)         (714)      (20)       (274)          (330)

Other income (expense), net          (3)           8            22         -         (27)           (19)
                               ------------------------------------------------------------------------------

Loss before income taxes       $    (94)     $  (582)     $   (692)    $ (20)    $  (301)      $   (349)

Income tax expense (benefit)          -            -            25          -           -          ( 31)
                               ------------------------------------------------------------------------------

         Net Loss              $    (94)     $  (582)     $   (717)    $ (20)    $  (301)      $   (318)
                               ==============================================================================

  Net loss per common share                  $ (0.04)     $  (0.03)              $ (0.02)      $  (0.01)
                                             ===========================         ============================

  Weighted average number of
     shares outstanding                       14,211        23,974(2)(3)          17,024         26,787(2)(3)
                                             ===========================         ============================

Other Data:
Number of audiology clinics           9           15            41         9          41             41

                                                                              July 31,
                                                                                1996             October 31, 1996
                                                                              --------      --------------------------

                                                                                                            1996 Pro
                                                                                                             Forma,
                                                                                                           reflecting
                                                                                                             Special
                                                                                                             Warrant
                                                                                             Actual        Offering(3)
                                                                                             ------        -----------

Balance Sheet Data:

Cash and cash equivalents                                                    $     12        $  472        $ 5,394

Working capital                                                                    18           531          5,453

Total assets                                                                    2,322         9,876         14,418

Long-term debt, net of current portion                                             92           411            411

Convertible debt                                                                  129         2,736          2,736

Shareholders' equity                                                            1,512         4,803          9,344

-----------------

(1) Gives effect to the acquisitions of Hearing Care Associates Group and the Midwest Division of Hearing Health Services, Inc., dba SONUS, and the issuance of 2,389,536 shares in connection with the acquisition of Hearing Care Associates Group, as if such events had occurred on August 1, 1995.

(2) Gives effect to the deemed issuance of 1,905,750 shares in connection with the sale by the Company of 1,700,000 special warrants at Cdn$1.00 per special warrant on February 28, 1996, as if the shares had been issued on August 1, 1995. Such shares have not been included in the calculation of actual net loss per common share. See "Description of Capital Stock."

(3) Gives effect to the deemed issuance of 5,467,410 shares in connection with the sale by the Company of 4,959,000 special warrants at $1.25 per special warrant in September and December 1996 as if the sale had occurred on August 1, 1995. The special warrant offering was completed on December 9, 1996, representing net proceeds of $5.9 million, of which approximately $1.0 million were included in the historical October 31, 1996, balance sheet. Such shares have not been included in the calculation of actual net loss per common share. See "Description of Capital Stock."

                                  RISK FACTORS

         The Company's Common Stock, without nominal or par value (the "Common Stock"), offered hereby should be considered a highly speculative investment. Prospective investors should carefully consider the following factors, in addition to the other information contained herein, before deciding to purchase the Common Stock. This Prospectus contains forward-looking statements within the meaning of the federal securities laws. Such forward-looking statements involve risks and uncertainties, and actual results may differ from those projected due to a number of factors, including those set forth below and elsewhere in this Prospectus. See "Special Note Regarding Forward-Looking Statements."

Short Operating History

         The Company has a limited history of operations consisting primarily of operating a limited number of hearing care clinics in British Columbia beginning in October 1994. The Company did not begin operating in the United States until it purchased two hearing care clinics in Santa Maria, California, in July 1996. At March 1, 1997, the Company operated 37 hearing care clinics in the United States and 13 clinics in Canada.

Operating Losses

         For the fiscal year ended July 31, 1996, the Company sustained a net loss of approximately $582,000. For the three months ended October 31, 1996, the Company had a net loss of approximately $301,000. Further losses are anticipated as a result of planned increases in the executive and general management staff of the Company to support the Company's expansion plans, additional advertising and public relations costs, amortization of goodwill related to past and future acquisitions, and the development of a management information system. There can be no assurance that the Company will achieve profitability in the near or long term.

Expansion Program

         Much of the Company's future success is dependent upon acquiring hearing care clinics in new markets in which the Company has no previous presence. There can be no assurance that the Company will be able to complete acquisitions consistent with its expansion plans, that such acquisitions will be on terms favorable to the Company or that the Company will be able to successfully integrate the hearing care clinics that it acquires into its business. The success of the Company's expansion is dependent upon its ability to establish a market presence in geographic areas in which it is presently unknown and where competitors with greater financial and other resources may be operating and on a number of other factors, some of which are beyond the Company's control. Unforeseen problems with future acquisitions and expansion may have a material adverse effect on the business, financial condition, and results of operations of the Company. In addition, clinics in areas of recent expansion are not expected to be profitable for an indeterminate period of time because of the time and capital required to develop a network of hearing care clinics that is sufficiently large to permit full implementation of the Company's business strategy. The Company intends to issue additional shares of its Common Stock in payment of all or a portion of the purchase price of certain acquisitions. There can be no assurance that fluctuations in the market price of the Common Stock will not adversely affect the Company's ability to use its Common Stock for acquisitions.

Integration of Acquired Hearing Care Clinics

         The Company's expansion into new markets will require the Company to establish and maintain payor and customer relationships and to convert the patient tracking and financial reporting systems of the hearing care clinics that it acquires to the Company's systems. The failure to efficiently and effectively establish and maintain payor and customer relationships, convert management information systems, and integrate new hearing care clinics into its existing network will have a material adverse effect on the Company's business, financial condition, and results of operations.

Impact of Policy Changes by Third-Party Insurers

         A portion of the hearing aids sold by the Company are paid for by third-party insurers. Many of such insurers impose restrictions in their health insurance policies on the frequency with which hearing instruments may be upgraded or replaced on a reimbursable basis. Such restrictions have a negative impact on hearing aid sales volume. There can be no guarantee that such insurers will not implement other policy restrictions in the future in order to further minimize reimbursement for hearing care. Such restrictions could have a material adverse effect on the Company's business, financial condition, and results of operations.

Managed Care

         Managed care arrangements typically shift some of the economic risk of providing patient care from the person who pays for the care to the provider of the care by capping fees, requiring reduced fees, or paying a set fee per patient irrespective of the amount of care delivered. With respect to hearing care, such limits could result in reduced payments for services or restrictions on the types of services for which reimbursement is available or the frequency of replacements or upgrades of equipment. If managed care arrangements become more prevalent in the hearing care field in the future, or the downward pressures on fees associated with managed care increase, the Company's business, financial condition, and results of operations may be materially adversely affected.

Dependence on Key Personnel

         The success of the Company is dependent to a significant degree on the services of Brandon M. Dawson, president of the Company, and on the other members of its executive management team. The loss of the services of any of these key personnel could have a material adverse effect on the Company's business, financial condition, and results of operations.

         The Company's success is also substantially dependent upon its ability to identify, attract and retain qualified employees, particularly audiologists, who are primarily responsible for clinic profitability as well as for attracting and retaining customers. The Company recruits such personnel from a limited pool of available applicants. Although the Company attempts to enter into employment contracts with its audiologists that contain non-competition covenants, such audiologists may become competitors of the Company. The Company's failure to attract and retain audiologists and other key employees would have a material adverse effect on the business, financial condition, and results of operations of the Company.

Uncertain Ability to Manage Growth

         The Company's operations to date have principally consisted of the operation of a limited number of hearing care clinics in British Columbia, Alberta, and more recently in Southern California, Illinois, Michigan, and New Mexico. The Company's expansion plans in the United States and Canada will place additional demands on the Company's management. The Company has five executives and eight other employees staffing its corporate headquarters. Significant expansion could place a strain on the Company's managerial and other resources, including its systems and controls, and could require the Company to recruit and hire a number of new managerial and other personnel. The process of locating, training, and successfully integrating such personnel into the Company's operations is time-consuming and costly. There can be no assurance that the Company will be successful in attracting, integrating, and retaining such personnel. A failure to manage any expansion effectively or to provide appropriate administrative support to the Company's hearing care clinics could have a material adverse effect on the Company's business, financial condition, and results of operations.

Concentration of Stock Ownership

         The executive officers and directors of the Company beneficially own approximately 7.8 million shares (not including shares subject to options), or 41% of the Common Stock presently outstanding. Accordingly, these individuals, acting in concert, presently have substantial influence, if not control, over most matters requiring shareholder approval, including the election of directors and the approval of significant corporate transactions. Such concentration of ownership could also permit substantial shareholders to delay or prevent a change in control of the Company and may discourage third parties from attempting to acquire such control.

Public Market; Volatility of Stock Price

         The Common Stock is presently traded on The Alberta Stock Exchange in Canada. However, there has been no public market for the Company's Common Stock in the United States and there is no assurance that an active trading market will develop or be sustained. Even if an active trading market does develop in the United States, the market price of the Company's Common Stock could be significantly affected by such factors as the Company's operating results, changes in any earnings estimates publicly announced by the Company or by analysts, announcements of technological or surgical innovations affecting hearing care, the introduction of new hearing care products or changes in existing hearing care products, and various factors affecting the economy in general. In addition, the stock markets in the United States and Canada have experienced a high level of price and volume volatility and market prices for the stock of many companies have experienced wide price fluctuations not necessarily related to the operating performance of such companies.

Potential for Future Sales of Shares

         This Prospectus relates to the offering for sale of a total of 25,312,814 shares of the Company's Common Stock from time to time by one or more persons identified under the caption "Selling Shareholders" (the "Selling Shareholders"), of which (i) 9,917,598 shares are presently outstanding, (ii) 13,395,216 shares are issuable upon the exercise of special warrants or related purchase warrants, and (iii) 2,000,000 shares are issuable upon the exercise of convertible notes. See "Selling Shareholders," "Principal Shareholders," and "Plan of Distribution." An additional 4,493,630 shares of Common Stock which are not covered by this Prospectus are issuable upon the exercise of options, purchase warrants, and convertible securities, of which 1,404,630 were exercisable at March 1, 1997. Also, approximately 9,840,000 shares of the outstanding Common Stock which are not covered by this Prospectus are freely transferable under the Canadian and U.S. federal securities laws. Sales of any significant number of shares of Common Stock, or the potential for such sales, in the public market could adversely affect the prevailing market price of the Common Stock. See "Price Range of Common Stock."

Possible Adverse Effects of Economic Trends

         Purchases of hearing instruments are largely discretionary, particularly where third party reimbursement is not available or available as to only a portion of hearing care expenses. Accordingly, general economic conditions, particularly those affecting persons on fixed incomes, such as changes in the interest rate environment, levels of taxation or the Social Security system, may have a significant effect on the Company's business. A decline in demand for the Company's services would have a material adverse effect on the Company's business, financial condition, and results of operations.

Competition

         The market in which the Company operates is intensely competitive, highly fragmented, and characterized by intense price competition and an increasing number of new audiologists entering the market. The Company has numerous competitors in each of the markets in which it operates hearing care clinics. Some of its competitors are better known and have substantially greater financial and marketing resources than the Company. In addition, other persons or entities may seek to acquire hearing care clinics in the markets in which the Company hopes to operate, thereby creating competitive pressures in connection with the acquisition of hearing care clinics by the Company.

Labor Unions

          Although there are no collective bargaining agreements in place with respect to the Company's operations, there can be no assurance that the Company's employees will not attempt to unionize. Certain individuals have attempted to unionize the employees of HC Health Care Hearing Clinics Ltd., the Company's Canadian operating subsidiary, in the past. Any unionization of the Company's employees could have a material adverse effect on the business, financial condition, and results of operations of the Company.

Additional Financing

         The Company's strategy to acquire additional hearing care clinics will require substantial additional funding. Moreover, funding will be needed for the development of an on-line management information system that will link each clinic with the Company's corporate headquarters and for additional working capital. These funding requirements may result in the Company incurring long-term and short-term indebtedness and in the public or private issuance, from time to time, of additional equity or debt securities. There can be no assurance that any such financing will be available to the Company or will be available on terms acceptable to the Company.

Reputation of the Industry

         Certain segments of the hearing care industry, in particular the sale and fitting of hearing aids, have been the subject of governmental investigation and adverse publicity due to unscrupulous sales practices by certain organizations. Adverse publicity concerning the hearing care industry could have a material adverse effect on the Company's business, financial condition, and results of operations.

Regulation

         The sale of hearing aid devices is regulated at the federal level in the United States by the United States Food and Drug Administration ("FDA"), which has been granted broad authority to regulate the hearing care industry. Under federal law, hearing aids may only be sold to individuals who have first obtained a medical evaluation from a licensed physician, although a fully informed adult may waive a medical evaluation in certain instances. Regulations promulgated by the FDA also presently require that dispensers of hearing aids provide customers with certain warning statements and notices in connection with the sale of hearing aids and that such sales be made in compliance with certain labeling requirements.

         Most states in the United States and provinces in Canada have established formal licensing procedures that require the certification of audiologists and/or HISs and although the extent of regulation varies by jurisdiction, almost all states and provinces engage in some degree of oversight of the industry. The Company has recently been advised that certain laws and regulations in the states of California and Illinois may prohibit business corporations such as the

Company from engaging in the practice of audiology. These laws and regulations, which have been subject to limited judicial and regulatory interpretation, are enforced by regulatory authorities with broad discretion. The Company is in the process of determining whether its business operations are in compliance with such laws and regulations. No assurance can be given that the Company's activities will be found to be in compliance with such laws and regulations or if its activities are not in compliance, that the operational structure of the Company can be modified to permit compliance. In addition, no assurance can be given that other states or provinces in which the Company presently operates will not enact prohibitions on the corporate practice of audiology or that the regulatory framework of certain jurisdictions will not limit the ability of the Company to expand into such jurisdictions if the Company is unable to modify its operational structure to comply with such prohibitions or to conform with such regulatory framework. Additional laws and regulations may be adopted in the future at the federal, state, or province level that could have a material adverse effect on the business, financial condition, and results of operations of the Company.

         A small percentage of the revenues of the hearing care clinics operated by the Company comes from Medicare and Medicaid programs. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce, (i) the referral of a Medicare or Medicaid patient, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare or Medicaid programs or (iii) the purchase, lease or order of any item or service reimbursable under Medicare or Medicaid. Noncompliance with the federal anti-kickback legislation can result in exclusion from Medicare and Medicaid programs and civil and criminal penalties.

Potential Issuance of Preferred Stock and Additional Common Stock

         The Board of Directors has the authority to issue an unlimited number of preferred shares of the Company ("Preferred Stock") in one or more series and to fix the number of shares of any such series and the designations, rights, privileges, restrictions, and conditions attaching thereto, without any further vote or action by the shareholders of the Company. The issuance of Preferred Stock could adversely affect the rights of holders of Common Stock. For example, the issuance of Preferred Stock could result in securities outstanding that would have preference over the Common Stock with respect to dividends and in liquidation and that could (upon conversion or otherwise) have all of the rights of the Common Stock. The Board of Directors also has the authority to issue an unlimited number of additional shares of Common Stock without any further vote or action by the Company's shareholders, possibly causing the interests of the existing shareholders to suffer substantial dilution. The issuance of Preferred Stock or additional Common Stock could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy or consent solicitation, or otherwise by making such attempts more costly or more difficult to achieve.

                    SERVICE AND ENFORCEMENT OF LEGAL PROCESS

         The Company is incorporated under the laws of the Province of Alberta, Canada. Some of the directors, controlling persons and officers of the Company, as well as certain of the experts named herein, are residents of Canada and all or a portion of the assets of such persons and of the Company are located outside of the United States. As a result, it may be difficult for holders of the Common Stock to effect service within the United States upon the Company (although it may be possible to effect service upon the Company's United States subsidiary) and those directors, controlling persons, officers and experts who are not residents of the United States, or to realize in the United States upon judgments of courts of the United States predicated upon the civil liability provisions of the United States federal securities laws to the extent such judgments exceed such person's United States assets. The Company has been advised by its Canadian counsel, Ballem MacInnes, that there is doubt as to the enforceability in Canada against the Company or against any of its directors, controlling persons, officers or experts who are not residents of the United States, in original actions or in actions for enforcement of judgments of United States courts, of liabilities predicated solely upon United States federal securities laws.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

                  Certain statements contained in this Prospectus, including without limitation statements containing the words "believes," "anticipates," "intends," "expects" and words of similar import, constitute "forward-looking statements" within the meaning of the U.S. Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors with respect to the Company include economic trends in the Company's market areas, the ability of the Company to manage its growth and integrate new acquisitions into its network of hearing care clinics, changes in the application or interpretation of applicable governmental laws and regulations, the ability of the Company to complete additional acquisitions of hearing care clinics on terms favorable to the Company, the degree of consolidation in the hearing care industry, the Company's success in attracting and retaining qualified audiologists and staff to operate its hearing clinics, product and professional liability claims brought against the Company that exceed the Company's insurance coverage, and the availability of and costs associated with potential sources of financing. Certain of these factors are discussed in more detail elsewhere in this Prospectus, including without limitation under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," and "Business." Given these uncertainties, prospective investors are cautioned not to place undue reliance on such forward-looking statements. The Company disclaims any obligation to update any such factors or to publicly announce the result of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                           PRICE RANGE OF COMMON STOCK

         The Common Stock is traded on the ASE. The following table sets forth the reported high and low sales prices in Canadian and United States dollars for the Common Stock on the ASE for the periods indicated:


==========================================================================================================================

                                                               Canadian $                      United States $(1)
==========================================================================================================================
Calendar Year             Period                         High              Low               High              Low
==========================================================================================================================
1995                      First Quarter                  0.19              0.11              0.14             0.08
--------------------------------------------------------------------------------------------------------------------------
                          Second Quarter                 0.26              0.15              0.19             0.11
--------------------------------------------------------------------------------------------------------------------------
                          Third Quarter                  0.28              0.16              0.21             0.12
--------------------------------------------------------------------------------------------------------------------------
                          Fourth Quarter                 0.65              0.14              0.48             0.11
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
1996                      First Quarter                  3.75              0.56              2.76             0.41
--------------------------------------------------------------------------------------------------------------------------
                          Second Quarter                 4.00              2.10              2.95             1.54
--------------------------------------------------------------------------------------------------------------------------
                          Third Quarter                  2.89              2.00              2.11             1.45
--------------------------------------------------------------------------------------------------------------------------
                          Fourth Quarter                 2.47              1.80              1.83             1.32
--------------------------------------------------------------------------------------------------------------------------

--------------------------------------------------------------------------------------------------------------------------
1997                      First Quarter                  2.58              1.81              1.89             1.34
                          through
                          March 7, 1997
==========================================================================================================================

(1) The high and low sales prices in United States dollars were calculated using the spot exchange rate on the date of sale as quoted by the Federal Reserve Bank of New York for the New York Interbank Market.


         As of March 1,  1997,  there  were 46  holders  of record of the Common
Stock.

                                 DIVIDEND POLICY

         The payment of dividends is solely within the discretion of the Company's board of directors. Since its inception the Company has not paid cash dividends on its capital stock. The Company intends to retain any future earnings for further development and growth of its business and does not anticipate paying cash dividends in the foreseeable future.

                                 CAPITALIZATION

         The following table sets forth the capitalization of the Company as of October 31, 1996:


Long-term debt, net of current portion (1)                       $  410,564
Convertible debt (2)                                              2,736,220
Shareholders' equity:
  Preferred stock, no  nominal or par value per share,
    unlimited number of shares authorized; none
    outstanding                                                         --
  Common stock, no nominal or par value per share,
    unlimited number of shares authorized; 18,636,536
    shares issued and outstanding (3)                             5,513,279
  Retained deficit                                                 (695,313)
  Cumulative translation adjustment                                 (15,107)
                                                                  ---------
    Total shareholders' equity                                   $4,802,859

    Total capitalization                                         $7,949,643
                                                                  =========

----------

(1) See Note 8 of the Notes to the Consolidated Financial Statements for a description of the Company's long-term debt.

(2) Convertible debt includes the following: (a) $2,600,000 non-interest bearing convertible subordinated notes due October 31, 1997, immediately convertible into shares of Common Stock at the conversion price of $1.30 principal amount for each share of Common Stock; and (b) $136,220 convertible note due September 1, 1997, immediately convertible into shares of Common Stock at the conversion price of $1.00 principal amount for each share of Common Stock.

(3) Includes proceeds from the sale of special warrants received in February 1996 and September 1996. Shares issued and outstanding do not include the following: (a) 2,300,000 shares of Common Stock subject to outstanding options at a weighted average exercise price of $1.09 per share; (b) 2,830,750 shares of Common Stock issuable without additional consideration upon the exercise or deemed exercise of special warrants issued in February 1996 and September 1996; (c) 1,905,750 shares of Common Stock issuable upon exercise of share purchase warrants at an exercise price of Cdn$1.25 per share until February 28, 1997, and thereafter at Cdn$1.50 per share until February 28, 1998; (d) 925,000 shares of Common Stock issuable upon the exercise of share purchase warrants at an exercise price of $2.00 per share; (e) 81,000 shares of Common Stock issuable upon the exercise of share purchase warrants at an exercise price of $1.25; and (f) up to 2,242,430 shares of Common Stock reserved for issuance in respect of convertible notes and a purchase price adjustment related to previous acquisitions.

                              SELLING SHAREHOLDERS

         The following table sets forth the name of each Selling Shareholder, any position, office or other material relationship of such Selling Shareholder with the Company within the past three years, the amount of Common Stock owned by such Selling Shareholder on March 1, 1997, the number of shares to be offered by the Selling Shareholder and the amount and percentage of Common Stock to be owned by such Selling Shareholder after completion of the offering assuming all the offered shares are sold.

===============================================================================================================
                                   Number of Shares                                               Shares To Be
Name of Selling                    Owned Prior to                                                 Owned After
Shareholder                        Offering                        Shares Offered                   Offering
================================================================================================================
---------------------------------------------------------------------------------------------------------------
Gregory Frazer(7)                  1,217,268                          1,217,268                       --
---------------------------------------------------------------------------------------------------------------
Douglas F. Good(8)                 1,592,762                          1,592,762                       --
---------------------------------------------------------------------------------------------------------------
Karen D. Saito                     6,600                                  6,600                       --
---------------------------------------------------------------------------------------------------------------
Marilyn E. Marshall(24)            334,000                              334,000                       --
---------------------------------------------------------------------------------------------------------------
C. M. Oliver &                     308,600(10)                          308,600                       --
Company Limited(31)
---------------------------------------------------------------------------------------------------------------
Bruce A. Ramsay(25)                33,400                                33,400                       --
---------------------------------------------------------------------------------------------------------------
Stephanie N. Saito                 1,000                                  1,000                       --
---------------------------------------------------------------------------------------------------------------
Kenneth O. Saito                   2,000                                  2,000                       --
---------------------------------------------------------------------------------------------------------------
Linda N. Saito                     6,600                                  6,600                       --
---------------------------------------------------------------------------------------------------------------
Jami Tanihana(11)                  919,177                              919,177                       --
---------------------------------------------------------------------------------------------------------------
Craig R. Thomson(12)               68,900                                68,900                       --
---------------------------------------------------------------------------------------------------------------
Michael G.                         128,700                              128,700                       --
Thomson(13)
---------------------------------------------------------------------------------------------------------------
Carissa Bennett(14)                253,091                              253,091                       --
---------------------------------------------------------------------------------------------------------------
Dr. Jim Clark &                    1,000                                  1,000                       --
Valerie Clark
---------------------------------------------------------------------------------------------------------------
James W. Dawson(15)                6,600                                  6,600                       --
---------------------------------------------------------------------------------------------------------------
Deborah Law Cross(16)              408,000                              408,000                       --
---------------------------------------------------------------------------------------------------------------
William DeJong(17)                 82,200                                82,200                       --
---------------------------------------------------------------------------------------------------------------
Murray T.A.                        31,700                                31,700                       --
Campbell(18)



                                     - 17 -








---------------------------------------------------------------------------------------------------------------
Brandon M. Dawson(9)               4,000,000                          4,000,000                       --
---------------------------------------------------------------------------------------------------------------
Figtree Investments                250,000(26)                          250,000                       --
Limited
---------------------------------------------------------------------------------------------------------------
Baron & Darlene Cass               40,000(1)                             40,000                       --
"Family Foundation"
---------------------------------------------------------------------------------------------------------------
A. Baron Cass III                  160,000(1)                           160,000                       --
"Childrens Trust"
---------------------------------------------------------------------------------------------------------------
A. Baron Cass III                  867,664(3)                           867,664                       --
---------------------------------------------------------------------------------------------------------------
William J. Reik III                80,000(1)                             80,000                       --
---------------------------------------------------------------------------------------------------------------
Philip H. Mabry                    40,000(1)                             40,000                       --
---------------------------------------------------------------------------------------------------------------
Marcus R. Mutz                     80,000(1)                             80,000                       --
---------------------------------------------------------------------------------------------------------------
James T. Mathis                    10,000(1)                             10,000                       --
---------------------------------------------------------------------------------------------------------------
Barton J. Cohen                    160,000(1)                           160,000                       --
---------------------------------------------------------------------------------------------------------------
Barton J. Cohen                    40,000(1)                             40,000                       --
"Family Foundation"
---------------------------------------------------------------------------------------------------------------
The Curran                         467,666(4)                           467,666                       --
Companies, Inc.
---------------------------------------------------------------------------------------------------------------
Michael D. & Lisbeth               80,000(1)                             80,000                       --
H. Bickford
---------------------------------------------------------------------------------------------------------------
Gary B. Downey                     16,000(1)                             16,000                       --
---------------------------------------------------------------------------------------------------------------
Howard Kaplan                      80,000(1)                             80,000                       --
---------------------------------------------------------------------------------------------------------------
Leonard M. Riggs Jr.,              133,334(1)                           133,334                       --
M.D.
---------------------------------------------------------------------------------------------------------------
Peggy A. Riggs                     66,666(1)                             66,666                       --
---------------------------------------------------------------------------------------------------------------
John L. Strauss                    800,000(1)                           800,000                       --
---------------------------------------------------------------------------------------------------------------
Howard E. Rachofsky                800,000(1)                           800,000                       --
---------------------------------------------------------------------------------------------------------------
John C. Stinson                    50,000(1)                             50,000                       --
---------------------------------------------------------------------------------------------------------------
Alan R. Kanuk                      72,000(1)                             72,000                       --



                                     - 18 -








---------------------------------------------------------------------------------------------------------------
Paul Lappetito                     20,000(1)                             20,000                       --
---------------------------------------------------------------------------------------------------------------
William Collins                    150,000(1)                           150,000                       --
---------------------------------------------------------------------------------------------------------------
Mark W. Hill                       100,000(1)                           100,000                       --
---------------------------------------------------------------------------------------------------------------
Hill A. Feinberg                   40,000(1)                             40,000                       --
---------------------------------------------------------------------------------------------------------------
Alfa Life Insurance                400,000(1)                           400,000                       --
Co.
---------------------------------------------------------------------------------------------------------------
Alfa Mutual Insurance              600,000(1)                           600,000                       --
Co.
---------------------------------------------------------------------------------------------------------------
Alfa Mutual Fire                   600,000(1)                           600,000                       --
Insurance Co.
---------------------------------------------------------------------------------------------------------------
John W. Holley                     240,000(1)                           240,000                       --
Grantor Trust
---------------------------------------------------------------------------------------------------------------
Barbara Wilson and                 56,000(1)                             56,000                       --
John W. Holley
---------------------------------------------------------------------------------------------------------------
Barbara Holley Art V               40,000(1)                             40,000                       --
Trust
---------------------------------------------------------------------------------------------------------------
Barbara Holley Art                 96,000(1)                             96,000                       --
VII Trust
---------------------------------------------------------------------------------------------------------------
Rainbow Trading                    160,000(1)                           160,000                       --
Partners, Ltd.
---------------------------------------------------------------------------------------------------------------
Rainbow Trading                    176,000(1)                           176,000                       --
Venture Partners, L.P.
---------------------------------------------------------------------------------------------------------------
Stanford C. Finney,                160,000(1)                           160,000                       --
Jr.
---------------------------------------------------------------------------------------------------------------
Jerome Gabbert                     48,000(1)                             48,000                       --
---------------------------------------------------------------------------------------------------------------
John Lemak                         80,000(1)                             80,000                       --
---------------------------------------------------------------------------------------------------------------
James P. Judge                     80,000(1)                             80,000                       --
---------------------------------------------------------------------------------------------------------------
Charles McKnight                   16,000(1)                             16,000                       --
---------------------------------------------------------------------------------------------------------------
Gail King                          40,000(1)                             40,000                       --



                                     - 19 -








---------------------------------------------------------------------------------------------------------------
Netta Sue King                     16,000(1)                             16,000                       --
McNight
---------------------------------------------------------------------------------------------------------------
Netta Sue King Q-Tip               40,000(1)                             40,000                       --
Trust
---------------------------------------------------------------------------------------------------------------
Andrea P. Thau Profit              16,000(1)                             16,000                       --
Sharing Plan
---------------------------------------------------------------------------------------------------------------
Andrea Thau Money                  8,000(1)                               8,000                       --
Purchase Plan
---------------------------------------------------------------------------------------------------------------
John R. Lieberman                  8,000(1)                               8,000                       --
---------------------------------------------------------------------------------------------------------------
Donald J. Aho                      16,000(1)                             16,000                       --
---------------------------------------------------------------------------------------------------------------
Marvin Kigler                      8,000(1)                               8,000                       --
---------------------------------------------------------------------------------------------------------------
Stephen Rutledge                   10,000(1)                             10,000                       --
---------------------------------------------------------------------------------------------------------------
Eli Jacobson                       64,000(1)                             64,000                       --
---------------------------------------------------------------------------------------------------------------
David Stone                        160,000(1)                           160,000                       --
---------------------------------------------------------------------------------------------------------------
State Capital Partners             80,000(1)                             80,000                       --
---------------------------------------------------------------------------------------------------------------
Christine Ferrer                   160,000(1)                           160,000                       --
---------------------------------------------------------------------------------------------------------------
Theodore Friedman                  80,000(1)                             80,000                       --
---------------------------------------------------------------------------------------------------------------
Gross Foundation Inc.              400,000(1)                           400,000                       --
---------------------------------------------------------------------------------------------------------------
Howard Milstein                    160,000(1)                           160,000                       --
---------------------------------------------------------------------------------------------------------------
Edward Milstein                    160,000(1)                           160,000                       --
---------------------------------------------------------------------------------------------------------------
Paul Scharfer(39)                  44,600(34)                            44,600                       --
---------------------------------------------------------------------------------------------------------------
Joe Pretlow                        40,000(1)                             40,000                       --
---------------------------------------------------------------------------------------------------------------
Derek Caldwell(38)                 89,200(35)                            89,200                       --
---------------------------------------------------------------------------------------------------------------
Richard Stone(20)                  72,680(36)                            72,680                       --
---------------------------------------------------------------------------------------------------------------
Nathan Low(20)                     269,137(33)                          269,137                       --
---------------------------------------------------------------------------------------------------------------
Dwight Miller(20)                  227,727(41)                          227,727                       --
---------------------------------------------------------------------------------------------------------------
Alan Swerdoff(20)                  18,376(6)                             18,376                       --



                                     - 20 -








---------------------------------------------------------------------------------------------------------------
Marc R. Still IRA(21)              136,000(5)                           136,000                       --
---------------------------------------------------------------------------------------------------------------
Aspen Limited                      683,000(32)                          683,000                       --
Partnership(37)
---------------------------------------------------------------------------------------------------------------
Sagit Investment                   2,860,000(2)                       2,860,000                       --
Management Ltd.
---------------------------------------------------------------------------------------------------------------
Sands Partnership                  267,666(2)                           267,666                       --
No. 1 Money Purchase
Pension Plan
---------------------------------------------------------------------------------------------------------------
Richard Angus(19)                  71,500(40)                            71,500                       --
---------------------------------------------------------------------------------------------------------------
Edwin J. Kawasaki(22)              100,000                              100,000                       --
---------------------------------------------------------------------------------------------------------------
Randall E.                         250,000                              250,000                       --
Drullinger(23)
---------------------------------------------------------------------------------------------------------------
Brown's Creek, Inc.                900,000(27)                          900,000                       --
---------------------------------------------------------------------------------------------------------------
Business Development               285,120(28)                          285,120                       --
Capital Limited
Partnership III
---------------------------------------------------------------------------------------------------------------
Abbingdon Venture                  743,600(29)                          743,600                       --
Partners Limited
Partnership
---------------------------------------------------------------------------------------------------------------
Abbingdon Venture                  71,280(30)                            71,280                       --
Partners Limited
Partnership II
===============================================================================================================


-------------------------

(1) One-half of the number of shares shown are issuable to the Selling Shareholder upon the exercise of the Company's September Warrants (as defined below). Each September Warrant is exercisable for one share of Common Stock at an exercise price of $2.00 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(2) One-half of the number of shares shown are issuable to the Selling Shareholder upon the exercise of the Company's February Warrants (as defined below). Each February

         Warrant is exercisable for one share of Common Stock at an exercise price of Cdn$1.50 per share until February 28, 1998. See "Description of Capital Stock--Warrants."

(3) The number of shares shown includes 133,832 shares issuable upon the exercise of the Company's February Warrants and 300,000 shares issuable upon the exercise of the Company's September Warrants. Each February Warrant is exercisable for one share of Common Stock at an exercise price of Cdn$1.50 per share until February 28, 1998. Each September Warrant is exercisable for one share of Common Stock at an exercise price of $2.00 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(4) The number of shares shown includes 133,833 shares issuable upon the exercise of the Company's February Warrants and 100,000 shares issuable upon the exercise of the Company's September Warrants. Each February Warrant is exercisable for one share of Common Stock at an exercise price of Cdn$1.50 per share until February 28, 1998. Each September Warrant is exercisable for one share of Common Stock at an exercise price of $2.00 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(5) The number of shares shown includes 52,000 shares issuable upon the exercise of the Company's September Warrants. Each September Warrant is exercisable for one share of Common Stock at an exercise price of $2.00 per share until August 31, 1998. The number of shares shown also includes 32,000 shares issuable upon the exercise of share purchase warrants at an exercise price of $1.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(6) The number of shares shown includes 6,963 shares issuable upon the exercise of the Company's September Warrants. Each September Warrant is exercisable for one share of Common Stock at an exercise price of $2.00 per share until August 31, 1998. The number of shares shown also includes 4,450 shares issuable upon the exercise of share purchase warrants at an exercise price of $1.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(7) Mr. Frazer is an officer and director of the Company and acquired his shares in connection with the acquisition by the Company of certain hearing care clinics in Southern California in October 1996. See "Management," "Principal Shareholders," and "Certain Transactions."

(8) Mr. Good is a director of the Company. See "Management," "Principal Shareholders," "Certain Transactions," and "Description of Capital Stock--Escrowed Shares."

(9)      Mr.   Dawson  is  president   and  a  director  of  the  Company.   See
         "Management," "Principal Shareholders," "Certain Transactions," and "Description of Capital Stock--Escrowed Shares."

(10) The number of shares shown includes 34,000 shares issuable upon the exercise of the Company's September Warrants. Each September Warrant is exercisable for one share of Common Stock at an exercise price of $2.00 per share until August 31, 1998. The number of shares shown also includes 81,000 shares issuable upon the exercise of share purchase warrants at an exercise price of $1.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

(11) Ms. Tanihana has entered into a five-year employment contract with the Company as an area administrator. She acquired her shares in connection with the acquisition by the Company of certain hearing care clinics in Southern California in October 1996. See "Certain Transactions."

(12) Mr. Thomson was one of the Company's original shareholders and a former officer and director of the Company.

(13) Mr. Thomson is Vice President, Corporate Finance, of C.M. Oliver Capital Corporation. C.M. Oliver Capital Corporation and C.M. Oliver & Company Limited, which acted as placement agent in connection with the private placement of the Company's special warrants in Canada, are wholly owned subsidiaries of Planvest Capital Corp. See note 31 below. In addition, Mr. Thomson was one of the Company's original shareholders and a former officer and director of the Company. See "Certain Transactions."

(14) Ms. Bennett has entered into a five-year employment contract with the Company as an area administrator. She is married to Gregory Frazer, an officer and director of the Company. She acquired her shares of Common Stock in connection with the acquisition by the Company of certain hearing care clinics in Southern California in October 1996. See "Management," "Principal Shareholders," and "Certain Transactions."

(15) James W. Dawson is the father of Brandon M. Dawson, president and a director of the Company.

(16) Ms. Cross has entered into a three-year employment contract with the Company as an area administrator. She acquired her shares of Common Stock in connection with the acquisition by the Company of Hearing Dynamics in December 1996. Of the shares shown, a total of 118,000 are subject to restrictions on sale or transfer. Such restrictions will lapse on one-third of such shares on each of November 30, 1997, November 30, 1998, and November 30, 1999. In addition, 80,000 of the shares are being held by the Company (the "Contingent Shares"). If for any of the three years ending on November 30, 1997, 1998 or 1999, the income of Hearing Dynamics before interest, taxes, depreciation and amortization and after a corporate overhead allocation falls below 20% of the net revenues of the business for such year, Ms. Cross may elect to pay the Company one dollar or cancel one Contingent Share for each dollar of shortfall. A Contingent Share is also required to be cancelled or a dollar retained for each $1.72 of long-term liabilities of the business as of the date of closing of the acquisition and for each $1.72 of net accounts receivable that remains uncollected after a specified time period.

(17) Mr. DeJong is a director of the Company. See "Management," "Principal Shareholders," and "Certain Transactions."

(18) Mr. Campbell was one of the Company's original shareholders and a former director of the Company.

(19) Richard Angus, through Wood Gundy, Inc., assisted in the private placement of the Company's special warrants issued in February 1996, and received 35,750 shares and 35,750 February Warrants in partial payment for such placement services.

(20) The Selling Shareholder received the shares shown as the designee of Sunrise Securities Corporation ("Sunrise"), which acted as a placement agent in connection with the private placement of the Company's special warrants in the United States in December 1996. Sunrise received a selling commission equal to 9 percent of the gross proceeds of the offering that was paid through the issuance of 193,410 special warrants. Sunrise also received a $25,000 corporate finance fee and an option to acquire 214,900 share purchase warrants. See "Description of Capital Stock--Warrants."

(21) Marc R. Still was president of Dallas Research & Trading, Inc. ("Dallas"), and received the shares shown as the designee of Dallas which acted as a placement agent in connection with the private placement of the Company's special warrants in the United States in December 1996. Dallas received a selling commission equal to 9 percent of the gross proceeds of the offering that was paid through the issuance of 180,000 special warrants. Dallas also received an additional 20,000 special warrants in payment of its corporate finance fee and an option to acquire 200,000 share purchase warrants. See "Description of Capital Stock--Warrants."

(22) Mr. Kawasaki is an officer of the Company. See "Management" and "Description of Capital Stock--Escrowed Shares."

(23) Mr. Drullinger is an officer of the Company. See "Management" and "Description of Capital Stock--Escrowed Shares."

(24) Ms. Marshall shares the same household as Mr. Good, who is a director of the Company. See "Principal Shareholders," "Certain Transactions," and "Description of Capital Stock--Escrowed Shares."

(25)     Mr. Ramsay was one of the Company's original shareholders.

(26) Consists of shares acquired by Strategic Equity Corp., which was engaged to provide investor relations services to the Company from November 1995 until January 1997.

(27) Consists of shares issuable upon the conversion of a convertible subordinated promissory note issued by the Company in the amount of $1,170,000 in connection with the acquisition by the Company of the Midwest Division of Hearing Health Services, Inc., dba SONUS ("SONUS"), on October 31, 1996.

(28) Consists of shares issuable upon the conversion of a convertible subordinated promissory note issued by the Company in the amount of $370,656 in connection with the acquisition by the Company of SONUS on October 31, 1996.


(29) Consists of shares issuable upon the conversion of a convertible subordinated promissory note issued by the Company in the amount of $966,680 in connection with the acquisition by the Company of SONUS on October 31, 1996.


(30) Consists of shares issuable upon the conversion of a convertible subordinated promissory note issued by the Company in the amount of $92,664 in connection with the acquisition by the Company of SONUS on October 31, 1996.


(31) C.M. Oliver & Company Limited acted as placement agent in connection with the private placement of the Company's special warrants in Canada that closed in September 1996 and received a selling commission that included $48,625 in cash and the receipt of 34,000 special warrants. C.M. Oliver & Company Limited also received a $61,987 syndication fee, a $37,097 corporate finance fee, and an option to acquire 81,000 share purchase warrants. See "Description of Capital Stock--Warrants."


(32) The number of shares shown includes 38,500 shares issuable upon the exercise of the Company's February Warrants and 219,000 shares issuable upon the exercise of the Company's September Warrants. Each February Warrant is exercisable for one share of Common Stock at an exercise price of Cdn$1.50 per share until February 28, 1998. Each September Warrant is exercisable for one share of Common Stock at an exercise price of $2.00 per share until August 31, 1998. The number of shares shown also includes 168,000 shares issuable upon the exercise of share purchase warrants at an exercise price of $1.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."


(33) The number of shares shown includes 89,791 shares issuable upon the exercise of the Company's September Warrants. Each September Warrant is exercisable for one share of Common Stock at an exercise price of $2.00 per share until August 31, 1998. The number of shares shown also includes 89,555 shares issuable upon the exercise of share purchase warrants at an exercise price of $1.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."


(34) The number of shares shown includes 21,400 shares issuable upon the exercise of the Company's September Warrants. Each September Warrant is exercisable for one share of Common Stock at an exercise price of $2.00 per share until August 31, 1998. The number of shares shown also includes 1,800 shares issuable upon the exercise of share purchase warrants at an exercise price of $1.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."


(35) The number of shares shown includes 42,800 shares issuable upon the exercise of the Company's September Warrants. Each September Warrant is exercisable for one share of Common Stock at an exercise price of $2.00 per share until August 31, 1998. The number of shares shown also includes 3,600 shares issuable upon the exercise of share purchase warrants at an exercise price of $1.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."


(36) The number of shares shown includes 22,120 shares issuable upon the exercise of the Company's September Warrants. Each September Warrant is exercisable for one share of Common Stock at an exercise price of $2.00 per share until August 31, 1998. The number of shares shown also includes 28,440 shares issuable upon the exercise of share purchase warrants at an exercise price of $1.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."


(37) Aspen Limited Partnership received 464,000 of the shares shown as the designee of Dallas, which acted as a placement agent in connection with the private placement of the Company's special warrants in the United States in December 1996. See note 21 above and "Description of Capital Stock--Warrants."


(38) Mr. Caldwell received 9,200 of the shares shown as the designee of Sunrise, which acted as a placement agent in connection with the private placement of the Company's special warrants in the United States in December 1996. See note 20 above and "Description of Capital Stock--Warrants."


(39) Mr. Sharfer received 4,600 of the shares shown as the designee of Sunrise, which acted as a placement agent in connection with the private placement of the Company's special warrants in the United States in December 1996. See note 20 above and "Description of Capital Stock--Warrants."


(40) The number of shares shown includes 3,250 shares issuable upon exercise of the Company's February Warrants. Each February Warrant is exercisable for one share of Common Stock at an exercise price of Cdn$1.50 per share until February 28, 1998. See "Description of Capital Stock--Warrants."

(41) The number of shares shown includes 70,336 shares issuable upon the exercise of the Company's September Warrants. Each September Warrant is exercisable for one share of Common Stock at an exercise price of $2.00 per share until August 31, 1998. The number of shares shown also includes 87,055 shares issuable upon the exercise of share purchase warrants at an exercise price of $1.25 per share until August 31, 1998. See "Description of Capital Stock--Warrants."

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Overview

         General

         Since 1995, the Company has achieved significant growth in revenues, primarily due to the acquisition and operation of additional hearing care clinics. For the year ended July 31, 1996, and the three months ended October 31, 1996, the Company generated total revenues of $2.4 million and $1.3 million, respectively. As of October 31, 1996, the Company's cumulative deficit was $710,000 and its total shareholders' equity was $4.8 million. For the year ended July 31, 1996, and the three months ended October 31, 1996, the Company generated net losses of $582,000 and $301,000, respectively. On a pro forma basis, giving effect to the acquisitions of Hearing Care Associates Group and the Midwest Division of Hearing Health Services, Inc., dba SONUS ("SONUS"), as if such acquisitions had occurred on August 1, 1995, the Company would have generated net losses of $717,000 for the year ended July 31, 1996, and $318,000 for the three months ended October 31, 1996.

         Revenues

         The Company intends to increase its revenues by making additional acquisitions of hearing care clinics and by providing high-quality service and using targeted regional marketing at existing and newly acquired clinics. The Company believes that, for the foreseeable future, the level of managed care and third-party reimbursement will continue to be minimal and that its revenues will be derived primarily from its private payor patient base.

         Cost of Sales and Operating Expenses

         The  Company  intends  to lower  its cost of sales as a  percentage  of revenues by negotiating improved hearing aid manufacturer discounts. In addition, the Company expects that operating expenses will decrease as a percentage of revenues as revenues increase and economies of scale and administrative efficiencies are realized. However, the amortization of goodwill resulting from acquisitions will increase as more clinics are acquired by the Company.

         The following discussion of the results of operations and financial condition of the Company should be read in conjunction with the Company's audited and unaudited consolidated financial statements and the notes thereto contained elsewhere in this Prospectus.

Results of Operations

Three Months Ended October 31, 1996, Compared to Three Months ended October 31, 1995

         Revenues. Total revenues for the three months ended October 31, 1996, were $1,281,000, representing a 149% increase over revenues of $514,000 for the comparable period in 1995. Substantially all of this increase resulted from the acquisition of four clinics in Canada and fourteen clinics in the United States. In contrast, total revenues for the three months ended October 31, 1995, were generated from nine clinics in Canada.

         Gross Profit. Gross profit for the three months ended October 31, 1996, was $788,000 or 62% of revenue compared to $281,000 or 55% of revenue for the comparable period in 1995. The improvement in gross profit percentage was primarily due to the Company's access to greater volume discounts from manufacturers as a result of increased hearing aid purchases.

         Operating Expenses. Operating expenses for the three months ended October 31, 1996, were $1,063,000, representing an increase of 253% over operating expenses of $301,000 for the comparable period in 1995. As a percentage of total revenues, operating expenses increased to 83% for the three months ended October 31, 1996, from 59% for the comparable period in 1995. A substantial portion of the increase was attributable to salaries and benefits of the Company's new executive management team and related administrative and overhead expenses.

Year Ended July 31, 1996, Compared to Year Ended July 31, 1995

         Revenues. Total revenues for the fiscal year ended July 31, 1996, were $2,389,000, representing a 39% increase over revenues of $1,720,000 for the prior fiscal year. The increase was due to the acquisition in April 1995 of Thomas H. Moore Audiology Consultants Ltd., which operated a hearing clinic in Calgary, Alberta, the opening of a hearing and balance testing center in Calgary, Alberta, in March 1996, and the purchase of two hearing clinics in the greater Vancouver, British Columbia, area during the third quarter of fiscal 1996. During this same period, the Company was affected by a general downturn in the total number of hearing aids sold in the British Columbia market area. This drop was primarily attributable to policy changes adopted in 1994 and 1995 by third party insurers such as the Workers' Compensation Board, the Department of Veteran Affairs and certain provincial medical plans, which extended the time before hearing aids could be upgraded or replaced. This change, coupled with certain marketing restrictions relating to promoting such upgrades, is expected to have a continued negative effect on replacement hearing aid sales in Canada in the future.

         Gross Profit. Gross profit for the fiscal year ended July 31, 1996, was $1,372,000 or 57% of revenues compared to $947,000 or 55% of revenues for the prior fiscal year. The improvement in gross profit percentage was primarily due to higher volume discounts and improved product sales management.

         Operating Expenses. Operating expenses for the fiscal year ended July 31, 1996, were $1,961,000, representing an increase of 89% over operating expenses of $1,038,000 for the prior fiscal year. As a percentage of total revenues, operating expenses increased to 82% for the fiscal year ended July 31, 1996, from 60% for fiscal 1995. This increase was mainly due to (i) the addition of public company related costs including investor relations activities and compliance with regulatory reporting requirements; (ii) increased costs associated with the continued integration of the various hearing clinics acquired since October 1994 and the costs of negotiating additional acquisitions; and (iii) the addition of key senior management personnel beginning in December 1995 to assist in implementing the acquisition and consolidation strategy of the Company.

Liquidity and Cash Reserves

From August to December 1995, the Company financed its operations mainly through internally generated funds, borrowing under bank credit arrangements, and advances from shareholders. Since that time, the Company has relied on the issuance and sale of equity securities to repay shareholder loans, open a new balance and hearing center in Calgary, Alberta, fund acquisitions, begin development of a management information system, and provide additional working capital.

During the three months ended October 31, 1996, the Company acquired 25 hearing care clinics located in California, Illinois, and Michigan. The acquisitions were funded primarily through the issuance of common stock valued at $2.4 million, the issuance of convertible subordinated notes in an aggregate principal amount of $2.6 million, $635,000 in cash, and the assumption of $360,000 of debt. In addition, the Company closed the Canadian tranche of an offering of special warrants at a price of $1.25 per special warrant, generating gross proceeds of $1,012,500. See "Description of Capital Stock--Warrants." During the year ended July 31, 1996, the Company acquired four hearing care clinics in Canada and two clinics in the United States. The acquisitions were funded through the issuance of a convertible note in the amount of $129,000, promissory notes in the aggregate principal amount of $77,700, and cash in the amount of $4,264,063.

The Company has a revolving demand loan with the Royal Bank of Canada, providing for borrowings up to $184,300. As of October 31, 1996, $119,700 was outstanding against this line, compared to $33,200 as of July 31, 1996. Advances under the line of credit bear interest at 1% above the Royal Bank of Canada prime rate, which was 6% at October 31, 1996. Advances under the revolving line of credit are secured by all the assets of HC HealthCare Hearing Clinics, Ltd, the Company's Canadian operating subsidiary, and personally guaranteed by Marilyn Marshall, a shareholder.

The Company expects to spend approximately $600,000 in fiscal 1997 to develop a management information system that will link each clinic with the Company's headquarters. Development costs will include system design, new hardware, patient management and accounting software, and staff training. The Company is seeking to finance a substantial portion of this cost. The Company also plans to outsource the majority of its advertising and public relations functions at a cost of approximately $350,000 over the next 12 months, exclusive of direct marketing costs such as printing, mailing, and media purchases.

The Company believes that its existing cash balances, amounts available under the revolving line of credit, and cash from operations will be sufficient to fund its operations and planned acquisitions over the next three months. However, to execute its long-term business strategy, the Company will require additional funding in order to acquire new clinics and to expand into other geographic markets. The Company will attempt to obtain the necessary capital through additional long-term and short-term borrowing arrangements and the issuance of additional equity or debt securities. There can be no assurance that any such financing will be available to the Company or will be available on terms acceptable to the Company.

                                    BUSINESS

Overview

         The Company, through its subsidiaries HC HealthCare Hearing Clinics Ltd., a British Columbia corporation, and HealthCare Hearing Clinics, Inc., a Washington corporation, currently owns and operates a network of 50 hearing care clinics in the United States and Western Canada. The clinics are located primarily in the metropolitan areas of Los Angeles, California; San Diego, California; Chicago, Illinois; Lansing, Michigan; Albuquerque, New Mexico; Vancouver, British Columbia; and Calgary, Alberta. The Company intends to expand its network of hearing care clinics by acquiring clinics in its existing as well as new geographic markets. Since October 1, 1996, the Company has acquired 33 hearing clinics.

         Each of the Company's hearing care clinics provides its hearing impaired patients with a full range of audiological products and services. All of the Company's hearing care clinics are staffed by audiologists, except for one clinic that is staffed by a hearing instrument specialist ("HIS"). The Company's operating strategy is to provide patients with high quality and cost-effective hearing care while at the same time increasing its operating margins by attracting and retaining patients, recruiting qualified and productive audiologists, achieving economies of scale and administrative efficiencies, and pursuing large group and managed care contracts. The Company believes that it is well positioned to provide retail hearing rehabilitative services to consumers while simultaneously serving the diagnostic needs of referring physicians and meeting the access and cost concerns of managed care providers and insurance companies.

Industry Background

         Professionals and Clinics. Hearing aids may be dispensed by either dispensing audiologists or HISs. Although both audiologists and HISs may be licensed to dispense hearing aids, audiologists have advanced training in audiology and hold either a masters, Ph.D. or Au.D. degree.

         Overall, dispensing audiologists are much younger than HISs. The March 1996 issue of The Hearing Review, a hearing industry trade journal, indicates that approximately 40% of HISs in the U.S. are at least 60 years of age, 24% are 50-60 years of age, 22% are 40-50 years of age and only 15% are under age 40, compared to 1%, 11%, 37% and 52%, respectively, for dispensing audiologists. The Company believes that many HISs are facing retirement with no formal "exit-strategy," a situation that creates an attractive investment opportunity for the Company.

         The typical hearing care practice wields little purchasing power with manufacturers, and must spread overhead over a relatively small revenue base. In addition, a typical hearing care practice often has insufficient capital to purchase new technologies and lacks the systems and size necessary to develop economies of scale. As a result, the Company believes that dispensing audiologists and HISs will find it increasingly attractive to sell their practices to or affiliate with larger organizations, such as the Company.

         Another factor that may favor the consolidation of hearing care practices is managed care. As managed care becomes more pervasive, hearing care professionals will have an even greater need for the information resources, management expertise, economies of scale, and access to managed care group contracts that larger organizations such as the Company may be better able to provide. However, managed care is not presently a large part of the hearing care market and hearing care products and services are likely to continue to be provided predominantly on a private pay basis for the next several years.

         Notwithstanding the factors favoring consolidation of hearing care practices, there are currently only a few multiple clinic networks operating in more than one state or province in the United States or Canada with combined annual revenues in excess of $5 million.

         Hearing Impaired Population. The number of persons in the United States who have hearing loss is estimated to be approximately 28 million. Approximately 12 million American adults have tinnitus (a ringing sensation in the ears) that is severe enough to seek medical help. The percentage of individuals with a hearing loss relative to the general population is approximately 2 percent for those under 18 years of age, 5 percent for those between 18 and 44 years of age, 14 percent for those between 45 and 64 years of age, 23 percent for those between 65 and 74 years of age and 32 percent for those over 75 years of age.

         The Company believes that the widely recognized demographic trend toward an aging population will increase the demand for hearing aid sales and audiological services and that the demand for hearing aids that are less visible and for newer and superior hearing aid technology, such as digital and programmable hearing aids, will also contribute to market growth. In addition, the Company believes that some individuals forgo hearing care because of the stigma of aging that can be associated with wearing a hearing aid and that the demand for hearing aid sales and hearing care services can be increased by marketing and education designed to reduce that stigma.

         Hearing Health Care Industry Segments. The hearing health care industry serving patients with hearing and balance disorders is comprised of four distinct service segments:

         o hearing rehabilitation services, including the evaluation and rehabilitation of persons with hearing impairments by assessing communicative impairment and providing amplification;

         o advanced audio-diagnostic services, including the neuro-audiologic evaluation and non-medical diagnosis of hearing and balance disorders;

         o industrial and preventative audiological services, including noise level measurements, dosimetry, and hearing screenings; and

         o otolaryngologic services, including surgery and other medical treatment.

The Company's clinics primarily provide hearing rehabilitation services. The Company has one facility, the Rockyview Hearing and Balance Clinic located in Calgary, Alberta, that provides advanced audio-diagnostic services and one clinic located in San Diego, California, that provides evaluation and treatment for patients with tinnitus.

         Hearing rehabilitation services include the assessment and rehabilitation of persons with hearing impairments through the use of hearing instruments and counseling. Rehabilitation services, including amplification systems, are provided by audiologists and HISs. The services offered include the diagnostic audiological testing, fitting and dispensing of hearing aids, follow-up rehabilitative assistance, the sale of hearing aid batteries, hearing aid repairs, and the sale of swim plugs, custom ear plugs, and assistive listening devices.

         Advanced audio-diagnostic services include the assessment and non-medical treatment of vestibular and balance disorders and the evaluation of patients with specific symptoms of an auditory or vestibular disorder, including hearing loss, tinnitus, and balance problems. In order to make a differential diagnosis of hearing disorders, an ear, nose and throat physician may employ or refer patients to an audiologist to conduct special diagnostic hearing tests to differentiate between conductive, sensory, and neural pathology. If the cause of the hearing loss is a medical disorder in either the nervous system (neural) or the middle ear (conductive), the physician proceeds with medical treatment. However, if a non-treatable conductive or sensory loss is found, the physician will generally refer the patient to an audiologist for rehabilitation.

Growth Strategy

         The Company's  growth strategy is to expand its operations  through the selective acquisition of hearing clinics located in existing as well as new geographic markets. The Company believes that the fragmented nature of the hearing care industry, the absence of industry-wide standards, and the inexperience and limited capital resources of many hearing care providers, combine to provide an opportunity to build an expanding network of hearing care clinics devoted to providing high-quality hearing health care services. See "Risk Factors--Expansion Program."

         The Company plans to expand its network of clinics in each new market by initially targeting for acquisition a significant hearing care practice in order to secure a solid foundation upon which to build a regional network of audiology practices. The Company will then seek to acquire additional individual or group practices in order to realize economies of scale in management, marketing, and administration, and hopes that its initial purchase in the region will attract other practitioners interested in selling their businesses. Due to the contacts of management with audiologists in the industry, the Company is frequently presented with opportunities to acquire hearing care clinics. Since October 1, 1996, the Company has acquired 33 clinics, all located in the United States.

         The Company looks at the following factors before acquiring clinics in a particular geographic market: (a) population size and distribution; (b) audiology practice density, saturation and average group size; (c) local competitors; (d) level of managed care penetration; and (e) local industry and economy. In acquiring particular clinics within a geographic market, the Company seeks clinics with the following characteristics: (a) an established patient base drawing from a substantial metropolitan population; (b) significant revenue and profitability prior to acquisition; (c) above-average potential to enhance clinic profitability after acquisition; and (d) if a clinic has an audiologist, a willingness by the audiologist to enter into an employment agreement with the Company in order to retain continuity in patient service and relationships and maintain the identity of the clinic in the community where it is located.

         The Company generally uses cash, Common Stock, promissory notes, assumption of debt, or a combination of the foregoing to fund acquisitions. See "Risk Factors--Additional Financing." The amount paid for each practice varies on a case-by-case basis according to historical revenues, projected earnings after integration into the Company, and transaction structure. In connection with each acquisition, the Company acquires substantially all of the assets of the practice, including its audiological equipment and supplies, office lease and improvements, receivables and patient files.

         At the time a practice is acquired, the audiologist associated with the practice typically becomes an employee of the Company and enters into an employment agreement with the Company with an initial term of three years and annual renewals thereafter. The employment agreement usually includes a three-year noncompete provision following termination of employment. If the office of a retiring HIS is acquired, a six- to 12-month transition plan is usually negotiated with the HIS. See "Risk Factors--Dependence on Key Personnel."

Operating Strategy

         The Company's operating strategy is to provide its patients with high quality and cost effective hearing care products and services while at the same time increasing its operating margins by attracting and retaining patients, recruiting qualified and productive audiologists, achieving economies of scale and administrative efficiencies, and pursuing large group and managed care contracts.


         Attracting and Retaining Patients. The Company seeks to attract new patients and retain existing patients at each clinic by providing patients with friendly, comprehensive, and cost-effective hearing care at convenient times and locations. In addition, by educating patients about hearing health issues and by providing quality service during office visits and consistent patient follow-up and support, the Company hopes to foster patient loyalty and increase the likelihood of obtaining referrals and repeat visits for examinations and product purchases. See "Risk Factors--Competition" and "Risk Factors--Impact of Policy Changes by Third-Party Insurers."

         Recruiting Qualified and Productive Audiologists. The Company seeks to employ audiologists who share the Company's goal of delivering high-quality hearing care service and who are also dedicated to expanding and enhancing their practices. The Company believes that it can offer significant benefits to audiologists by providing assistance in administrative tasks associated with operating an audiology practice, thereby allowing them to focus on serving patients and increasing productivity. The Company also believes that its size and structure enable it to offer financial resources for practice development and enhancement that solo and small group practitioners find difficult to obtain independently. See "Risk Factors--Dependence on Key Personnel."

         Achieving Economies of Scale and Administrative Efficiencies. A key operating strategy of the Company is to achieve increased economies of scale and administrative efficiencies at each of its clinics. When a clinic is acquired by the Company, it immediately has available to it terms and discounts with hearing aid manufacturers that are generally more favorable than it could negotiate independently. In addition, the Company believes that by centralizing certain management and administrative functions such as marketing, billing, collections, human resources, risk management, payroll, and general accounting services, the profitability of a clinic can be improved by spreading the cost of such functions over a larger revenue base. The Company is also developing an on-line management information system that will link each clinic with the Company's corporate headquarters in order to provide management with the ability to collect and analyze clinic data, control overhead expenses, allow detailed budgeting at the clinic level, and permit effective resource management. See "Risk Factors--Integration of Acquired Hearing Care Clinics," and "Risk Factors--Ability to Manage Growth" and "Risk Factors--Additional Financing."

         Pursue Large Group and Managed Care Contracts. Although the Company intends to continue to aggressively pursue private-payor business because it is presently more pervasive and profitable than managed care business, the Company believes that by providing comprehensive geographic coverage in a particular market, it will be strongly positioned to offer group hearing care plans in that market. At the present time, managed care penetration of the hearing care market is limited. However, if managed care begins to play a larger role in hearing care, the Company plans to develop information systems to improve productivity, manage complex reimbursement methodologies, measure patient satisfaction and outcomes of care, and integrate information from multiple sources. See "Risk Factors--Competition" and "Risk Factors--Managed Care."


Clinic Staffing and Facilities

         Typically, each Company hearing clinic is staffed with at least one audiologist and one patient care coordinator, who handles reception, clerical, and most bookkeeping functions. The Company has only one clinic that is not staffed by an audiologist. Where volume warrants, a clinic may also be staffed with additional audiologists and patient care coordinators. An audiologist employed by the Company has a masters or Ph.D. degree in audiology. The audiologist is licensed by the appropriate state or province to dispense hearing aids and is a member of the Canadian Association of Speech/Language Pathologists and Audiologists or the American Speech Language Hearing Association.

         Each of the Company's hearing clinics operates in leased space that ranges in size from 800 to 3,000 square feet depending on patient volume and the extent of services provided by the clinic. Clinics generally have a reception seating area, a reception work and filing area, an office for the audiologist, a laboratory for hearing instrument repairs and modifications, a technology demonstration room and an evaluation room. A properly equipped office offering only hearing rehabilitation services requires equipment that costs $50,000 to $75,000. The cost of equipment for a clinic offering advanced audio-diagnostic services is much greater and ranges from $225,000 to $250,000.

         Clinics  owned  by  the  Company   currently   employ  a  total  of  94
audiologists at the following locations:

         Alberta
         Rockyview Hearing and Balance Clinic, Calgary
         T.H. Moore Audiology, Calgary

         British Columbia
         Fraserview Hearing Clinic, Abbotsford
         Fraserview Hearing Clinic, Chilliwack
         Kamloops Hearing Clinic, Kamloops
         Langley Hearing Clinic, Langley
         Fraserview Hearing Clinic, Maple Ridge
         Fraserview Hearing Clinic, New Westminster
         Pacific Hearing Clinic, North  Vancouver
         Fraserview  Hearing Clinic, Richmond
         Terrace Hearing Clinic, Terrace
         Fraserview Hearing Clinic (2 clinics), Vancouver

         California
         Hearing Care Associates Group, Alhambra
         Hearing Dynamics, Alvarado
         Hearing Care Associates Group, Arcadia
         Allied Hearing, Arroyo Grande*
         Hearing Care Associates Group, Burbank
         Hearing Dynamics, Chula Vista
         Hearing Dynamics, Coronado*
         Hearing Care Associates Group, Fountain Valley*
         Hearing Care Associates Group, Gardena*
         Hearing Care Associates Group, Glendale
         Hearing Care Associates Group, Glendora
         Hearing Care Associates Group, Long Beach

         Hearing Care Associates Group, Los Angeles
         Hearing Care Associates Group, Mission Hills
         Hearing Care Associates Group, Montrose*
         Hearing Care Associates Group, Northridge
         Hearing Care Associates Group, Oxnard
         Hearing Dynamics, San Diego
         Hearing Care Associates Group, Santa Clarita Valley
         Allied Hearing, Santa Maria
         Santa Maria Hearing Associates, Santa Maria
         Hearing Care Associates Group, Sherman Oaks

         Illinois
         SONUS, Berwyn
         SONUS, Chicago
         SONUS, Hinsdale
         SONUS, Lombard*
         SONUS, North Aurora
         SONUS, North Cicero*
         SONUS (2 clinics), Oak Lawn
         SONUS, Oak Park

         New Mexico
         Family Hearing Centers, Albuquerque

         Michigan
         SONUS, Carson City*
         SONUS, Hayes Green Beach*
         SONUS, Grand Ledge
         SONUS, Lansing
         SONUS, Okemos


* Designates satellite clinic. Satellite clinics operate less than five days per week and are generally located in doctors' offices or hospitals.


Products and Suppliers

         The hearing aid manufacturing industry is highly competitive with approximately 40 manufacturers serving the worldwide market. Few manufacturers offer significant product differentiation. The Company currently purchases hearing aids from a number of manufacturers based upon criteria that include quality, price, and service. Over time, the Company intends to reduce the number of manufacturers from whom it purchases hearing aids in order to achieve greater volume discounts. In addition to hearing aids, the Company's clinics also offer a limited selection of other assistive listening devices and hearing aid accessories.

Marketing

         The Company's marketing program is designed to help its hearing care clinics retain existing patients and expand the services they receive, attract new patients, and develop contracts to serve large groups of patients.

         The Company believes that patient satisfaction is the key to retaining and expanding services to existing patients. The Company also believes that delivering comfortable, high quality hearing care at times and locations that are convenient for the patient will motivate patients to return to the Company's clinics for their future hearing care needs. Educating patients about hearing health, prescribing only necessary hearing enhancing products, ensuring that each patient leaves a clinic with a future visit already scheduled, and maintaining consistent patient follow-up and support are key elements of the Company's plan to build patient loyalty and patronage.

         After a patient has obtained a hearing instrument, ongoing revenues are generated from battery purchases and routine maintenance of the instruments. The Company believes that repeat revenues are attributable to the length of time that a clinic has been established and the effectiveness of its patient retention programs.

         The Company believes that the same aspects of the Company's approach that earn the loyalty of current patients will also generate new patients. The Company's new patient marketing programs are designed to help the Company generate referrals from physicians and existing patients and increase the Company's visibility in the community. The Company seeks to foster such visibility by developing marketing materials and information sources that communicate the Company's philosophy of high quality patient-oriented hearing care.

         The Company's large group marketing approach is designed to enable the Company to develop contacts with self-insured employers and with health plans in the metropolitan areas it serves and emphasizes the convenience, quality of care, and wide range of services offered by the Company. The economies of scale available to the Company may also allow health plans and self-insured employers served by the Company to reduce administrative burdens they might otherwise face. The Company believes that it is well positioned to respond to challenges presented by the growth of managed care arrangements as they arise.

Competition

         The hearing care industry in the United States and Canada is highly fragmented and intensely competitive. Many of the Company's competitors are small retailers that focus primarily on the sale of hearing aids. However, the Company also competes with other networks of hearing care clinics and with large distributors of hearing aids such as Bausch &

Lomb, a hearing aid manufacturer that distributes its products through a national network of over 1,000 franchised stores (Miracle Ear), and Beltone Electronic Corp., a privately-owned hearing aid manufacturer that distributes its products primarily through its nationwide network of approximately 600 franchised dealers. These competitors are in many cases better known and owned by companies having far greater financial and other resources than the Company. There can be no assurance that one or more of these competitors will not seek to compete directly in the markets targeted by the Company, nor can there be any assurance that the largely fragmented hearing care market cannot be successfully consolidated by other companies or through the establishment of co-operatives, alliances, confederations or the like. See "Risk Factors--Competition."

Regulation

         The sale of hearing aid devices is regulated at the federal level in the United States by the United States Food and Drug Administration ("FDA"), which has been granted broad authority to regulate the hearing care industry. Under federal law, hearing aids may only be sold to individuals who have first obtained a medical evaluation from a licensed physician, although a fully informed adult may waive a medical evaluation in certain instances. Regulations promulgated by the FDA also presently require that dispensers of hearing aids provide customers with certain warning statements and notices in connection with the sale of hearing aids and that such sales be made in compliance with certain labeling requirements.

         Most states in the United States and provinces in Canada have established formal licensing procedures that require the certification of audiologists and/or HISs and although the extent of regulation varies by jurisdiction, almost all states and provinces engage in some degree of oversight of the industry. The Company has recently been advised that certain laws and regulations in the states of California and Illinois may prohibit business corporations such as the Company from engaging in the practice of audiology. These laws and regulations, which have been subject to limited judicial and regulatory interpretation, are enforced by regulatory authorities with broad discretion. The Company is in the process of determining whether its business operations are in compliance with such laws and regulations. No assurance can be given that the Company's activities will be found to be in compliance with such laws and regulations or, if its activities are not in compliance, that the operational structure of the Company can be modified to permit compliance. In addition, no assurance can be given that other states or provinces in which the Company presently operates will not enact prohibitions on the corporate practice of audiology or that the regulatory framework of certain jurisdictions will not limit the ability of the Company to expand into such jurisdictions if the Company is unable to modify its operational structure to comply with such prohibitions or to conform with such regulatory framework. Additional laws and regulations may be adopted in the future at the federal, state, or province level that could have a material adverse effect on the business, financial condition, and results of operations of the Company.

         A small percentage of the revenues of the hearing care clinics operated by the Company comes from Medicare and Medicaid programs. Federal law prohibits the offer, payment, solicitation or receipt of any form of remuneration in return for, or in order to induce, (i) the referral of a Medicare or Medicaid patient, (ii) the furnishing or arranging for the furnishing of items or services reimbursable under Medicare or Medicaid programs or (iii) the purchase, lease or order of any item or service reimbursable under Medicare or Medicaid. Noncompliance with the federal anti-kickback legislation can result in exclusion from Medicare and Medicaid programs and civil and criminal penalties.

Product and Professional Liability; Product Returns

         In the ordinary course of its business, the Company may be subject to product and professional liability claims alleging the failure of, or adverse effects claimed to have been caused by, products sold or services provided by the Company. The Company maintains insurance against such claims at a level that the Company believes is adequate. A customer may return a hearing aid to the Company and obtain a full refund up to 30 days after the date of purchase. Some of the Company's clinics offer a 60-day refund period. In general, the Company can return hearing aids returned by customers within 30 to 60 days to the manufacturer for a full refund. The Company maintains a reserve based on estimated returns to account for returns that cannot be passed through to the manufacturers and must be absorbed by the Company.

Employees

         At December 31, 1996, the Company had 146 full-time and 35 part-time employees, of which 91 were practicing audiologists. None of the Company's employees are represented by a labor union. Management believes it maintains good relationships with its employees. See "Risk Factors--Labor Unions."

Properties

         The Company's principal executive offices are located in approximately 3,000 square feet of leased office space in downtown Portland, Oregon. The lease covering such space expires in August 1999 and provides for an annual rent of $57,072. Each of the Company's hearing clinics operates in leased space that ranges in size from 800 to 3,000 square feet. All of the locations are leased for one to six year terms pursuant to generally non-cancelable leases (with renewal options in some cases). The aggregate committed rental expense for clinic leases for the five-year period beginning August 1, 1996, is approximately $2.8 million.


                                   MANAGEMENT

         Information with respect to the directors and executive officers of the Company, including their age, position with the Company, and principal business experience during the previous five years, is set forth below:


======================================================================================================================
       Name                          Age                       Position
======================================================================================================================
Brandon M. Dawson                     28          President and Director
----------------------------------------------------------------------------------------------------------------------
Douglas F. Good                       55          Chairman of the Board and Director
----------------------------------------------------------------------------------------------------------------------
Gregory Fraser, Ph.D.                 44          Vice President, Business Development and Director
----------------------------------------------------------------------------------------------------------------------
William DeJong                        38          Secretary and Director
----------------------------------------------------------------------------------------------------------------------
Gene K. Balzer, Ph.D.                 40          Director
----------------------------------------------------------------------------------------------------------------------
Hugh T. Hornibrook                    47          Director
----------------------------------------------------------------------------------------------------------------------
Randall E. Drullinger                 33          Vice President, Marketing
----------------------------------------------------------------------------------------------------------------------
Edwin J. Kawasaki                     38          Vice President, Finance
----------------------------------------------------------------------------------------------------------------------
Kathy A. Foltner, Au.D.               43          Vice President, Operations
======================================================================================================================

         Brandon M. Dawson. Mr. Dawson has served as President and as a director of the Company since December 1995. From May 1992 to December 1995, he was director of U. S. sales for Starkey Laboratories Inc. ("Starkey"), the largest custom "in-the-ear" hearing aid manufacturer in the world. Prior to May 1992, Mr. Dawson held a number of positions with Starkey, including Assistant Sales Manager from December 1988 to October 1990 and National Sales Manager from November 1990 to April 1992.

         Douglas F. Good. Mr. Good has served as a director of the Company since 1994, and as Chairman of the Board since August 1996. From December 1995 to July 1996, he served as the Company's chief financial officer and as President of the Company from October 1994 to December 1995. Prior to becoming President of the Company, Mr. Good was chief financial officer and a director of International Retail Systems Inc. of Dallas, Texas, a software and point of sale systems company.

         Gregory Frazer, Ph.D. Mr. Frazer has served as Vice President, Business Development and as a director of the Company since October 1996. Prior to becoming a director and an officer of the Company, Mr. Frazer was one of the owners of Hearing Care Associates Group which operated 22 audiology based hearing clinics in Southern California, 14 of which were recently acquired by the Company. He received his doctoral degree in audiology from Wayne State School of Medicine in 1981.

         William DeJong. Mr. DeJong is a partner in the Calgary, Alberta, law firm of Ballem MacInnes, which he joined in September 1987. He has served as Secretary of the Company since shortly after its incorporation in 1993 and as a director of the Company since 1994.

         Gene K. Balzer, Ph.D. Mr. Balzer has served as a director of the Company since 1995. He has a degree in audiology from the University of Cincinnati with specialty training in clinical neurophysiology. Since 1991, Mr. Balzer has been President of NeuroDynamic Systems, Inc., located in Bismarck, North Dakota, which specializes in the provision of technicians, clinicians and consultants for medical practices and hospitals.

         Hugh T. Hornibrook. Mr. Hornibrook has been a director of the Company since April 1996. From April 1996 to January 1997 he was Vice President, Corporate Development of the Company and from July 1994 to April 1996, he was an independent business consultant. He served as director of corporate development for The Loewen Group Inc., a large funeral home and cemetery operator with operations throughout North America, from 1988 to June 1994.

         Randall E. Drullinger. Mr. Drullinger has served as Vice President, Marketing of the Company since April 1996. From August 1990 to April 1996, he was director of financial management services at Starkey.

         Edwin J. Kawasaki. Mr. Kawasaki has served as Vice President, Finance of the Company since August 1996. Mr. Kawasaki was a principal of Stafford Capital Corp., an investment buy-out firm, from September 1995 to July 1996, and was a senior vice president at Peregrine Holdings Ltd., an investment banking boutique firm, from January 1994 to September 1995. From 1987 to 1993, he was the controller of Lewis and Clark College. Prior to 1987, Mr. Kawasaki was a supervising senior accountant with KPMG Peat Marwick LLP.

         Kathy A. Foltner, Au.D. Ms. Foltner was appointed Vice President, Operations of the Company in November 1996, when the Company acquired substantially all of the assets of SONUS. Ms. Foltner served as vice president of Hearing Health Services, Inc., since January 1995 and as director of Michigan operations, from July 1994 to December 1994. Prior to July 1994, Ms. Foltner was the owner and president of Audio-Vestibular Testing Center, Inc.

Term of Directors and Board Committees

         The Company's articles of incorporation provide for six directors until the directors of the Company increase or decrease that number in accordance with the articles of incorporation. Directors are elected annually. The board of directors maintains an audit committee, consisting of Messrs. Balzer and Hornibrook, which oversees actions taken by the Company's independent auditors and reviews the Company's internal controls.

Compensation of Directors

         The directors of the Company do not receive any fees for attending board meetings but are reimbursed for out-of-pocket and travel expenses incurred in attending board meetings. The Company has no other standard arrangement pursuant to which directors are compensated by the Company for their services in their capacity as directors. The Company may from time to time, as it has in the past, grant stock options to directors in accordance with the policies of the ASE and the Alberta Securities Commission and the securities laws and regulations of the jurisdictions where the directors reside. In addition to the options disclosed under "Compensation of Executive Officers" below, the following directors were granted options to purchase Common Stock during the fiscal year ended July 31, 1996: an option to Gene K. Balzer, Ph.D. for 200,000 shares with an exercise price of Cdn$0.38 expiring December 19, 2000; an option to William DeJong for 75,000 shares with an exercise price of Cdn$1.00 expiring February 14,

2001; and an option to Hugh T. Hornibrook for 200,000 shares with an exercise price of Cdn$2.75 expiring April 1, 2001.


                       COMPENSATION OF EXECUTIVE OFFICERS

Summary Compensation

         The following table sets forth the compensation of Douglas F. Good, who served as the Company's chief executive officer from October 1994 until December 1995, and Brandon M. Dawson, who succeeded Mr. Good as chief executive officer (collectively, the "Named Executive Officers"). There were no other executive officers of the Company whose total salary and bonus exceeded $100,000 during the fiscal year ended July 31, 1996.



================================================================================================================
                                          Summary Compensation Table
================================================================================================================
                                                                                            Long-Term
                                                                Annual                    Compensation
                                                            Compensation(1)                  Awards
================================================================================================================
                                                                                        Number of Shares
      Name and Principal Position         Year                 Salary(2)               Underlying Options
================================================================================================================
----------------------------------------------------------------------------------------------------------------
Douglas F. Good                           1996                 $67,661                       225,000
 President                              ------------------------------------------------------------------------
                                          1995                 $19,644                         --
----------------------------------------------------------------------------------------------------------------
Brandon M. Dawson                         1996                 $86,667                       650,000
 President
================================================================================================================

         (1) Includes all compensation paid or accrued by the Company during the fiscal year.

         (2) Converted to United States dollars using the spot exchange rate on July 31, 1996, as quoted by the Federal Reserve Bank of New York for the New York Interbank Market.

Option Grants

         The following table sets forth certain information concerning grants of options to purchase Common Stock to the Named Executive Officers during the fiscal year ended July 31, 1996:


===========================================================================================================================
                                            Option Grants in Last Fiscal Year
===========================================================================================================================

                               Number of Shares        Percentage of Total
                                  Underlying            Options Granted to         Exercise
                                    Options            Employees in Fiscal          Price
           Name                   Granted(1)                   Year              ($/share)(2)   Expiration Date

===========================================================================================================================
Douglas F. Good                     225,000                   14.8%                 $0.73       February 14, 2001
---------------------------------------------------------------------------------------------------------------------------
Brandon M. Dawson                   650,000                    42.6                  0.28       December 19, 2000
===========================================================================================================================

       (1)      The options became exercisable in full on the date of the grant.

       (2) Converted to United States dollars using the spot exchange rate on July 31, 1996, as quoted by the Federal Reserve Board of New York for the New York Interbank Market.

Option Exercises and Fiscal Year-End Values

         The following table sets forth certain information regarding option exercises during the fiscal year ended July 31, 1996, and the fiscal year-end value of unexercised options held by the Named Executive Officers:


==================================================================================================================================
                                         Aggregated Option Exercises in Last Fiscal Year
                                                               and
                                                  Fiscal Year-End Option Values
==================================================================================================================================
                                                             Number of Securities
                                                                  Underlying                     Value of Unexercised
                                                                  Unexercised                    In-the-Money Options
                                                                  Options at                      at July 31, 1996(2)
                                                                 July 31, 1996
----------------------------------------------------------------------------------------------------------------------------------
                           Shares
                         Acquired on         Value
Name                      Exercise        Realized(1)    Exercisable      Unexercisable       Exercisable      Unexercisable
==================================================================================================================================
Douglas F.                    --              --             225,000             --              $180,065             --
Good
----------------------------------------------------------------------------------------------------------------------------------
Brandon M.                 100,000         $219,156          550,000             --              $688,701             --
Dawson

==================================================================================================================================


(1) The value realized has been calculated based on the difference between Cdn$3.35, which was the closing sale price of the Common Stock reported on The Alberta Stock Exchange on April 1, 1996, the date of exercise, and the applicable exercise price, and converted to United States dollars using the spot exchange rate on April 1, 1996, as quoted by the Federal Reserve Bank of New York for the New York Interbank Market.

(2) The values shown have been calculated based on the difference between Cdn$2.10, which was the closing sale price of the Common Stock reported on The Alberta Stock Exchange on July 31, 1996, and the per share exercise price of unexercised options, and converted to United States dollars using the spot exchange rate on July 31, 1996, as quoted by the Federal Reserve Bank of New York for the New York Interbank Market.

Employment and Consulting Agreements

         On October 1, 1996, the Company entered into a five-year employment agreement with Gregory J. Frazer, its Vice President, Business Development, that provides for a base salary of $110,000 per year and for a bonus based on the aggregate net income of the hearing clinics acquired by the Company that were previously owned, in part, by Mr. Frazer. The employment agreement provides Mr. Frazer with certain fringe benefits such as medical and dental insurance, vacation, professional liability insurance, an automobile allowance, reimbursement of certain expenses, and options to purchase up to 200,000 shares of Common Stock at $1.30 per share. Mr. Frazer also received an additional 200,000 options to purchase Common Stock at $1.30 per share upon his election as a director of the Company. Mr. Frazer's employment agreement contains covenants of nonsolicitation of employees, clients or customers of the Company and of noncompetition during his period of employment and for three years following termination of employment.

         Effective January 1, 1997, the Company entered into a five-year consulting agreement with Hugh T. Hornibrook, a director of the Company, under which the Company will pay Mr. Hornibrook a retainer of Cdn$100 per month and Cdn$125 per hour for consulting services on an as-needed basis.

Option Plans

         Effective November 18, 1993, the board of directors of the Company adopted and the shareholders of the Company approved a stock option plan (the "1993 Plan") that provides for the grant of options to officers, directors and key employees in an aggregate number equal to 10% of the outstanding Common Stock. The exercise price of options granted under the Plan may not be less than that permitted by the ASE. Individual options granted may have a term of up to five years and may cover a number of shares up to 5% of the outstanding Common Stock. All options under the 1993 Plan are non-transferable and non-assignable. The option agreements vary as to vesting, with the majority providing for vesting in installments. A total of 3,475,000 options have been granted under the 1993 Plan, of which 925,000 have been exercised, 1,975,000 are outstanding, and 575,000 have been canceled or terminated.

         Effective December 10, 1996, the board of directors of the Company adopted a stock award plan, which was amended and restated as of February 5, 1997 (the "1996 Plan"), providing for the grant of options covering up to 1,500,000 shares of Common Stock. The adoption of the 1996 Plan and the option awards granted under the 1996 Plan are subject to approval by the Company's shareholders at its 1997 annual general meeting. Options granted under the 1996 Plan may have a term of up to five years. The option exercise price must equal or exceed 100% of the fair market value of the Common Stock on the date of grant. The board of directors has granted incentive stock options to purchase a total of 607,000 shares of Common Stock to eight employees under the 1996 Plan, subject to shareholder approval. The options granted vest over varying periods of time and certain options may become exercisable earlier if specified production goals are met. If the 1996 Plan is approved by the shareholders, the board of directors does not intend to grant any further options under the 1993 Plan.

                              CERTAIN TRANSACTIONS



         From its inception in 1994 through July 31, 1996, Douglas F. Good, a shareholder and director of the Company and its former chief executive officer, advanced funds to the Company for short-term working capital and acquisitions. The Company paid Mr. Good aggregate interest of Cdn$59,114 for the three-year period ended July 31, 1996. As of July 31, 1996, the total of the advances and all accrued interest were repaid.

         HC HealthCare Hearing Clinics Ltd., the Company's Canadian operating subsidiary, maintains a revolving bank loan bearing interest at the bank's prime rate plus 1% per annum and secured by a general security agreement covering all assets of the Company and the guarantee and postponement of claim of Marilyn Marshall, who is a shareholder of the Company and shares the same household as Mr. Good.

         William DeJong is a partner in the Calgary, Alberta law firm of Ballem MacInnes and a director of the Company. During the period from October 15, 1994, to October 15, 1996, total fees, disbursements and government sales tax paid to Ballem MacInnes by the Company for legal services was Cdn$145,595. Mr. DeJong exercised 50,000 options at Cdn$.10 per share on February 22, 1996. Total consideration received by the Company was Cdn$5,000.

         On October 1, 1996, the Company acquired Hearing Care Associates Group through the acquisition of all of the outstanding shares of three corporations owned by Gregory J. Frazer, who was subsequently appointed Vice President, Business Development and a director of the Company, his wife, Carissa Bennett, and Jami Tanihana (the "HCA Shareholders"). The consideration paid by the Company consisted of $314,724 in cash and 2,389,536 shares of Common Stock of which Mr. Frazer and Ms. Bennett received a total of 1,470,359 shares. Mr.
Frazer and Ms. Bennett also received a total of $314,724 in payment for covenants not to compete.

         Twenty-five percent, or 597,384, of the shares of Common Stock issued to the HCA Shareholders are being held by the Company (the "Retained Shares"). One share of Common Stock will be issued to the HCA Shareholders on a pro rata basis from the Retained Shares for each dollar by which net current assets (as defined in the acquisition agreement) of the acquired corporations exceed certain target amounts. To the extent that such net current assets do not exceed the target amounts, the HCA Shareholders may elect to either pay the Company one dollar or cancel one Retained Share for each dollar of shortfall. A Retained Share is also required to be canceled or a dollar paid to the Company for each dollar by which long term liabilities of the acquired corporations exceed a specified amount, or certain accounts receivable remain uncollected after specified time periods.

         The HCA Shareholders have the right, until September 30, 2001, to require the Company to redeem an aggregate of 15,000 of their shares of Common Stock as of the last day of each calendar quarter at a price of $1.67 per share. The redemption right is noncumulative and expires if not exercised as of the end of any calendar quarter as to such quarter. The Company also agreed to register the shares received by the HCA Shareholders in October 1996 under the Securities Act. Such shares are covered by this Prospectus.

         On October 31, 1996, the Company acquired SONUS in exchange for convertible subordinated notes made payable to certain affiliates of SONUS in the aggregate amount of $2,600,000 convertible into 2,000,000 shares of Common Stock and the assumption of certain liabilities in the amount of $510,000. Included in the liabilities assumed by the Company was an obligation of SONUS to pay Kathy Foltner, Vice President, Operations of the Company, $50,000 in each of 1997, 1998, and 1999, if specified production goals are met, and a promissory note with a balance of $360,000 payable to Ms. Foltner. The promissory note is payable in equal annual installments of $120,000 beginning July 1, 1997, and bears interest at 6% per annum. The Company also agreed to register the shares issuable upon conversion of the convertible subordinated notes under the Securities Act. Such shares are covered by this Prospectus.

         On January 10, 1997, the Company, through its subsidiary HealthCare Hearing Clinics, Inc. ("HCC"), acquired all of the outstanding shares of Hearing Care Associates-Los Angeles, Inc., for $301,000 in cash, of which Gregory J. Frazer received $150,000. Mr. Frazer also received $37,500 in payment for a covenant not to compete.

         On February 28, 1997, the Company, through HCC, acquired all of the outstanding shares of Hearing Care Associates-Arcadia, Inc. for $410,338 in cash, of which Gregory J. Frazer received $205,169. Mr. Frazer also received $43,390 in payment for a covenant not to compete.

         On March 6, 1997, the Company, through HHC, acquired all of the outstanding shares of Hearing Care Associates-Sherman Oaks, Inc., for $26,568 in cash, of which Gregory J. Frazer received $13,284. Mr. Frazer also received $11,261 in payment for a covenant not to compete.

         The Company has entered into an  employment  agreement  with Gregory J.
Frazer   and   a   consulting   agreement   with   Hugh   T.   Hornibrook.   See
"Management--Employment and Consulting Agreements."

         On January 11, 1996, Michael G. Thomson, one of the Company's original shareholders, exercised options for 200,000 shares of Common Stock at Cdn$.10 per share. In connection with such exercise Mr. Thomson paid the Company Cdn$20,000.

         Dr. Eddison G.N. Sinanan, an advisory director of the Company, exercised options for 50,000 shares of Common Stock at Cdn$.25 per share on January 18, 1996, and options for an additional 100,000 shares at Cdn$.25 per share on July 31, 1996. In connection with these exercises, the Company received aggregate consideration of Cdn$37,500.

         On April 1, 1996, Brandon M. Dawson, President of the Company, exercised options for 100,000 shares of Common Stock at a price of Cdn$.38 per share. In connection with such exercise, Mr. Dawson paid the Company Cdn$38,000.

         Roger Larose, formerly the Company's chief operating officer, exercised options for 100,000 shares of Common Stock at Cdn$.38 per share on July 31, 1996, and options for an additional 100,000 shares of Common Stock at Cdn$.38 per share on October 1, 1996. The Company received total consideration of Cdn$76,000 from Mr. Larose.

         On August 16, 1996, Douglas F. Good, a director of the Company, exercised options for 225,000 shares of Common Stock at Cdn$1.00 per share. In connection with such exercise, Mr. Good paid the Company Cdn$225,000.

                             PRINCIPAL SHAREHOLDERS

         The following table sets forth certain information regarding the beneficial ownership, as of February 1, 1997, of the Common Stock by (i) each person known by the Company to own beneficially more than 5% of the Common Stock, (ii) each director of the Company, (iii) the Named Executive Officers, and (iv) all directors and executive officers as a group. Unless otherwise indicated, the Company believes that the persons listed have sole investment and voting power with respect to the Common Stock owned by them. Shares shown as beneficially owned include shares which such persons have the right to acquire within 60 days of February 1, 1997.


=================================================================================================================

    Name and Address                              Amount and Nature                    % of
   of Beneficial Owner                         of Beneficial Ownership             Common Stock
=================================================================================================================
Brandon M. Dawson                                   4,550,000(1)                        23.0%
111 S.W. Fifth Avenue
Suite 2390
Portland, Oregon  97204
-----------------------------------------------------------------------------------------------------------------
Douglas F. Good                                     1,926,762(2)                        10.0%
595 Howe Street
Suite 1120
Vancouver, B.C.  V6C-2T5
-----------------------------------------------------------------------------------------------------------------
Gregory Frazer, Ph.D.                               1,470,359(3)                        7.7%
18531 Roscoe Boulevard
Suite 201
Northridge, California  91324
-----------------------------------------------------------------------------------------------------------------
Gene K. Balzer, Ph.D                                150,000(4)                          *
1000 East Rosser Avenue
Suite D2
Bismark, North Dakota  58501
-----------------------------------------------------------------------------------------------------------------
Hugh T. Hornibrook                                  200,000(5)                          1.0%
2631 West 13th Avenue
Vancouver, B.C.  V6K-2T3
-----------------------------------------------------------------------------------------------------------------
William DeJong                                      157,200(6)                          *
1800 First Canadian Centre
350 7th Avenue, S.W.
Calgary, Alberta  T2P-3N9
-----------------------------------------------------------------------------------------------------------------
Hearing Health Services, Inc.                       2,000,000(7)                        9.4%
1018 W. Ninth Avenue
Suite 310
King of Prussia, Pennsylvania 19406
-----------------------------------------------------------------------------------------------------------------
Sagit Investment Management Ltd.                    2,860,000(8)                        13.0%
789 West Pender Street, Suite 900
Vancouver, B.C. V6H 1H2
-----------------------------------------------------------------------------------------------------------------
All directors and executive officers                9,010,821(9)                        44.2%
as a group (9 persons)

=================================================================================================================

-------------
*        Less than 1% of the outstanding Common Stock

(1) Includes 3,900,000 shares subject to an escrow agreement dated October 7, 1994, of which 1,900,000 shares are subject to an Assignment and Novation Agreement dated

         August 28, 1996, between Mr. Dawson and Roger W. Larose, a former officer of the Company. See "Description of Capital Stock--Escrowed Shares." Also includes 550,000 shares of Common Stock issuable upon the exercise of stock options.

(2) Includes 334,000 shares held by Marilyn Marshall, who shares the same household as Mr. Good.

(3)      Includes 253,091 shares held by Carissa Bennett, Mr. Frazer's wife.

(4) Consists of 150,000 shares of Common Stock issuable upon the exercise of stock options.

(5) Consists of 200,000 shares of Common Stock issuable upon the exercise of stock options.

(6) Includes 75,000 shares of Common Stock issuable upon the exercise of stock options.

(7) Consists of, upon conversion of convertible subordinated notes issued by the Company, 900,000 shares held by Brown's Creek, Inc., 285,120 shares held by Business Development Capital Limited Partnership III, 743,600 shares held by Abbingdon Venture Partners Limited Partnership, and 71,280 shares held by Abbingdon Venture Partners Limited Partnership II, each of whom is an affiliate of Hearing Health Services, Inc.

(8)      Includes  1,430,000  shares  to be  issued  upon  the  exercise  of the
         Company's    February    Warrants.    See   "Description   of   Capital
         Stock--Warrants."

(9) Includes 1,175,000 shares of Common Stock issuable upon the exercise of stock options.


                          DESCRIPTION OF CAPITAL STOCK

         The authorized capital stock of the Company consists of an unlimited number of shares of Common Stock and an unlimited number of shares of Preferred Stock.

Common Stock

         The Company is authorized to issue an unlimited number of shares of Common Stock. Holders of Common Stock are entitled to one vote per share at all meetings of holders of the Common Stock. All shares of Common Stock rank ratably with regard to dividends (if and when declared by the board of directors of the Company). In the event of a liquidation, dissolution, or winding up of the Company, holders of Common Stock are entitled to share equally and ratably in the assets of the Company, if any, remaining after the payment of all liabilities of the Company and the liquidation preference of any outstanding class or series of Preferred Stock. The holders of Common Stock have no preemptive rights under Alberta law or the Company's Articles of Incorporation.

         At March 1, 1997, 19,222,336 shares of Common Stock were issued and outstanding and were fully paid and non-assessable, with 5,250,000 of such shares subject to escrow provisions (see "-Escrowed Shares"). An additional 1,873,250 shares of Common Stock are issuable without additional consideration in connection with the Company's special warrants that were issued in February 1996 (the "February Special Warrants"), and 5,467,410 shares of Common Stock will be issuable without additional consideration upon the exercise of the Company's special warrants that were issued in September 1996 and December 1996 (together, the "September Special Warrants"). In addition, 1,873,250 shares are issuable upon the exercise of share purchase warrants issued upon the exercise or deemed exercise of the February Special Warrants at an exercise price of Cdn$1.50 per share until February 28, 1998 (the "February Warrants"), and 5,467,410 shares will be issuable upon the exercise of share purchase warrants to be issued upon the exercise or deemed exercise of the September Special Warrants at a price of $2.00 per share until August 31, 1998 (the "September Warrants"). If the closing bid for the Company's Common Stock is in excess of $3.00 per share on each of 20 consecutive trading days (as traded on the ASE or another more senior North American stock exchange) after the day on which a receipt is issued for the prospectus for the September Special Warrants and all deficiencies are cleared by the securities commissions in Alberta and British Columbia, the Company has the option, upon 45 days' prior written notice to the holders, to force the exercise or cancellation of the September Warrants.

         In connection with certain acquisitions made by the Company, 136,200 shares of Common Stock are issuable pursuant to the terms of a convertible promissory note due September 1, 1997, and 2,000,000 shares are issuable pursuant to convertible subordinated notes due October 31, 1997. Up to 576,900 shares of Common Stock will be issuable at a price of $1.25 per share pursuant to share purchase warrants to be issued by the Company that will expire on August 31, 1998. Upon the acceptance for listing or quotation of the Common Stock on a recognized stock exchange or national trading market in the United States, the Company will have the option upon 45 days' prior written notice to force the exercise or cancellation of the warrants if the closing bid for the Common Stock is at least $3.00 per share on each of 20 consecutive trading days. In addition, an aggregate of 2.6 million shares of Common Stock are issuable upon the exercise of stock options granted to the Company's officers, employees and directors.

         The Board of Directors may issue an unlimited number of additional shares of Common Stock without any further vote or action by the Company's shareholders, which may cause the interests of existing shareholders to suffer substantial dilution. See "Risk Factors--Potential Issuance of Preferred Stock and Additional Common Stock."

Preferred Stock

         The Company is authorized to issue an unlimited number of shares of Preferred Stock. The board of directors has the authority to issue Preferred Stock in one or more series and to fix the number of shares comprising any such series and the designations, rights, privileges, restrictions, and conditions attaching thereto, including the rate or amount of dividends or the method of calculating dividends, the dates of payment of dividends, the redemption, purchase, and/or conversion price or prices and the terms and conditions of any such redemption, purchase, and/or conversion, and any sinking fund or other provisions, without any further vote or action by the shareholders of the Company. The issuance of Preferred Stock by the board of directors could adversely affect the voting power and other rights of holders of Common Stock. For example, the issuance of shares of Preferred Stock could result in securities outstanding that would have preference over the Common Stock with respect to dividends and upon liquidation and that could (upon conversion or otherwise) enjoy all of the rights of the Common Stock.

         The authority possessed by the board of directors to issue Preferred Stock could potentially be used to discourage attempts by others to obtain control of the Company through merger, tender offer, proxy or consent solicitation or otherwise by making such attempts more costly or more difficult to achieve. There are no agreements or understandings for the issuance of Preferred Stock, and the Company has no plans to issue any shares of Preferred Stock. See "Risk Factors--Potential Issuance of Preferred Stock and Additional Common Stock."

Warrants

         At March 1, 1997, the Company had outstanding 1,873,250 February Warrants governed by an indenture dated February 28, 1996 (the "February Warrant Indenture"), between the Company and The R-M Trust Company, as trustee and warrant agent (the "Trustee"). Each February Warrant entitles the holder thereof to purchase one share of Common Stock at an exercise price of Cdn$1.50 per share until February 28, 1998.

         At March 1, 1997, the Company had outstanding 5,386,410 September Special Warrants issued pursuant to a special warrant indenture between the Company and the Trustee dated September 17, 1996 (the "September Special Warrant Indenture"). Each of 4,576,410 of such September Special Warrants entitles the holder thereof to acquire, upon the exercise or deemed exercise thereof, with no additional consideration, one share of Common Stock and one September Warrant at any time until the earlier of (i) five days from the date of issuance by the securities commission in each of Alberta and British Columbia of a receipt for a prospectus of the Company in relation to the September Special Warrants or (ii) one year following the date on which the Company issues a certificate to a subscriber in respect of the September Special Warrants subscribed for under the September Special Warrant Indenture (the "September Expiry Time"). Each of the remaining 810,000 September Special Warrants entitles the holder thereof to acquire, upon the exercise or deemed exercise thereof, with no additional consideration, 1.1 shares of Common Stock and 1.1 September Warrants at any time until the September Expiry Time. Any September Special Warrants that have not been exercised prior to the September Expiry Time will be deemed to have been exercised at the September Expiry Time without any further action on the part of the holder. In the event that a receipt for a prospectus for the September Special Warrants is not issued in each of Alberta and British Columbia on or before April 8, 1997, holders of September Special Warrants currently entitled to receive one share of Common Stock and one September Warrant will, after such date, be entitled to receive upon the exercise or deemed exercise of each September Special Warrant, 1.1 shares of Common Stock and 1.1 September Warrants.

         The September Warrants will be issued to the holders of the September Special Warrants upon the exercise or deemed exercise thereof and will be subject to an indenture dated September 17, 1996 (the "September Warrant Indenture"), between the Company and the Trustee, as trustee and warrant agent. Each September Warrant entitles the holder to subscribe for one share of Common Stock of the Company at a subscription price of US$2.00 until the expiry thereof. The September Warrants will expire on August 31, 1998. If the closing bid for the Company's Common Stock is in excess of $3.00 per share on each of 20 consecutive trading days (as traded on the ASE or another more senior North American stock exchange) after the day on which a receipt is issued for the prospectus for the September Special Warrants and all deficiencies are cleared by the securities commissions in Alberta and British Columbia, the Company has the option, upon 45 days' prior written notice to the holders, to force the exercise or cancellation of the September Warrants.

         The February Warrant Indenture and September Warrant Indenture each provides that the exercise price per share of Common Stock thereunder is subject to adjustment under certain circumstances, including any subdivision, consolidation, or reclassification of the Common Stock or any reorganization of the Company including amalgamation, merger, or arrangement.

         To the extent that a holder of a February Warrant or September Warrant is entitled to purchase a fraction of a share of Common Stock, such right may be exercised only in combination with other rights which in the aggregate entitle the holder to purchase a whole number of shares of Common Stock. Holders of such warrants are not entitled to any cash payment or other compensation in respect of fractional entitlements. Holders of such warrants do not have any voting or preemptive rights or any other rights as shareholders of the Company.

         In connection with the placement of the September Special Warrants, the Company has agreed to issue 576,900 share purchase warrants each of which is exercisable for one share of Common Stock at an exercise price of $1.25 per share until August 31, 1998. Upon acceptance for listing or quotation of the Common Stock on a recognized stock exchange or national trading market in the United States, the Company will have the option upon 45 days' prior written notice to force the exercise or cancellation of the warrants if the closing bid for the Common Stock is at least $3.00 per share on each of 20 consecutive trading days.

         The Company agreed to register the shares issuable upon exercise of the September Special Warrants, September Warrants, and related share purchase warrants under the Securities Act. Such shares are covered by this Prospectus.

Escrowed Shares

         Pursuant to certain requirements of the Alberta securities commission (the "ASC") and the ASE, certain shares of Common Stock are subject to escrow agreements entered into by the Company and various shareholders.

         Under the terms of an escrow agreement dated January 14, 1994, among the Company, the Trustee, and certain shareholders of the Company, 3,000,000 shares of Common Stock were deposited in escrow with the Trustee. Two million shares have been released from escrow and the last 1,000,000 shares are subject to release on October 21, 1997, upon application to the executive director of the ASC.

         Douglas F. Good, Marilyn E. Marshall, and Trudy McCaffery (the "Original Shareholders"), the Company, and the Trustee are parties to an escrow agreement dated October 7, 1994 (the "Performance Escrow Agreement"), with respect to 4,250,000 shares of Common Stock (the "Performance Shares") that were issued to the Original Shareholders in connection with the Company's acquisition of Fraserview Hearing & Speech Clinic Ltd. The terms of the Performance Escrow Agreement specify that one share of Common Stock is eligible for release from escrow, upon application to the ASE, for each Cdn$0.11 of "cash flow" generated by the Company. For purposes of the Performance Escrow Agreement, "cash flow" is defined as the Company's net income as shown on the Company's audited financial statements, plus depreciation, depletion, deferred taxes, and amortization of goodwill and research and development costs. All of the Performance Shares remain subject to the Performance Escrow Agreement.

         Pursuant to a purchase and sale agreement (the "Share Purchase Agreement") dated as of April 15, 1996, between the Original Shareholders and Brandon M. Dawson, Roger W. Larose, Randall E. Drullinger and Hugh T. Hornibrook (the "Purchasers"), the Original Shareholders sold all of the Performance Shares to the Purchasers for an aggregate consideration of Cdn$816,000. Pursuant to an assignment and novation agreement dated as of August 28, 1996, Roger W. Larose agreed to assign all of his right, title and interest in the Share Purchase Agreement to Brandon M. Dawson, thereby giving Mr. Dawson an additional 1,900,000 shares of Common Stock. In addition, pursuant to an assignment and novation agreement dated as of February 27, 1997, Mr. Hornibrook agreed to assign all of his right, title, and interest in the Share Purchase Agreement to Edwin J. Kawasaki, thereby giving Mr. Kawasaki 100,000 shares of Common Stock. The assignments are subject to the approval of the ASE.

                                CANADIAN TAXATION

                  The following is a summary of the principal Canadian income tax considerations generally applicable to nonresidents of Canada who hold Common Stock as capital property, deal at arm's length with the Company and do not use or hold and are deemed not to use or hold their Common Stock in the course of carrying on a business in Canada and do not carry on an insurance business in Canada. This summary has been prepared by reference to the existing provisions of the Income Tax Act (Canada) (the "Act"), the Income Tax Regulations (the "Regulations"), all published proposals for the amendment of the Act and the Regulations to the date hereof and the published administrative practices of Revenue Canada, the agency that administers the Act. Although this summary does not specifically address the provincial income tax consequences of an investment in Common Stock, generally speaking, provincial taxation does not apply to persons who are not resident in Canada and who do not own or hold property in the course of carrying on a business in Canada. Apart from changes to the Act and the Regulations which have been publicly announced to the date hereof, this summary does not consider the potential for any future alterations to Canadian income tax legislation.

Dispositions of Common Shares

         A nonresident of Canada will only be subject to taxation in Canada under the Act in respect of a disposition of Common Stock if such shares constitute "taxable Canadian property" to such nonresident. Provided that the Common Stock is listed on a recognized stock exchange in Canada at the time of a disposition, they will only constitute "taxable Canadian property" to a holder if the holder, either alone or together with persons with whom the holder does not deal at arm's length, owns or at any time in the five years prior to the date of disposition, has owned in excess of 25% of the issued and outstanding shares of a class or series of the capital of the Company. Persons who are related by blood or marriage or are subject to common control are deemed to deal otherwise than at arm's length; other persons may also be considered to be dealing otherwise than at arm's length in certain circumstances. For the purposes of determining the 25% threshold, rights or options to acquire Common Stock will be treated as ownership thereof. Subject to the comments set out below in respect of the application of the U.S. - Canada Income Tax Convention (the "Convention") to U.S. resident holders, nonresidents whose shares constitute "taxable Canadian property" will be subject to taxation thereon on the same basis as Canadian residents. Generally speaking, three-quarters of the excess of the holder's proceeds of disposition over the adjusted cost basis of the Common Stock, must be included in income as a taxable capital gain, to be taxed at prevailing federal Canadian rates, which range from approximately 25% to 39%.

         Nonresidents whose shares are repurchased by the Company, except in respect of certain purchases made by the Company in the open market, will give rise to the deemed payment of a dividend by the Company to the former holder of Common Stock in an amount equal to the excess paid over the paid-up capital of the Common Stock so repurchased. Such deemed dividend will be excluded from the former holder's proceeds of disposition of his Common Stock for the purposes of computing any capital gain but will be subject to Canadian nonresident withholding tax in the manner described below under "Dividends." In certain limited circumstances, a sale by a holder of the Common Stock to a corporation resident in Canada with which the holder does not deal at arm's length may give rise to the deemed payment of a dividend, to the extent the amount received in consideration therefor exceeds the paid-up capital of the Common Stock disposed of.

         Pursuant to the Convention, shareholders of the Company who are resident in the U.S. for the purposes of the Convention and whose shares might otherwise be "taxable Canadian property" may be exempt from Canadian taxation in respect of any gains on the Common Stock provided the principal value of the Company is not derived from real property located in Canada at the time of the disposition.

Dividends

         Under the Act, withholding tax is imposed at the rate of 25% on the amount of any dividends paid or credited on the Common Stock to a person not resident in Canada. Pursuant to the Convention, the rate of tax on such dividends is reduced to 6% for dividends received in 1996 and 5% thereafter by any U.S. resident corporation who owns in excess of 10% of the voting shares of the corporation, and to 15% in all other instances.

                              INVESTMENT CANADA ACT

         The Investment Canada Act (the "ICA") prohibits the acquisition of control of a Canadian business by non-Canadians without review and approval of the Investment Review Division of Industry Canada, the agency that administers the ICA, unless such acquisition is exempt from review under the provisions of the ICA. The Investment Review Division of Industry Canada must be notified of such exempt acquisitions. The ICA covers acquisitions of control of corporate enterprises, whether by purchase of assets, shares or "voting interests" of an entity that controls, directly or indirectly, another entity carrying on a Canadian business. The ICA will have no effect on the acquisition of shares covered by this Prospectus.

                  Apart from the ICA, there are no other limitations on the right of nonresident or foreign owners to hold or vote securities imposed by Canadian law or the Company's Articles of Incorporation. There are no other decrees or regulations in Canada that restrict the export or import of capital, including foreign exchange controls, or that affect the remittance of dividends, interest or other payments to nonresident holders of the Company's Common Stock, except as discussed elsewhere herein.


                              PLAN OF DISTRIBUTION

         The shares offered hereby may be offered and sold from time to time by the Selling Shareholders, or by pledgees, donees, transferees or other successors in interest. Such offers and sales may be made from time to time at prices and on terms then prevailing or at prices related to the then-current market price, or in negotiated transactions. The methods by which such shares may be sold may include, but not be limited to, the following: (a) a block trade in which the broker or dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account; (c) an exchange distribution in accordance with the rules of such exchange; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) privately negotiated transactions; (f) short sales; and (g) a combination of any such methods of sale. In effecting sales, brokers or dealers engaged by the Selling Shareholders may receive commissions or discounts from the Selling Shareholders or from the purchasers in amounts to be negotiated immediately prior to the sale. The Selling Shareholders may also sell shares in accordance with Rule 144 under the Securities Act. The Company reserves the right to suspend transfers of the shares offered hereby if, in its reasonable judgment, such suspension is necessary to ensure that all material information about the Company has been properly disseminated to the public.

         The Company has advised each Selling Shareholder that he or she and any such brokers, dealers or agents who effect a sale of the shares offered hereby are subject to the prospectus delivery requirements under the Securities Act. The Company also had advised each Selling Shareholder that in the event of a "distribution" of his shares, such Selling Shareholder and any broker, dealer or agent who participates in such distribution may be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations thereunder, including without limitation, the anti-manipulation rules under the Securities Exchange Act of 1934.

         The Selling Shareholders and any brokers participating in such sales may be deemed to be underwriters within the meaning of the Securities Act. There can be no assurance that the Selling Shareholders will sell any or all of the shares offered hereby.

         The Company has agreed to register the shares of certain Selling Shareholders under the Securities Act pursuant to various agreements, and all of such shares are covered by this Prospectus. The Company is bearing substantially all of the costs relating to the registration of the shares offered hereby, except commissions, discounts or other fees payable to a broker, dealer, underwriter, agent or market maker in connection with the sale of any of such shares and the legal fees incurred by the Selling Shareholders, all of which will be borne by the Selling Shareholders. The Company will not receive any of the proceeds from the sale of the shares offered hereby.

         Any commission paid or any discounts or concessions allowed to any broker, dealer, underwriter, agent or market maker and, if any such broker, dealer, underwriter, agent or market maker purchases any of the shares offered hereby as principal, any profits received on the resale of such shares, may be deemed to be underwriting commissions or discounts under the Securities Act.

                                  LEGAL MATTERS

         The legality of the shares offered hereby has been passed upon for the Company by Ballem MacInnes, Calgary, Alberta. William DeJong, a partner in Ballem MacInnes, is a director of the Company.

                                     EXPERTS

         The consolidated financial statements of the Company as of July 31, 1996, and 1995, and for each of the years in the two-year period ended July 31, 1996, have been included in this Prospectus in reliance upon the report of Shikaze Ralston, Chartered Accountants, appearing elsewhere herein and upon the authority of such firm as experts in accounting and auditing.

         The financial statements of Hearing Care Associates Group as of July 31, 1996, and for each of the years in the two-year period ended July 31, 1996, and the financial statements of the Midwest Division of Hearing Health Services, Inc., dba SONUS, as of June 30, 1996, and for each of the years in the two-year period ended June 30, 1996, have been included in this Prospectus in reliance upon the reports of KPMG Peat Marwick LLP, independent certified public accountants, appearing elsewhere herein and upon the authority of said firm as experts in accounting and auditing.

         Effective December 20, 1996, upon the recommendation of the board of directors and approval by the shareholders, the Company retained KPMG Peat Marwick LLP as its independent auditors, replacing Shikaze Ralston. The Company made the change in independent auditors due to its significant and growing operations in the United States and its need to draw upon the services and expertise of a large international accounting and auditing firm. The report of Shikaze Ralston on the consolidated financial statements of the Company referred to above does not contain an adverse opinion or disclaimer of opinion and is not qualified as to uncertainty, audit scope, or accounting principles. In addition, there were no disagreements with Shikaze Ralston on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of Shikaze Ralston, would have caused them to make reference to the subject matter of the disagreements in connection with their report. Before engaging KPMG Peat Marwick LLP as its new independent certified public accountants, the Company did not consult with them regarding any matters related to the application of accounting principles, the type of audit opinion that might be rendered on the Company's financial statements or any other such matters.

                             ADDITIONAL INFORMATION

         A Registration Statement on Form SB-2 relating to the shares offered hereby has been filed by the Company with the Securities and Exchange Commission (the "Commission"). This Prospectus does not contain all of the information set forth in such Registration Statement and the exhibits thereto. For further information with respect to the Company and the shares of Common Stock offered hereby, reference is made to such Registration Statement and exhibits. A copy of the Registration Statement may be inspected and copied at the offices of the Commission at 450 Fifth Street, N. W., Washington, D. C. 20549 and at regional offices of the Commission located at 7 World Trade Center, 13th Floor, New York, New York 10048 and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of all or any part of the Registration Statement may be obtained from the Public Reference Section of the Commission, Washington,
D. C., upon the payment of the fees prescribed by the

Commission. The Commission also maintains a site on the World Wide Web that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission. The address of such site is http://www.sec.gov.

         The Company is not currently subject to the periodic reporting requirements of the Securities Exchange Act of 1934. The Company intends to furnish to its shareholders annual reports containing financial statements audited by an independent public accounting firm.

                         PRO FORMA FINANCIAL INFORMATION

         The "HealthCare Combined" column set forth in the unaudited pro forma condensed combined statement of operations for the year ended July 31, 1996, assumes that the acquisition of Hearing Care Associates Group on October 1, 1996, and the acquisition of the Midwest Division of Hearing Health Services, Inc., dba SONUS on October 31, 1996 (the "Acquisitions"), and application of the estimated net proceeds of the offering by the Company of 4,149,000 September Special Warrants in the United States in December 1996 (the "U.S Offering") had occurred on August 1, 1995. The U.S. Offering was closed and proceeds raised on December 9, 1996.

         The "HealthCare Combined" column set forth in the unaudited pro forma condensed combined statement of operations for the three months ended October 31, 1996, assumes that the Acquisitions and application of the estimated net proceeds of the Offering had occurred on August 1, 1995.

         The unaudited pro forma condensed combined financial information set forth below is not necessarily indicative of the Company's combined financial position or the results of operations that actually would have occurred if the transactions had been consummated on such dates. In addition, such information is not intended to be a projection of results of operations that may be obtained by the Company in the future. The unaudited pro forma combined financial information should be read in conjunction with the consolidated financial statements and related notes thereto included elsewhere in this Prospectus.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET
                                OCTOBER 31, 1996
                                 (in thousands)


                                                                               HealthCare
                                                                                 before
                                                               Pro Forma            U.S.       U.S. Offering     HealthCare
                                                HealthCare    Adjustments        Offering         Proceeds        Combined
Assets
Current assets:
  Cash                                           $     472     $                $       472      $     4,922(b) $     5,394
  Accounts receivable                                1,577                            1,577                           1,577
  Inventory                                            302                              302                             302
  Prepaid expenses                                      98                               98                              98
  Income taxes recoverable                               9                                9                               9
                                                 ---------     -----------      -----------      -----------    -----------
    Total current assets                             2,458               -            2,458            4,922          7,380
                                                 ---------     -----------      -----------      -----------    -----------

Capital assets                                       1,217                            1,217                           1,217
Names, files, reputations and covenants
  not to compete                                     5,898           (252)(a)         5,583                           5,583
                                                                      (63)(a)

Trademarks                                               2                                2                               2
Deferred acquisition costs                             236                              236                             236
Deferred financing costs                                65                               65              (65)(b)          -
                                                 ---------     -----------      -----------      -----------    -----------

    Total assets                                 $   9,876     $     (315)      $     9,561      $     4,857    $    14,418
                                                 =========     ===========      ===========      ===========    ===========

Liabilities and Shareholders' Equity
Current liabilities:
  Bank loan                                      $     120     $                $       120      $              $       120
  Accounts payable and accrued liabilities           1,603                            1,603                           1,603
  Current portion of long-term debt                    204                              204                             204
                                                 ---------     -----------      -----------      -----------    -----------
         Total current liabilities                   1,927               -            1,927                -          1,927

Long-term debt, less current portion                   411                              411                             411
Convertible notes payable                            2,736                            2,736                           2,736
                                                 ---------     -----------      -----------      -----------    -----------

    Total liabilities                                5,074               -            5,074                -          5,074
                                                 ---------     -----------      -----------      -----------    -----------

Shareholders' equity:
  Common stock                                       5,513                            5,513            4,857(b)      10,370
  Retained earnings (deficit)                         (695)          (252)(a)        (1,010)                         (1,010)
                                                                      (63)(a)
  Cumulative translation adjustment                    (16)                             (16)                            (16)
                                                 ---------     -----------      -----------      -----------    -----------
    Total shareholders' equity                       4,802           (315)            4,487            4,857          9,344
                                                 ---------     -----------      -----------      -----------    -----------

    Total liabilities and shareholders'
       equity                                    $   9,876     $     (315)      $     9,561      $     4,857    $    14,418
                                                 =========     ===========      ===========      ===========    ===========


                          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                         FOR THE YEAR ENDED JULY 31, 1996


                                                                      Acquired               Pro Forma                HealthCare
                                              HealthCare             Clinics(d)             Adjustments                Combined
                                              ----------             ----------             -----------                --------
                                                                  (in thousands, except per share amounts)

Revenues                                       $   2,389            $     7,665               $                        $10,054

Expenses:
  Cost of revenues                                 1,018                  2,539                                          3,557
  Operational expenses                             1,836                  5,372                     (556)(c)             6,652
  Depreciation and amortization                      125                    182                      252 (a)               559
                                               ---------            -----------               ----------              --------
    Total operating expenses                       2,979                  8,093                     (304)               10,768
                                               ---------            -----------               ----------              --------
    Income (loss) from
      operations                                    (590)                  (428)                     304                  (714)
Other income                                           8                     14                        -                    22
Income (loss) before income
  taxes                                             (582)                  (414)                     304                  (692)
Income tax expense (benefit)                           -                     25                        -                    25
                                               ---------            -----------               ----------              --------
Net income (loss)                              $    (582)           $      (439)              $      304              $   (717)
                                               =========            ===========               ==========              ========

Pro forma:
  Net loss per common share                                                                                           $  (0.03)
                                                                                                                      ========

  Weighted average number of
    shares outstanding                                                                                                  23,974 (e)
                                                                                                                      ========


                          UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
                                    FOR THE THREE MONTHS ENDED OCTOBER 31, 1996

                                                                       Acquired                Pro Forma             HealthCare
                                               HealthCare              Clinics(d)             Adjustments             Combined
                                               ----------              ----------             -----------             --------
                                                                    (in thousands, except per share amounts)

Revenues                                       $   1,281            $     1,566               $                   $      2,847

Expenses:
  Cost of revenues                                   493                    517                                          1,010
  Operational expenses                             1,010                  1,265                     (276)(f)             1,999
  Depreciation and amortization                       52                     53                       63 (a)               168
                                               ---------            -----------               ----------          ------------
    Total operating expenses                       1,555                  1,835                     (213)                3,177
                                               ---------            -----------               ----------          ------------
    Income (loss) from
      operations                                    (274)                  (269)                     213                  (330)
Other income (expense):
  Interest income                                      1                      -                                              1
  Other, net                                         (28)                     8                        -                   (20)
                                               ---------            -----------               ----------          ------------
    Net other income (expense)                       (27)                     8                        -                   (19)
                                               ---------            -----------               ----------          ------------
Income (loss) before income
  taxes                                             (301)                  (261)                     213                  (349)
Income tax benefit                                                          (31)                                           (31)
                                               ---------            -----------               ----------          ------------
Net income (loss)                              $    (301)           $      (230)              $      213          $       (318)
                                               =========            ===========               ==========          ============

Pro forma:
  Net loss per common share                                                                                       $      (0.01)
                                                                                                                  ============

  Weighted average number of
    shares outstanding                                                                                                  26,787 (e)
                                                                                                                  ============

                 NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL
                                   INFORMATION

(1)  Basis of Presentation

         The "HealthCare Combined" column set forth in the audited pro forma condensed combined statements of operations (i) for the year ended July 31, 1996, gives effect to the Acquisitions and application of the net proceeds of the U.S. Offering as if such transactions had occurred on August 1, 1995 and
(ii) for the three months ended October 31, 1996, gives effect to the Acquisitions and application of the net proceeds of the U.S. Offering as if such transactions had occurred on August 1, 1995.

(2)  Pro Forma Adjustments

         (a) To record amortization of goodwill for the Acquisitions in the amount of $252,000 and $63,000 for the year ended July 31, 1996, and the three months ended October 31, 1996, respectively, as if the Acquisitions had occurred on August 1, 1995.

         (b) To record the sale of 4,149,000 September Special Warrants representing the United States tranche sold by the Company and the receipt of net proceeds of $4,922,000, based on the offering price of $1.25 per September Special Warrant and fees, commissions and offering expenses of $265,000. Associated deferred financing costs of $65,000 are being written off against the net proceeds.

         (c) To record the elimination of year-end bonuses paid to the prior owners of Hearing Care Associates Group in the amount of $556,000, which expense would not have been recognized by the Company under the prior employment contracts with the prior owners.

         (d) Reflects the historical operations of the acquired clinics prior to their acquisition by the Company.

         (e) Includes (i) 2,389,536 shares issued in connection with the acquisition of Hearing Care Associates Group, (ii) 1,905,750 shares to be issued in connection with the sale by the Company of 1,700,000 February Special Warrants, and (iii) 5,467,410 shares to be issued in connection with the sale by the Company of 4,959,000 September Special Warrants.

         (f) To record the elimination of non-recurring acquisition bonuses in the amount of $276,000 paid to certain employees of the acquired clinics immediately prior to the closing date.

Acquisitions (for the year ended July 31,1996)


                                                Hearing Care
                                                  Associates                    SONUS                     Total
                                                  ----------                    -----                     -----
                                                                          (in thousands)
Statement of Operations Data:
Revenues                                           $     4,153                $    3,512              $      7,665

Expenses:
  Cost of revenues                                       1,491                     1,048                     2,539
  Operational expenses                                   3,105                     2,267                     5,372
  Depreciation and amortization                             68                       114                       182
                                                   -----------                ----------              ------------
    Total operating expenses                             4,664                     3,429                     8,093
                                                   -----------                ----------              ------------
    Income (loss) from
      operations                                          (511)                       83                      (428)
Other income, net                                           12                         2                        14
                                                   -----------                ----------              ------------
Net income (loss) before income                           (499)                       85                      (414)
  taxes
Income expense (benefit)                                   (23)                       48                        25
                                                   -----------                ----------              ------------
Net income (loss)                                  $      (476)               $       37              $       (439)
                                                   ===========                ==========              ============


Acquisitions (for periods from August 1, 1996 to date of acquisition)

                                                   Hearing Care
                                                    Associates                  SONUS
                                                  August 1, 1996           August 1, 1996
                                                      through                  through
                                                   September 30,             October 31,
                                                       1996                      1996                       Total
                                                       ----                      ----                       -----
                                                                           (in thousands)
Statement of Operations Data:
Revenues                                            $       790               $       776               $     1,566

Expenses:
  Cost of revenues                                          248                       269                       517
  Operational expenses                                      697                       568                     1,265
  Depreciation and amortization                              20                        33                        53
                                                    -----------               -----------               -----------
    Total operating expenses                                965                       870                     1,835
                                                    -----------               -----------               -----------
    Income (loss) from
      operations                                           (175)                      (94)                     (269)
Other income, net                                             8                         -                         8
                                                    -----------               -----------               -----------
Net income (loss) before income                            (167)                      (94)                     (261)
  taxes
Income tax expense (benefit)                                  -                       (31)                      (31)
                                                    -----------               -----------               -----------
Net loss                                            $      (167)              $       (63)              $      (230)
                                                    ===========               ===========               ===========

                          INDEX TO FINANCIAL STATEMENTS


HealthCare Capital Corp.

Independent Auditors' Report....................................................................................F-2
Consolidated Balance Sheets as of July 31, 1996 and October 31, 1996 (unaudited)................................F-3
Consolidated Statements of Operations and Retained Earnings (Deficit) for the years ended July 31, 1996 and 1995, and for the three months ended October 31, 1996 and 1995 (unaudited)...........................................................................................F-4
Consolidated Statements of Cash Flows for the years ended July 31, 1996 and 1995 and the three months ended October 31, 1996 and 1995 (unaudited)...............................................F-5
Consolidated Statement of Shareholders' Equity for the years ended July 31, 1996 and 1995 and the three months ended October 31, 1996 (unaudited)...............................................F-6
Notes to Consolidated Financial Statements......................................................................F-7

Hearing Care Associates Group

Independent Auditors' Report...................................................................................F-15
Balance Sheet as of July 31, 1996..............................................................................F-16
Statements of Operations for the years ended July 31, 1996 and 1995............................................F-17
Statements of Stockholders' Equity (Deficit) for the years ended July 31, 1996 and 1995........................F-18
Statements of Cash Flows for the years ended July 31, 1996 and 1995............................................F-19
Notes to Consolidated Financial Statements.....................................................................F-20

The Midwest Division of Hearing Health Services, Inc., dba SONUS

Independent Auditors' Report...................................................................................F-24
Balance Sheets as of June 30, 1996 and October 31, 1996 (unaudited)............................................F-25
Statements of Operations and Accumulated Earnings for the years ended June 30,
 1996 and 1995, and the four months ended October 31, 1996 and 1995 (unaudited)................................F-26
Statements of Cash Flows for the years ended June 30, 1996 and 1995, and the four months ended October 31, 1996 and 1995 (unaudited).......................................................F-27
Notes to Consolidated Financial Statements.....................................................................F-28

                                AUDITORS' REPORT



To the Shareholders of
HealthCare Capital Corp.

We have audited the consolidated balance sheet of HealthCare Capital Corp. as at July 31, 1996, and the consolidated statements of operations and retained earnings (deficit) and changes in cash position for the years ended July 31, 1996 and 1995. These financial statements are the responsibility of the company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the company as at July 31, 1996 and the results of its operations and the changes in its cash position for the years ended July 31, 1996 and 1995 in accordance with generally accepted accounting principles as adopted in the United States of America.



Vancouver, Canada                                          /s/ Shikaze Ralston
October 8, 1996                                            Chartered Accountants

                            HEALTHCARE CAPITAL CORP.
                           CONSOLIDATED BALANCE SHEETS
                            (Stated in U.S. Dollars)

                                                                                             July 31    October 31
                                                                                             -------    ----------
                                                                                              1996         1996
                                                                                                        (Unaudited)
                                     ASSETS

Current Assets
    Cash                                                                                   $   11,196      472,444
    Accounts receivable                                                                       402,836    1,577,222
    Inventory                                                                                 143,597      302,089
    Prepaid expenses                                                                           40,996       97,662
    Income taxes recoverable                                                                    8,724        8,766
                                                                                           ----------   ----------

                                                                                              607,349    2,458,183

Capital Assets (Note 5)                                                                       593,192    1,217,181
Names, Files, Reputations and
    Covenants Not To Compete (Note 6)                                                         810,806    5,897,864

Trademarks                                                                                      5,384        2,226
Deferred Acquisition Costs                                                                    263,443      236,015
Deferred Financing Costs                                                                       41,940       64,709
                                                                                           ----------   ----------

                                                                                           $2,322,114   $9,876,178
                                                                                           ==========   ==========

                                   LIABILITIES

Current Liabilities
    Bank loan (Note 7)                                                                     $   33,170   $  119,678
    Accounts payable and accrued liabilities                                                  462,561    1,602,596
    Current portion of long term debt (Note 8)                                                 92,946      204,261
                                                                                           ----------   ----------

                                                                                              588,677    1,926,535

Long Term Debt (Note 8)                                                                        92,474      410,564
Convertible Notes Payable (Note 9)                                                            128,993    2,736,220
                                                                                           ----------   ----------
                                                                                              810,144    5,073,319
                                                                                           ----------   ----------

                              SHAREHOLDERS' EQUITY

Share Capital (Note 10)                                                                     1,925,318    5,513,279
Deficit                                                                                      (394,405)    (695,313)
Cumulative Translation Adjustment (Note 11)                                                   (18,943)     (15,107)
                                                                                           ----------   ----------
                                                                                            1,511,970    4,802,859
                                                                                           ----------   ----------
                                                                                           $2,322,114   $9,876,178
                                                                                           ==========   ==========

              See accompanying notes to the financial statements.

                            HEALTHCARE CAPITAL CORP.
      CONSOLIDATED STATEMENTS OF OPERATIONS AND RETAINED EARNINGS (DEFICIT)
                            (Stated in U.S. Dollars)

                                                                                              Three Month Period
                                                                    Year Ended July 31         Ended October 31
                                                                    ------------------         ----------------
                                                                    1996          1995         1996         1995
                                                                    ----          ----         ----         ----
                                                                                           (Unaudited)   (Unaudited)

Revenue                                                         $2,389,453    $1,719,884   $1,281,060     $513,846
Cost Of Sales                                                    1,017,414       772,973      492,649      233,032
                                                                ----------    ----------   ----------     --------
Gross Profit                                                     1,372,039       946,911      788,411      280,814
                                                                ----------    ----------   ----------     --------

Expenses
    Advertising and promotion                                      207,109        44,021       49,853        5,616
    Amortization                                                   124,920        77,706       52,483       19,431
    Bad debts                                                       11,832         1,283        1,260            -
    Bank charges and interest                                       19,839        17,906       10,265        5,275
    Insurance                                                        6,551         2,728        2,858          221
    Interest on long term debt                                      15,177        20,635          745        5,344
    Legal and accounting                                            77,911        24,514       61,169        4,344
    Management and consulting fees                                 143,993        41,387       36,965       19,283
    Office and miscellaneous                                       121,268        47,191       53,675       20,109
    Rent                                                           207,679       146,471      114,520       37,808
    Salaries and benefits                                          882,705       561,888      605,200      167,193
    Telephone                                                       50,814        32,444       35,974        9,929
    Training                                                        15,770         3,441        1,565          478
    Travel                                                          75,821        16,768       36,419        5,969
                                                                ----------    ----------   ----------     --------
                                                                 1,961,389     1,038,383    1,062,951      301,000
                                                                ----------    ----------   ----------     --------
Loss From Operations                                              (589,350)      (91,472)    (274,540)     (20,186)
Interest Income                                                      7,684             -        1,327            -
Foreign Exchange Loss                                                    -             -      (27,695)           -
Loss On Disposal Of Capital Assets                                       -        (3,493)           -            -
                                                                ----------    ----------   ----------     --------
Loss Before Income Taxes Recovery                                 (581,666)      (94,965)    (300,908)     (20,186)
Income Taxes Recovery                                                    -       (13,967)           -            -
                                                                ----------    ----------   ----------     --------
Net Loss (Note 12)                                                (581,666)      (80,998)    (300,908)     (20,186)
Retained Earnings (Deficit), beginning of period                   187,261       268,259     (394,405)     268,259
                                                                ----------    ----------   ----------     --------
Retained Earnings (Deficit), end of period                      $ (394,405)   $  187,261   $ (695,313)    $248,073
                                                                ==========    ==========   ==========     ========



              See accompanying notes to the financial statements.

HEALTHCARE
CAPITAL
CORP.
                      CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Stated in U.S. Dollars)

                                                                                              Three Month Period
                                                                    Year Ended July 31         Ended October 31
                                                                    ------------------         ----------------
                                                                    1996          1995         1996        1995
                                                                    ----          ----         ----        ----
                                                                                            (Unaudited) (Unaudited)
Cash (Bank Indebtedness) Provided By (Used For)
    Operating Activities
       Net loss for the period                                $  (581,666)    $ (80,998)  $  (300,908)  $(20,186)
       Items not involving cash                                         -             -             -          -
          Amortization                                            124,920        77,706        52,483     19,431
          Loss on disposal of capital assets                            -         3,493             -          -
                                                              -----------     ---------   -----------   --------
                                                                 (456,746)          201      (248,425)      (755)
                                                              -----------     ---------   -----------   --------

       Changes in non-cash working capital
          Accounts receivable                                      (6,890)       77,707        23,765     56,861
          Inventory                                               (16,481)       18,588       (64,673)      (937)
          Prepaid expenses                                        (25,178)        1,236        22,330    (11,277)
          Income taxes                                             14,353       (33,981)            -          -
          Accounts payable and accrued liabilities                 44,987       (16,385)      192,293    (65,522)
          Deferred purchase discounts                             (23,476)       23,148             -     (5,839)
                                                              -----------     ---------   -----------   --------
                                                                  (12,685)       70,313       173,715    (26,714)
                                                              -----------     ---------   -----------   --------
                                                                 (469,431)       70,514       (74,710)   (27,469)
                                                              -----------     ---------   -----------   --------
    Investing Activities
       Purchase of capital assets                                (293,034)      (21,227)     (121,089)   (19,831)
       Purchases of names, files, reputations and
         covenants not to compete                                  (5,340)            -        20,769          -
       Trademarks                                                  (5,374)            -         3,188          -
       Incurrance of deferred acquisition costs                  (262,943)            -        28,746     (4,764)
       Current liabilities assumed on reverse takeover                  -         7,039             -          -
       Net assets acquired in business acquisitions (Note 3)     (440,889)     (244,755)   (6,089,566)         -
                                                              -----------     ---------   -----------   --------
                                                               (1,007,580)     (258,943)   (6,157,952)   (24,595)
                                                              -----------     ---------   -----------   --------
    Financing Activities
       Net proceeds (payments) of long term debt                  104,468       (10,150)      460,522    (22,662)
       Incurrance of deferred financing costs                     (41,861)            -       (22,588)         -
       Advances from (payments to) shareholders                  (234,649)     (139,132)            -      2,525
       Issuance (redemption) of convertible notes                 (31,635)      158,137     2,609,413          -
       Net proceeds on issuance of shares and warrants          1,749,935       175,217     3,587,961     92,698
                                                              -----------     ---------   -----------   --------
                                                                1,546,258       184,072     6,635,308     72,561
                                                              -----------     ---------   -----------   --------
Increase (Decrease) In Cash                                        69,247        (4,357)      402,646     20,497
Effect On Cash Of Changes In Foreign Translation Rate                (710)         (785)       19,087     (4,095)
Cash (Bank Indebtedness), beginning of period                     (90,511)      (85,369)      (68,967)   (85,369)
                                                              -----------     ---------   -----------   --------
Cash (Bank Indebtedness), end of period                       $   (21,974)    $ (90,511)  $   352,766   $(68,967)
                                                              ===========     =========   ===========   ========

Cash (Bank Indebtedness) Consists Of:
    Cash                                                           11,196        16,113       472,444     13,027
    Bank loan                                                     (33,170)     (106,624)     (119,678)   (81,994)
                                                              -----------     ---------   -----------   --------
                                                              $   (21,974)    $ (90,511)  $   352,766   $(68,967)
                                                              ===========     =========   ===========   ========


              See accompanying notes to the financial statements.

                            HEALTHCARE CAPITAL CORP.
                 CONSOLIDATED STATEMENT OF SHAREHOLDERS' EQUITY
                            (Stated in U.S. Dollars)

                                                                               Retained                    Total
                                 Common Stock           Special Warrants       Earnings   Translation   Shareholders'
                              Number       Amount      Number       Amount     (Deficit)   Adjustment      Equity
                              ------       ------      ------       ------     ---------   ----------      ------

Balance, July 31, 1995      11,450,000   $  175,383           -   $            $ 187,261    $(24,319)   $  338,325
                                                                           -
   Issue of Equity           4,472,000      678,277   1,700,000    1,071,658           -           -     1,749,935
   Net Loss For The Year             -            -           -            -    (581,666)          -      (581,666)
   Translation Adjustment            -            -           -            -           -       5,376         5,376
                            ----------   ----------   ---------   ----------   ---------    --------    ----------
Balance, July 31, 1996      15,922,000      853,660   1,700,000    1,071,658    (394,405)    (18,943)    1,511,970
   Issue of Equity           2,714,536    2,604,705     844,000      961,493           -           -     3,566,198
   R&D Tax Credits                   -       21,763           -            -           -           -        21,763
   Net Loss For The Period           -            -           -            -    (300,908)                 (300,908)
   Translation Adjustment            -            -           -            -           -       3,836         3,836
                            ----------   ----------   ---------   ----------   ---------    --------    ----------
Balance, October 31, 1996   18,636,536   $3,480,128   2,544,000   $2,033,151   $(695,313)   $(15,107)   $4,802,859
   (Unaudited)              ==========   ==========   =========   ==========   =========    ========    ==========




              See accompanying notes to the financial statements.

                           HEALTHCARE CAPITAL CORP.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                            (Stated In U.S. Dollars)

1.    Operations

      The Company is in the initial stages of embarking on a major expansion program in the United States through mergers and acquisitions of audiology-based hearing clinics. As such, the proportion of deferred costs to total assets is relatively high in 1996 due to the size and volume of acquisitions completed.

2.    Basis of Consolidation

      These consolidated financial statements report the financial position and results of operations of HealthCare Capital Corp. and its 100% owned Canadian subsidiaries, HC HealthCare Hearing Clinics Ltd., Pacific Hearing Clinics Inc. and Oakridge Hearing Clinics Inc., and its U.S.A. subsidiaries Hearing Clinics, Inc., Hearing Care Associates - Glendale, Inc., Hearing Care Associates - Glendora, Inc. and Hearing Care Associates
      - Northridge, Inc.

3.    Business Acquisitions

      Total net assets acquired in all acquisitions during the year ended July 31, 1996 and three month period ended October 31, 1996 consist of:

                                                                                     July 31            October 31
                                                                                      1996                 1996
                                                                                      ----                 ----

                                                                                                        (Unaudited)

           Non cash working capital                                             $        25,987      $      543,996
           Capital assets                                                               156,865             543,754
                                                                                ---------------      --------------

                                                                                        182,852           1,087,750
           Names, patient files, reputations and covenants not to compete               258,036           5,118,763
                                                                                ---------------      --------------

                                                                                $       440,888      $    6,206,513
                                                                                ===============      ==============

      The Company's acquisitions have been accounted for using the purchase method.

      a)   Langley Hearing Clinic

           On January 2, 1996 HC Hearing Clinics Ltd. acquired certain assets of Langley Hearing Clinic at a cost of $158,762 plus acquisition costs of $6,842. In accordance with the terms of the agreement, consideration consisted of cash in the amount of $106,676 upon closing and a $52,086 note payable bearing interest at 11% per annum.

           Net assets acquired consist of:

                Non cash working capital                                                          $         40,094
                Capital assets                                                                              69,082
                                                                                                  ----------------

                                                                                                           109,176
                Names, patient files, reputations and covenants not to compete                              56,428
                                                                                                  ----------------

                                                                                                  $        165,604
                                                                                                  ================

      b)   Pacific Hearing Clinics Inc. and Oakridge Hearing Clinics Inc.

           On May 1, 1996 the Company acquired 100% of the issued and outstanding shares of Pacific Hearing Clinics Inc. and Oakridge Hearing Clinics Inc., British Columbia corporations operating hearing clinics in Vancouver, British Columbia, at a cost of $165,531 plus acquisition costs of $9,200. In accordance with the terms of the agreement, consideration consisted of cash in the amount of $36,785 and a $128,746 convertible, non-interest bearing promissory note with a term of sixteen months. The promissory note is convertible into common shares of the Company at $1.00 per share during the term of the note.

                           HEALTHCARE CAPITAL CORP.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                            (Stated In U.S. Dollars)

3.    Business Acquisitions (...continued)

           Net assets acquired consist of:

                Non cash working capital                                                          $        (18,067)
                Capital assets                                                                              42,287
                                                                                                  ----------------

                                                                                                            24,220
                Names, patient files, reputations and covenants not to compete                             150,511
                                                                                                  ----------------

                                                                                                  $        174,731
                                                                                                  ================

      c)   Allied Hearing Aid Service

           On July 4, 1996 HealthCare Hearing Clinics, Inc. acquired certain assets of Allied Hearing Aid Service, at a cost of $95,104 plus acquisition costs of $5,449. In accordance with the terms of the agreement, consideration consisted of cash in the amount of $69,538 upon closing with the balance due January 5, 1997.

           Net assets acquired consist of:
                Non cash working capital                                                          $          3,960
                Capital assets                                                                              45,496
                                                                                                  ----------------

                                                                                                            49,456
                Names, patient files, reputations and covenants not to compete                              51,097
                                                                                                  ----------------

                                                                                                  $        100,553
                                                                                                  ================
      d)   Santa Maria Hearing Associates (Unaudited)

           On August 1, 1996 HealthCare Hearing Clinics, Inc. acquired for cash certain assets of Santa Maria Hearing Associates at a cost of $51,164 plus acquisition costs of $10,412.

           Net assets acquired consist of:
                Non cash working capital                                                          $          5,116
                Capital assets                                                                               3,070
                                                                                                  ----------------

                                                                                                             8,186
                Names, patient files, reputations and covenants not to compete                              53,390
                                                                                                  ----------------

                                                                                                  $         61,576
                                                                                                  ================
      e)   Hearing Care Associates (Unaudited)

           On October 1, 1996 HealthCare Hearing Clinics, Inc. completed the merger of Hearing Care Associates ("HCA") through a merger of three
           HCA affiliate corporations at a cost of $3,044,465 plus acquisition costs of $129,756. As consideration for this merger, the Company paid cash of $629,448 and issued 2,389,536 common shares of the Company.

           Net assets acquired consist of:
                Non cash working capital                                                          $        440,952
                Capital assets                                                                             150,186
                                                                                                  ----------------

                                                                                                           591,138
                Names, patient files, reputations and covenants not to compete                           2,583,083
                                                                                                  ----------------

                                                                                                  $      3,174,221
                                                                                                  ================

3.    Business Acquisitions (...continued)

      f)   Hearing Health Services, Inc. doing business as "Sonus" (Unaudited)

           On October 31, 1996, HealthCare Hearing Clinics, Inc. purchased substantially all the assets of Hearing Health Services, Inc. doing business as "Sonus" at a cost of $2,970,716. Sonus operates 12 audiology based clinics in the Chicago, Illinois and Lansing, Michigan greater metropolitan areas. Consideration for this acquisition was in the form of a secured $2,600,000 convertible note payable due October 31, 1997 and a $360,000 note payable. The former note is convertible into 2,000,000 common shares of the Company at the rate of $1.30 per share.

                           HEALTHCARE CAPITAL CORP.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                            (Stated In U.S. Dollars)

           Net assets acquired consist of:
                Non cash working capital                                                          $         97,928
                Capital assets                                                                             390,498
                                                                                                  ----------------

                                                                                                           488,426
                Names, patient files, reputations and covenants not to compete                           2,482,290
                                                                                                  ----------------

                                                                                                  $      2,970,716
                                                                                                  ================

4.    Significant Accounting Policies

      a)   Inventory

           Inventory is recorded at the lower of cost or net realizable value.

      b)   Capital Assets

           Capital assets are recorded at cost and are amortized in the following manner:

      Audiology equipment                     20% Declining  balance
      Office equipment                        20% Declining  balance
      Computer equipment                      30%  Declining  balance
      Leasehold improvements                  Straight line over five years
      Computer software                       30% Declining balance

           In the year of acquisition, amortization is calculated at one-half of the above-noted rates.

      c)   Names, Patient Files, Reputations and Covenants Not To Compete

           The amounts paid for the names, patient files and reputations acquired are equivalent to the purchase price over the fair value of identifiable net assets acquired, as determined by management. These costs are amortized over 40 years using the straight line method. Covenants not to compete represent amounts prepaid under non-competition agreements with certain key management personnel of acquired operations. These costs are amortized using the straight line method over the life of each agreement.

      d)   Trademarks

           Trademarks are amortized over 40 years using the straight line method.

      e)   Deferred Acquisition Costs

           Costs related to the acquisition of clinics are deferred and, upon successful completion of acquisitions, are allocated to the assets acquired and are subject to the accounting policies outlined above.

      f)   Deferred Financing Costs

           Costs related to issuing shares are deferred. Upon the issuance of the related shares, the deferred costs are applied to reduce the net proceeds of the issue.

                           HEALTHCARE CAPITAL CORP.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                            (Stated In U.S. Dollars)


5.    Capital Assets

                                                                                          Net                   Net
                                                                  Accumulated          October 31            July 31
                                                 Cost            Amortization             1996                 1996
                                           ---------------      ---------------     ----------------     ---------------
                                                                                      (Unaudited)
      Audiology equipment                  $       936,415      $       147,187     $        789,228     $       339,188
      Office equipment                             240,941               69,946              170,995              91,258
      Computer equipment                           164,255               65,857               98,398              34,247
      Leasehold improvements                       201,093               61,226              139,867             109,896
      Computer software                             18,693                    -               18,693              18,603
                                           ---------------      ---------------     ----------------     ---------------

                                           $     1,561,397      $       344,216     $      1,217,181     $       593,192
                                           ===============      ===============     ================     ===============

6.    Names, Patient Files, Reputations and Covenants Not To Compete

                                                                            July 31            October 31
                                                                             1996                 1996
                                                                             ----                 ----
                                                                                              (Unaudited)


      Cost                                                             $       861,012      $    5,957,710
      Accumulated amortization                                                  50,206              59,846
                                                                       ---------------      --------------

      Net book value                                                   $       810,806      $    5,897,864
                                                                       ===============      ==============

7.    Bank Loan

      HC HealthCare Hearing Clinics Ltd. maintains a revolving bank demand loan bearing interest at the bank's prime rate plus 1% per annum, secured by a general security agreement covering all assets of the Company, the postponement of claim by the shareholders and the guarantee of a shareholder. The loan provides for a maximum credit limit of $184,275.

8.    Long Term Debt

                                                                                                   July 31             October 31
                                                                                                    1996                 1996
                                                                                                    ----                 ----
                                                                                                                      (Unaudited)
      A secured bank loan payable in instalments of $737 per month plus interest calculated
      at the bank prime rate plus 1 1/2% per annum.                                           $      16,216     $       14,073

      A non-interest  bearing equipment loan from a supplier.  The loan requires monthly  instalments  of $1,268  which may be reduced by up to 50% through the application of
      purchase discounts.                                                                            24,847             22,737

      An equipment loan from a supplier.   The loan requires fifty-two equal instalments every
      four weeks of $2,167 including interest calculated at the rate of 10% per annum.               92,137             92,588

      A note payable in quarterly instalments of $13,954 including interest calculated at 11%
      per annum.                                                                                     26,790                  -

      A note payable requiring annual  instalments of $120,000,  commencing July 1, 1997,
      plus interest calculated at the rate of 6% per annum                                                -            362,693
                                                                                              -------------     --------------

                                                                                              $     159,990     $      492,091
                                                                                              =============     ==============


                                      F-10



                           HEALTHCARE CAPITAL CORP.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                            (Stated In U.S. Dollars)


8.    Long Term Debt (...Continued)

                                                                                            July 31             October 31
                                                                                             1996                 1996
                                                                                             ----                 ----
                                                                                                               (Unaudited)
      Balance Forward                                                                  $        159,990     $       492,091


      Equipment  loans  from  a  supplier.   The  loans  require  total  monthly
      installments of $2,000 including interest calculated at the rate of 9% per
      annum.                                                                                          -              97,670

      A non-interest bearing note payable due January 5, 1997.                                   25,430              25,064
                                                                                       ----------------     ---------------

                                                                                                185,420             614,825

      Current portion                                                                            92,946             204,261
                                                                                       ----------------     ---------------

                                                                                       $         92,474     $       410,564
                                                                                       ================     ===============

9.    Convertible Notes Payable

                                                                                                  July 31             October 31
                                                                                                   1996                 1996
                                                                                                   ----                 ----
                                                                                                                     (Unaudited)
      A non-interest bearing note due September 1, 1997.  The note is convertible into
      common shares of the Company at a rate of $1.00 per share during the term of the note. $        128,993     $       136,220

      A note due October 31, 1997.  The note is convertible into common shares of the
      Company at a rate of $1.30 per share.                                                                 -           2,600,000
                                                                                             ----------------     ---------------

                                                                                             $        128,993     $     2,736,220
                                                                                             ================     ===============

      The non-interest bearing convertible note payable may be converted to common shares of the Company at a conversion rate of $1.00 per share during the term of the note. The note is due September 1, 1997.

10.   Share Capital

      a)   Authorized

           Unlimited common shares without par value

      b)    Issued

                                                          Number            Issue                Net
                                                        Of Shares           Price              Proceeds
                                                        ---------           -----              --------

           Balance, July 31, 1995                      11,450,000                          $       175,383
           Private placement for cash                   3,000,000               $0.14              416,014
           Exercise of options                            600,000      $0.07 to $0.28              101,889
           Conversion of notes payable                    872,000               $0.18              160,374
           Special Warrants (Note 10c)                                                           1,071,658
                                                       ----------      --------------      ---------------

           Balance, July 31, 1996                      15,922,000                          $     1,925,318
           Exercise of options                            325,000      $0.28 to $0.74              195,001
           Acquisition of subsidiary                    2,389,536               $1.01            2,409,704
           R&D Tax Credits (Note 10d)                                                               21,763
           Special Warrants (Note 10c)                                                             961,493
                                                       ----------      --------------      ---------------

           Balance, October 31, 1996 (Unaudited)       18,636,536                          $     5,513,279
                                                       ==========                          ===============

                          HEALTHCARE CAPITAL CORP.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                            (Stated In U.S. Dollars)

10.   Share Capital (...Continued)

      c)   Special Warrants

           On February 28, 1996 the Company issued 1,700,000 Special Warrants at a price of $0.74 for gross proceeds of $1,250,690. The Special Warrants provide for the following:

                Conversion of each Special Warrant to one and one-tenth Units. Each Unit consists of one common share and one share purchase warrant. The Special Warrants are convertible at no additional cost to the holder at the earlier of (i) five business days after the issuance of receipt of a final prospectus from the Securities Commissions in both Alberta and British Columbia or (ii ) February 28, 1997.

                Each share purchase warrant represents the right to purchase one common share at a price of $0.93 to February 28, 1997 and thereafter at a price of $1.10 until expiry on February 28, 1998.

           Finders fees totalling $71,371 were paid in connection with the issue, of which $47,821 was paid in cash and $23,910 by issue of Special Warrants at a deemed price of $0.74.

           On September 23, 1996, the Company closed the first tranche of the September Special Warrant offering, as described in Note 16b, by issuing 844,000 September Special Warrants for gross proceeds of $1,055,000.

      d)   Research and Development Tax Credits

           An additional 112,800 shares were reserved for issuance at a price of $0.19, in connection with the purchase of T.H. Moore Audiology Consultants Ltd. These shares were issued upon receipt of the Scientific and Research Development Tax Credits applied for by T.H. Moore Audiology Consultants Ltd. subsequent to the period end.

      e)   Options

           Stock options exercisable at prices representing fair market value at the time the options were granted are as follows:

                                                                   Number Of            Exercise                  Expiry
                                                                    Shares               Price                     Date

           Balance, July 31, 1995                                      450,000       $0.07 to $0.28           November 21, 1998
                                                                                                              to March 29, 2000
           Granted in the period                                     1,050,000            $0.28               December 19, 2000
                                                                       350,000            $0.74               February 14, 2001
                                                                       400,000            $2.02                   April 1, 2001
                                                                        50,000            $2.10                  April 29, 2001
           Exercised in the period                                    (600,000)      $0.07 to $0.28
                                                                   -----------

           Balance, July 31, 1996                                    1,700,000
           Granted in the period                                       325,000            $1.54                 August 22, 2001
                                                                       600,000            $1.30                 October 7, 2001
           Exercised in the period                                    (325,000)     $0.28 and $0.74
                                                                   -----------

           Balance, October 31, 1996 (Unaudited)                     2,300,000
                                                                   ===========

      f)   Escrow Shares

           A total of 5,250,000 issued shares were held in escrow at October 31, 1996. The release of 1,000,000 shares is subject to time provisions and will be released on October 7, 1997. The release of the remaining 4,250,000 shares is subject to performance provisions.

                          HEALTHCARE CAPITAL CORP.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                            (Stated In U.S. Dollars)

11.   Foreign Currency Translation

      These financial statements have been translated to U.S. dollars from the Company's functional currency, the Canadian dollar, using the current rate method.

12.   Earnings (Loss) Per Share

                                                                                              Three Month Period Ended
                                                        Year Ended July 31                           October 31
                                               ----------------------------------------------------------------------------
                                                     1996                1995                 1996                1995
                                               --------------       --------------      ---------------      --------------
                                                                                           (Unaudited)         (Unaudited)

      Earnings (loss) per share                $        (0.04)      $        (0.01)     $         (0.02)     $        (0.00)
                                               ==============       ==============      ===============      ==============
      Weighted average number of
      shares outstanding during the period         14,210,765           10,102,740           16,937,225          11,450,000
                                               ==============       ==============      ===============      ==============

13.   Related Party Transactions

      A total of $7,725 of management fees were paid or payable to a company controlled by a director and shareholder of the Company during the year ended July 31, 1996.

14.   Income Taxes

      Components of deferred income taxes are as follows:

                                                                       July 31             October 31
                                                                        1996                 1996
                                                                        ----                 ----
                                                                                         (Unaudited)

      Deferred tax assets                                         $        463,000     $       463,000
      Deferred tax liabilities                                             148,000             148,000
                                                                  ----------------     ---------------

                                                                           315,000             315,000
      Valuation allowance                                                  315,000             315,000
                                                                  ----------------     ---------------

                                                                  $              -     $             -
                                                                  ================     ===============

15.   Commitments

      The Company has entered into long term leases for premises which require approximate minimum payments during the next five years as follows:

                                                          (Unaudited)

                     1997                              $        170,360
                     1998                                       157,605
                     1999                                       136,973
                     2000                                        59,426
                     2001                                        31,722

                          HEALTHCARE CAPITAL CORP.

                 NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

                            (Stated In U.S. Dollars)

16.   Subsequent Events

a)    Business Acquisitions

      FHC, Inc. doing business as "Family Hearing Centers"

      On December 17, 1996, HealthCare Hearing Clinics, Inc. acquired all the outstanding shares of FHC, Inc., a New Mexico corporation. FHC, Inc. operates one clinic in Albuquerque, New Mexico. Consideration for this acquisition was $250,000 in cash paid on closing and three year promissory notes for $150,000 bearing interest at 9% per annum.

      Hearing Dynamics, Inc.

      On December 6, 1996, HealthCare Hearing Clinics, Inc. merged with Hearing Dynamic, Inc. ("HDI") a California corporation. The merger of HDI into Hearing Clinics, Inc. was consummated as a tax-free merger whereby shares of the Company were exchanged for all the issued and outstanding shares of HDI. HDI operates 3 hearing clinics in the San Diego, California area. Consideration for this acquisition was $102,600 in cash paid on closing and 408,000 common shares of the Company.

      The purchase price of all acquisitions are subject to adjustment should the actual amount of net current assets acquired as of the closing date vary from the agreed amounts.


b)    Share Capital

      The Company entered into an Agency Agreement on August 22, 1996 to offer for sale on a best efforts basis 4,800,000 September Special Warrants at a price of $1.25 per September Special Warrant. Each September Special Warrant will entitle the holder to acquire upon exercise one common share and one September Warrant. Each September Warrant is exercisable for one common share at a price of $2.00 until August 31, 1998, subject to the right of the Company, upon satisfaction of certain conditions, to force early exercise or cancellation.

      Costs of the issue payable to the agents under the Agency Agreement include a $36,855 corporate finance fee, a syndication fee equal to 1% of the proceeds raised payable in cash or September Special Warrants and a commission equal to 9% of the subscriptions proceeds actually raised.

      In addition, the agents will receive a special option entitling them to acquire purchase warrants equal to 10% of the number of September Special Warrants sold, each of which will be exercisable for one common share of the Company at a price of $1.25 until August 31, 1998, subject to certain rights of the Company to force early exercise or cancellation.


17.   Comparative Figures

      Certain of the prior year's comparative figures have been reclassified to conform with the presentation adopted for the current period.

                          INDEPENDENT AUDITORS' REPORT




To the Shareholders and Board of Directors
HealthCare Capital Corp.:


We have audited the accompanying balance sheet of Hearing Care Associates Group as of July 31, 1996, and the related statements of operations, stockholders' equity (deficit), and cash flows for each of the years in the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Hearing Care Associates Group as of July 31, 1996, and the results of its operations and its cash flows for each of the years in the two year period then ended in conformity with generally accepted accounting principles.




/s/ KPMG Peat Marwick LLP

Portland, Oregon
February 14, 1997

                          HEARING CARE ASSOCIATES GROUP

                                  Balance Sheet

                                  July 31, 1996




                                     ASSETS

Current assets:
    Cash and cash equivalents                                                     $     243,167
    Trade accounts receivable, net of allowance for doubtful
       accounts of $22,130                                                              711,028
    Related party receivable                                                             97,372
    Prepaid expenses and other current assets                                            22,013
                                                                                     ----------

               Total current assets                                                   1,073,580

Equipment and fixtures, net                                                             209,717
Intangible assets, at cost, less accumulated amortization                               163,387
Deferred taxes                                                                           20,600
Other assets, net                                                                         9,678
                                                                                     ----------

               Total assets                                                       $   1,476,962
                                                                                     ==========

               LIABILITIES AND STOCKHOLDERS' EQUITY (DEFICIT)

Current liabilities:
    Accounts payable                                                                    575,362
    Notes payable                                                                       106,438
    Related party payable                                                               437,512
    Accrued payroll and related costs                                                   141,175
    Other accrued expenses and current liabilities                                      261,719
                                                                                      ---------

               Total current liabilities                                              1,522,206

Stockholders' equity (deficit):
    Common stock; authorized 24,000 shares;
       issued and outstanding 2,600 shares                                               70,000
    Accumulated deficit                                                                (115,244)
                                                                                     ----------

               Total stockholders' deficit                                              (45,244)
                                                                                     ----------
                                                                                  $   1,476,962
                                                                                     ==========


See accompanying notes to financial statements.

                          HEARING CARE ASSOCIATES GROUP

                            Statements of Operations

                       Years ended July 31, 1996 and 1995




                                                                             1996         1995

Sales, net                                                              $  4,153,171     3,253,741
Cost of sales                                                              1,490,534       739,371
                                                                          ----------    ----------

               Gross profit                                                2,662,637     2,514,370
                                                                          ----------    ----------

Expenses:
    Selling expenses                                                       2,949,340     2,147,185
    General and administrative expenses                                      223,783        72,003
                                                                          ----------    ----------

                                                                           3,173,123     2,219,188
                                                                          ----------    ----------

               (Loss) income from operations                                (510,486)      295,182


    Other income (expense) net                                                11,727        (9,817)
                                                                          ----------    ----------

               (Loss) income before income taxes                            (498,759)      285,365
                                                                          ----------    ----------

    Income tax (benefit) expense                                             (22,900)      108,883
                                                                          ----------    ----------

               Net (loss) income                                        $   (475,859)      176,482
                                                                          ==========    ==========


See accompanying notes to financial statements.

                          HEARING CARE ASSOCIATES GROUP

                  Statements of Stockholders' Equity (Deficit)

                       Years ended July 31, 1996 and 1995




                                                                                               Total
                                                                                           stockholders'
                                                       Common Stock           Accumulated     equity
                                                    Shares        Par Value     Deficit      (Deficit)
                                                    ------        ---------     -------      ---------

Balances at July 31, 1994                             2,600    $   70,000       184,133        254,133

Net income                                               -             -        176,482        176,482
                                                    -------       -------      --------       --------

Balances at July 31, 1995                             2,600        70,000       360,615        430,615

Net loss                                                 -             -       (475,859)      (475,859)
                                                    -------       -------       -------        -------

Balances at July 31, 1996                             2,600    $   70,000      (115,244)       (45,244)
                                                    =======       =======       =======       ========


See accompanying notes to financial statements.

                          HEARING CARE ASSOCIATES GROUP

                            Statements of Cash Flows

                       Years ended July 31, 1996 and 1995




                                                                                     1996        1995
                                                                                     ----        ----

Cash flows from operating activities:
    Net (loss) income                                                            $ (475,859)    176,482
    Adjustments to reconcile net (loss) income to
       net cash provided by (used in) operations:
         Depreciation and amortization                                               68,091      61,422
         Deferred income taxes                                                       54,000     (34,178)
         Changes in current assets and liabilities:
               Increase in accounts receivable                                     (147,794)   (358,299)
               Decrease (increase) notes receivable - related party                  57,067     (20,131)
               (Increase) decrease in prepaid
                  expenses and other current assets                                 (37,548)     13,568
               Increase in accounts payable                                         173,483      56,197
               Increase in accrued expenses and
                  other current liabilities                                         223,671      71,144
                                                                                   --------    --------

                    Net cash used in operating activities                           (84,889)    (33,795)
                                                                                    -------    --------

Cash flows from investing activities:
    Purchases of equipment and fixtures                                             (66,597)    (17,313)
    Acquisition of intangible assets                                                (17,493)     (3,245)
                                                                                   --------    --------

                    Net cash used in investing activities                           (84,090)    (20,558)
                                                                                   --------    --------

Cash flows from financing activities:
    Net proceeds from related parties                                               248,578     255,095
    Repayments on notes payable                                                     (85,176)    (71,800)
                                                                                   --------    --------

                    Net cash provided by financing activities                       163,402     183,295
                                                                                   --------    --------

                    Net increase (decrease) in cash and
                       cash equivalents                                              (5,577)    128,942

Cash and cash equivalents at beginning of year                                      248,744     119,802
                                                                                   --------    --------

Cash and cash equivalents at end of year                                         $  243,167     248,744
                                                                                   ========    ========

Supplemental disclosures of cash flow information:
    Interest paid                                                                $   21,104      13,349
                                                                                   ========    ========
    Income taxes paid                                                            $        0     143,061
                                                                                   ========    ========


See accompanying notes to financial statements.

                          HEARING CARE ASSOCIATES GROUP

                          Notes to Financial Statements

                                  July 31, 1996




(1) ORGANIZATION AND OPERATIONS

    Hearing Care Associates Group (the "Company") consists of Hearing Care Associates - Northridge, Inc., Hearing Care Associates - Glendale, Inc., and Hearing Care Associates - Glendora, Inc., and provides hearing rehabilitation services through a network of clinics located in the Los Angeles, California, metropolitan area. Each entity is a California corporation.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   (a) CASH AND CASH EQUIVALENTS

      For purposes of reporting cash flows, cash and cash equivalents include cash on hand and short-term investments with original maturities of 90 days or less.

   (b) NET REVENUES

      Revenues from the sale of hearing aid products are recognized at the time of delivery. Revenues from the provision of hearing care diagnostic services are recognized at the time that such services are performed.

   (c) EQUIPMENT AND FIXTURES

      Equipment and fixtures are stated at cost less accumulated depreciation and amortization. Additions and betterments are capitalized, and maintenance and repairs are charged to current operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation and amortization are removed from the accounts, and the gain or loss on such dispositions is reflected in current operations. Amortization of leasehold improvements is provided on an accelerated basis over the term of the lease or estimated useful lives of the assets, whichever is less. Depreciation is provided on an accelerated basis. Estimated useful lives of the assets are:

             Professional equipment                                 7 - 10 years
             Furniture and fixtures                                 7 - 10 years
             Office equipment                                        5 - 7 years
             Leasehold improvements                                      7 years

   (d) INCOME TAXES

       The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.

                                                                     (Continued)

                          HEARING CARE ASSOCIATES GROUP

                          Notes to Financial Statements




   (e) INTANGIBLE ASSETS

      Intangible assets consist of non-compete agreements, purchased patient listings and goodwill (the cost in excess of net assets acquired in a purchase tranasaction). Goodwill and patient listings are being amortized on a straight-line basis over 15 years. Non-compete agreements are amortized on a straight-line basis over the life of the contract.

   (f) CONCENTRATIONS OF CREDIT RISK

      Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and trade receivables. The Company places its cash with high credit quality institutions. At times such amounts may be in excess of the FDIC insurance limits. The Company's trade accounts receivable are derived from numerous private payors, insurance carriers, health maintenance organizations and government agencies. Concentration of credit risk relating to trade accounts receivable is limited due to the diversity and number of patients and payors.

   (g) FAIR VALUE OF FINANCIAL INSTRUMENTS

      The carrying value of financial instruments such as cash and cash equivalents, trade receivables, notes receivable, trade payables and notes payable, approximate their fair value.

   (h) USE OF ESTIMATES

      Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.

(3) EQUIPMENT AND FIXTURES

    Equipment and fixtures consist of the following at July 31, 1996:

        Professional equipment                              $  254,431
        Office equipment                                       193,736
        Furniture and fixtures                                 143,921
        Leasehold improvements                                  76,627
                                                            ----------

                                                               668,715

        Less accumulated depreciation                          458,998
                                                            ----------

                                                            $  209,717
                                                            ==========

    Depreciation expense for fiscal 1996 and 1995 was $57,172 and $49,236, respectively.


                                                                     (Continued)

                          HEARING CARE ASSOCIATES GROUP

                          Notes to Financial Statements




(4) NOTES PAYABLE

           Equipment  loans payable to supplier.
           The loans are due April 15, 1998, and
           require total monthly installments of
           $2,000, including interest calculated
           at the rate of 9 percent per annum.                  $  106,438
                                                                ==========


(5) INCOME TAXES

    The components of the 1996 and 1995 provision (benefit) for income taxes are as follows:
                                               Year ended
                                                July 31
                                        -----------------------
                                          1996           1995
                                        --------       --------

       Current:
          Federal                       $(76,900)      $120,449
          State                                0         22,612
                                        --------       --------
                                         (76,900)       143,061
                                        --------       --------

       Deferred:
          Federal                         45,465        (28,776)
          State                            8,535         (5,402)
                                        --------       --------
                                          54,000        (34,178)
                                        --------       --------

             Total                      $(22,900)      $108,883
                                        ========       ========

    At July 31, 1995, the difference between the total income tax expense and the income tax expense computed using the statutory federal income tax rate was due primarily to state tax expense, net of federal tax benefit. At July 31, 1996, the difference between the total income tax benefit and the income tax benefit computed using the statutory federal income tax rate was due primarily to state tax benefit, net of federal effect, as well as an increase in the valuation allowance.

    The net deferred tax asset of $20,600 at July 31, 1996, consists primarily of net operating loss carryovers and differences resulting from using the cash method of accounting for income tax purposes. No valuation allowance was deemed necessary at July 31, 1995. An increase in the valuation allowance during the year resulted in a valuation allowance at July 31, 1996 of approximately $156,000.

    At July 31, 1996, the Company has a net operating loss carryforward for federal income tax purposes of approximately $274,000.


                                                                     (Continued)

                          HEARING CARE ASSOCIATES GROUP

                          Notes to Financial Statements




(6) OPERATING LEASES

    The Company leases offices and equipment under noncancelable operating leases which require future minimum annual rentals as follows:

        Year ending July 31:
           1997                      $  241,139
           1998                         207,000
           1999                         208,908
           2000                         212,731
           2001                         216,665
           Thereafter                   376,956
                                     ----------
                                     $1,463,399
                                     ==========



    Certain of the leases contain renewal options and escalation clauses which require payments of additional rent to the extent of increases in related operating costs. Rent expense for fiscal 1996 and 1995 was $208,868 and $236,293, respectively.

(7) RELATED PARTY TRANSACTIONS

    The Company receives advances to fund operations from stockholders who are also employees and officers of the Company. The balance due to these stockholders is $437,512 at July 31, 1996. Employees who are stockholders have also received periodic advances from the Company. The total amount due to the Company from these employees is $97,372 at July 31, 1996, all of which is due within the next fiscal year.

 (8) SUBSEQUENT EVENT

    As of October 1, 1996, the Company was acquired by HealthCare Hearing Clinics, Inc., a Washington corporation and a wholly-owned subsidiary of HealthCare Capital Corp., a corporation organized under the laws of the province of Alberta, Canada.

                          INDEPENDENT AUDITORS' REPORT




To the Shareholders and Board of Directors
HealthCare Capital Corp.:


We have audited the accompanying balance sheet of the Midwest Division of Hearing Health Services, Inc. dba Sonus as of June 30, 1996, and the related statements of operations and accumulated earnings and cash flows for each of the years in the two years then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Midwest Division of Hearing Health Services, Inc. dba Sonus as of June 30, 1996, and the results of its operations and cash flows for each of the years in the two year period then ended in conformity with generally accepted accounting principles.





/s/ KPMG Peat Marwick LLP

Portland, Oregon
January 16, 1997

                         THE MIDWEST DIVISION OF HEARING
                         HEALTH SERVICES, INC. dba SONUS

                                 Balance Sheets

                                  June 30, 1996




                                                                          June 30,    October 31,
                                   ASSETS                                   1996         1996
                                   ------                                   ----         ----
                                                                                      (Unaudited)

Current assets:
    Cash and cash equivalents                                           $  139,396       108,240
    Trade accounts receivable, net of allowance
       for doubtful accounts of $57,297                                    313,614       301,567
    Accounts receivable - other                                                965           512
    Inventory                                                               62,619        43,161
    Prepaid expenses and other current assets                               11,049        35,808
                                                                          --------      --------

               Total current assets                                        527,643       489,288

Equipment and fixtures, net                                                389,523       364,879
Deferred taxes                                                              39,179        39,179
Other assets, net                                                           25,628        24,212
                                                                          --------      --------
                                                                           454,330       428,270
                                                                          --------      --------

               Total assets                                             $  981,973       917,558
                                                                          ========      ========

                    LIABILITIES AND RETAINED EARNINGS

Current liabilities:
    Accounts payable                                                       221,399       224,238
    Accrued payroll and related costs                                      127,164       101,433
    Patient deposits                                                        23,927        36,330
    Other accrued expenses                                                  23,538        27,937
    Capital lease obligations                                                8,875         1,775
                                                                          --------      --------

               Total current liabilities                                   404,903       391,713

Related party payable                                                      277,923       279,126
                                                                          --------      --------

               Total liabilities                                           682,826       670,839
                                                                          --------      --------

Retained earnings                                                          299,147       246,719
                                                                          --------      --------

               Total liabilities and retained earnings                  $  981,973       917,558
                                                                          ========      ========


See accompanying notes to financial statements.

                         THE MIDWEST DIVISION OF HEARING
                         HEALTH SERVICES, INC. dba SONUS

                Statements of Operations and Accumulated Earnings

                       Years ended June 30, 1996 and 1995




                                                     Years ended             Four months ended
                                                       June 30                   October 31
                                                       -------                   ----------
                                                  1996         1995          1996         1995
                                                  ----         ----          ----         ----
                                                                                 (Unaudited)

Sales, net                                   $  3,462,657     3,342,369    1,105,839     1,314,008
Cost of sales                                   1,018,371     1,119,018      370,323       378,919
                                               ----------    ----------   ----------    ----------

               Gross profit                     2,444,286     2,223,351      735,516       935,089
                                               ----------    ----------   ----------    ----------

Expenses:
    Selling expenses                            1,981,736     1,827,201      709,106       687,539
    General and administrative expenses           340,610       269,390      110,122       102,902
                                               ----------    ----------   ----------    ----------

                                                2,322,346     2,096,591      819,228       790,441
                                               ----------    ----------   ----------    ----------

               Income (loss) from operations      121,940       126,760      (83,712)      144,648
                                               ----------    ----------   ----------    ----------

    Interest income                                 1,593            -           485            -
                                               ----------    ----------   ----------    ---------

                                                    1,593            -           485            -
                                               ----------    ----------   ----------    ---------

               Net income (loss) before
                 income taxes                     123,533       126,760      (83,227)      144,648
                                               ----------    ----------   ----------    ----------

Income tax expense (benefit)                       47,687        41,024      (30,799)       57,298
                                               ----------    ----------   ----------    ----------

Net income (loss)                                  75,846        85,736      (52,428)       87,350

Accumulated earnings, beginning of period         223,301       137,565      299,147       223,301
                                               ----------    ----------   ----------    ----------

Accumulated earnings, end of period          $    299,147       223,301      246,719       310,651
                                               ==========    ==========   ==========    ==========


See accompanying notes to financial statements.

                         THE MIDWEST DIVISION OF HEARING
                         HEALTH SERVICES, INC. dba SONUS

                            Statements of Cash Flows

                       Years ended June 30, 1996 and 1995



                                                                       Years ended         Four months ended
                                                                         June 30               October 31
                                                                         -------               ----------
                                                                     1996       1995        1996        1995
                                                                     ----       ----        ----        ----
                                                                                               (Unaudited)

Cash flows from operating activities:
    Net income (loss)                                           $    75,846      85,736     (52,428)    87,350
    Adjustments to reconcile net income (loss) to net cash
       provided by (used in) operations:
         Depreciation                                               108,430      90,677      41,200     16,218
         Deferred taxes                                             (13,471)      7,226           -          -
         Changes in current assets and liabilities:
               (Increase) decrease in accounts receivable           (18,170)   (199,543)     12,047     53,717
               Decrease (increase) in inventory                      49,179      (9,676)     19,458     46,672
               Decrease (increase) in prepaids and other assets      11,302     (27,126)    (22,890)     1,144
               (Decrease) increase in accounts payable              (80,598)     94,897       2,839   (117,433)
               Increase (decrease) in accrued liabilities            15,918      (2,906)    (25,731)    (3,536)
               (Decrease) increase in patient deposits              (20,926)     18,439      12,403      8,897
               (Decrease) increase in other liabilities              (1,037)     58,974     (26,400)    43,115
                                                                   --------    --------   ---------   --------

                  Net cash provided by (used in)
                      operating activities                          126,473     116,698     (39,502)   136,144
                                                                   --------    --------   ---------   --------

Cash flows from investing activities:
    Purchases of equipment and fixtures                            (103,853)   (202,904)    (16,556)   (41,243)
                                                                    -------     -------   ---------   --------

                  Net cash used in investing activities            (103,853)   (202,904)    (16,556)   (41,243)
                                                                    -------     -------   ---------   --------

Cash flows from financing activities:
    Net payments on capital leases                                  (24,556)          -      (7,100)   (10,356)
    Net (repayments to) proceeds from related parties                (6,188)    180,497      32,002    (19,799)
                                                                   --------    --------   ---------   --------

                  Net cash (used in) provided by
                      financing activities                          (30,744)    180,497      24,902    (30,155)
                                                                   --------    --------   ---------   --------

Net (decrease) increase in cash and cash equivalents                 (8,124)     94,291     (31,156)    64,746

Cash and cash equivalents at beginning of period                    147,520      53,229     139,396    147,520
                                                                   --------    --------   ---------   --------

Cash and cash equivalents at end of period                      $   139,396     147,520     108,240    212,266
                                                                   ========    ========   =========   ========

Supplemental disclosures of cash flow information:
    Interest paid                                               $     4,068      14,437         820      1,025
                                                                   ========    ========   =========   ========

    Income taxes paid                                           $    61,158      33,798           0     57,298

Schedule of non cash investing and financing activities:
    Capital lease obligation                                    $         -      33,431           -          -
                                                                   ========    ========   =========   ========

See accompanying notes to financial statements.

                         THE MIDWEST DIVISION OF HEARING
                         HEALTH SERVICES, INC. dba SONUS

                          Notes to Financial Statements

                                  June 30, 1996




(1) ORGANIZATION AND OPERATIONS

    The Midwest Division of Hearing Health Services, Inc. dba Sonus (the Company) consists of the Michigan and Illinois operations of Hearing Health Services, Inc., which was organized under the laws of the State of Delaware on February 19, 1991 for the purpose of providing diagnostic, rehabilitation and preventative hearing health care products and services to patients. Certain investment partnerships managed by Foster Management, a related party and major stockholder, own a controlling interest in the Company.

    Prior to July 11, 1991, the Company was organized under the laws of the State of Michigan doing business as Audio Vestibular Testing Centers, Inc., and in the state of Illinois doing business as Integrated Health Services, Inc. The Company's activities were limited to certain organizational activities. The Company presently conducts the majority of its operations in the states of Michigan and Illinois.

(2) SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

    (a) CASH AND CASH EQUIVALENTS

        For purposes of reporting cash flows, cash and cash equivalents include cash on-hand and short-term investments with original maturities of 90 days or less.

    (b) NET REVENUES

        Revenues from the sale of hearing aid products are recognized at the time of delivery. Revenues from the provision of hearing care diagnostic services are recognized at the time that such services are performed.

    (c) INVENTORY

        Inventory is stated at the lower of cost, determined on the first-in, first-out method, or market value. Inventory consists of hearing aids and batteries, which have been purchased from vendors for resale to customers.


                                                                     (Continued)

                         THE MIDWEST DIVISION OF HEARING
                         HEALTH SERVICES, INC. dba SONUS

                          Notes to Financial Statements




    (d) EQUIPMENT AND FIXTURES

        Equipment and fixtures are stated at cost less accumulated depreciation and amortization. Additions and betterments are capitalized, and maintenance and repairs are charged to current operations as incurred. The cost of assets retired or otherwise disposed of and the related accumulated depreciation and amortization are removed from the accounts, and the gain or loss on such dispositions is reflected in current operations. Amortization of leasehold improvements is provided on the straight-line method over the term of the lease or estimated useful lives of the assets, whichever is less. Depreciation is provided on the straight-line method. Estimated useful lives of the assets are:

          Professional equipment                                         7 years
          Furniture and fixtures                                         5 years
          Office equipment                                               5 years
          Leasehold improvements                                     1 - 5 years

    (e) INCOME TAXES

        The Company accounts for income taxes under the asset and liability method. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date.


    (f) CONCENTRATIONS OF CREDIT RISK

        Financial instruments, which potentially subject the Company to concentration of credit risk, consist principally of cash and trade receivables. The Company places its cash with high credit quality financial institutions. At times such amounts may be in excess of the
        FDIC insurance limits. The Company's trade accounts receivable are derived from numerous private payors, insurance carriers, health maintenance organizations and government agencies. Concentration of credit risk relating to trade accounts receivable is limited due to the diversity and number of patients and payors.

    (g) FAIR VALUE OF FINANCIAL INSTRUMENTS

        The carrying value of financial instruments such as cash and cash equivalents, trade receivables, notes payable and trade payables, approximate their fair value.

    (h) USE OF ESTIMATES

        Management of the Company has made a number of estimates and assumptions relating to the reporting of assets and liabilities and the disclosure of contingent assets and liabilities to prepare these financial statements in conformity with generally accepted accounting principles. Actual results could differ from those estimates.


                                                                     (Continued)

                         THE MIDWEST DIVISION OF HEARING
                         HEALTH SERVICES, INC. dba SONUS

                          Notes to Financial Statements


(3) EQUIPMENT AND FIXTURES

    Equipment and fixtures consist of the following at June 30, 1996:

        Professional equipment                                       $  329,453
        Office equipment                                                194,327
        Furniture and fixtures                                           74,445
        Leasehold improvements                                           64,480
                                                                     ----------

                                                                        662,705

        Less accumulated depreciation and amortization                 (273,182)
                                                                     ----------

                                                                     $  389,523
                                                                     ==========

    Property and equipment at June 30, 1996 includes assets acquired under capital leases of $23,402, net of accumulated depreciation of $10,029.

    Depreciation expense for fiscal years 1996 and 1995 was $108,430 and $90,677, respectively.

(4) INCOME TAXES

    The Company is a division of, and its operations are included in the tax return for, Hearing Health Services, Inc. Income taxes on the accompanying financial statements are provided on a stand-alone basis as if the Company filed its own tax return.

    The components of the 1996 and 1995 provision (benefit) for income taxes are as follows:

                                                    Year
                                                    Ended
                                                   June 30,
                                                   --------
                                             1996           1995
                                             ----           ----
      Current:
        Federal                            $51,492        $28,456
        State                                9,666          5,342
                                           -------        -------

                                            61,158         33,798
                                           -------        -------

      Deferred:

        Federal                            (11,342)         6,083
        State                               (2,129)         1,143
                                           -------        -------

                                           (13,471)         7,226
                                           -------        -------

            Total                          $47,687        $41,024
                                           =======        =======

    The difference between the total income tax expense and the income tax expense computed using the statutory federal income tax rate for years ended June 30, 1996 and 1995 is as follows:

        Computed tax expense at
          statutory rate                     34.0%          34.0%
        State tax expense, net of
          federal taxes                       4.0%           2.1%
        Nondeductible expenses                0.6%           4.2%
                                             -----          -----

            Total                            38.6%          40.3%
                                             =====          =====

    The deferred income tax asset of $39,179 at June 30, 1996 relates primarily to certain reserves not currently deductible for tax purposes. No valuation allowance was deemed necessary and there was no change in the valuation allowance from the prior year. It is more likely than not that the entire amount of the deferred tax asset will be realized due to the taxable income from the carryback availability in prior years.

                                                            (Continued)

                         THE MIDWEST DIVISION OF HEARING
                         HEALTH SERVICES, INC. dba SONUS

                          Notes to Financial Statements




(5) LEASES

    (a) OPERATING LEASES

        The Company leases office and equipment under noncancellable operating leases which require future minimum annual rentals as follows:

         Year ending June 30
             1997                                                    $  171,811
             1998                                                       152,483
             1999                                                       101,023
             2000                                                        54,387
             2001                                                        50,156
             Thereafter                                                  89,090
                                                                       --------

                                                                     $  618,950
                                                                     ==========

        Certain of the leases contain renewal options and escalation clauses which require payments of additional rent to the extent of increases in related operating costs. Rent expense for fiscal 1996 and 1995 was $195,369 and $194,821, respectively.

    (b) CAPITAL LEASES

        The Company leases certain professional equipment under capital leases expiring through 1996. Future minimum lease payments related to capital leases at June 30, 1996 are as follows:

          Total minimum lease payments
            (payable in fiscal year 1997)                             $   9,900
          Amounts representing interest                                   1,025
                                                                         ------

          Present value of net minimum lease payments                 $   8,875
                                                                         ======

(6) RELATED PARTY TRANSACTIONS

    The Company receives advances to fund operations from related partnerships managed by Foster Management. The balance due from the Company to these partnerships is $277,923 at June 30, 1996.

    The balance of the related party payable was not assumed by HealthCare Hearing Clinics, Inc., in its acquisition of the Company subsequent to year-end (see note 8). Therefore, the related party payable balance is reflected as a non-current liability on the accompanying financial statements.

    The Company also leases corporate office space from a related party under an agreement which expires in February, 2003. Rent expense recorded for fiscal 1996 was $12,528.

(7) DEFINED CONTRIBUTION PLAN

    The Company sponsors a defined contribution plan that provides eligible employees (employees that have been employed for 12 months from their date of hire) the opportunity to accumulate funds for their retirement. The plan does not require Company contributions, nor have any contributions been made by the Company for the years ended June 30, 1996 and 1995.

(8) SUBSEQUENT EVENT

    As of October 31, 1996, the Company was acquired by HealthCare Hearing Clinics, Inc., a Washington corporation and a wholly-owned subsidiary of HealthCare Capital Corp., a corporation organized under the laws of the Province of Alberta, Canada.

                Part II - Information Not Required in Prospectus

Item 24.  Indemnification of Directors and Officers

         Part 8 of the Registrant's bylaws requires the Registrant to indemnify, to the extent permitted by the Business Corporations Act (Alberta) (the "Act"), directors and officers, former directors and officers, and any person who acts or acted at the Registrant's request as a director or officer of a body corporate of which the Registrant is or was a shareholder or a creditor, and his heirs and legal representatives, from and against:

              (a) all costs, charges, and expenses, including any amount to settle an action or satisfy a judgment reasonably incurred by him in respect of any civil, criminal, or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant; and

              (b) all other costs, charges, and expenses incurred in connection with the defense of any civil, criminal, or administrative action or proceeding to which he is made a party by reason of being or having been a director or officer of the Registrant.

         The effect of this provision of the Registrant's bylaws when considered in light of Part 9, Section 119 of the Act is to grant a right of indemnification to the above referenced individuals against all expenses (including attorney fees and settlement costs) reasonably incurred in each of the following circumstances:

              (a) the individual (i) acted honestly and in good faith with a view to the best interests of the Registrant and (ii) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds to believe that his conduct was lawful;

              (b) the individual was substantially successful on the merits on his defense of the action or proceeding and acted honestly and in good faith with a view to the best interests of the Registrant, and in the case of a criminal or administrative action, had reasonable grounds for believing his conduct was lawful; and

              (c) in the case of an action on behalf of the Registrant to procure a judgment in its favor, to which the individual is made a party by reason of being or having been a director or officer of the Registrant, the individual acted honestly and in good faith with a view to the best interests of the Registrant, and the court approves such indemnification.

         The Act also permits the Registrant to purchase and maintain insurance for the protection of (i) its directors and officers and (ii) any director or officer of another body corporate acting at the request of the Registrant, against liabilities incurred in such person's capacity as a director or officer of the Registrant or of such other body corporate, except when such liability relates to such person's failure to act honestly and in good faith with a view to the best interests of the Registrant or such other body corporate.

Item 25.  Other Expenses of Issuance and Distribution

         The following table sets forth an itemized statement of expenses of the Registrant in connection with the sale of the Common Stock being registered hereby. All of the expenses are estimated, except for the SEC registration fee.


=======================================================================================================================
                                         Statement of Expenses of Registrant
=======================================================================================================================
SEC registration fee                                                                                       $13,117
-----------------------------------------------------------------------------------------------------------------------
Printing and engraving expenses                                                                             10,000*
-----------------------------------------------------------------------------------------------------------------------
Legal fees and expenses                                                                                     90,000*
-----------------------------------------------------------------------------------------------------------------------
Auditors' fees and expenses                                                                                120,000*
-----------------------------------------------------------------------------------------------------------------------
Transfer Agent and Registrar fees                                                                            5,000*
-----------------------------------------------------------------------------------------------------------------------
Miscellaneous expenses                                                                                      11,883*
-----------------------------------------------------------------------------------------------------------------------
Total                                                                                                     $250,000
=======================================================================================================================

*  Estimated

Item 26.  Recent Sales of Unregistered Securities

         Within the last three years the Registrant has sold securities without registration under the Securities Act of 1933 (the "1933 Act") in the transactions and in reliance on the exemptions described below.

Special Warrants

         During 1996, the Registrant undertook two separate offerings of Special Warrants. The first warrant offering was a private placement in Canada and the U.S. of 1,700,000 special warrants (the "February Special Warrants") that closed in February 1996. The aggregate offering price for the February Special Warrants was Cdn $1,700,000. Each February Special Warrant entitled the holder to acquire
1.1 shares of the Registrant's Common Stock and a share purchase warrant to purchase 1.1 additional shares of the Registrant's Common Stock. The number of February Special Warrants issued to U.S. holders totaled 400,000 and were sold to one individual and three entities as set forth below. The private placement to U.S. investors of February Special Warrants was made in reliance on the exemption from registration contained in Section 4(2) of the 1933 Act. The issuance of shares and purchase warrants upon the exercise or deemed exercise of the February Special Warrants occurred on February 28, 1997.

         The February Special Warrants were issued with the assistance of Wood Gundy, Inc. ("Wood Gundy"). In consideration for its services, Wood Gundy was granted 32,500 February Special Warrants at a deemed issue price of Cdn$1.00 per February Special Warrant and also received $65,000 in cash.

         The purchasers of the February Special Warrants were as follows:


Purchaser                                                   Number of
                                                             Special
                                                             Warrants
                                                             --------

Sagit Investment Management Ltd.                            1,300,000

A. Baron Cass III                                             121,666

Sands Partnership No. I Money Purchase Pension Plan           121,667

The Curran Companies, Inc.                                    121,667

Aspen Limited Partnership                                      35,000
                                                            ---------

                                                            1,700,000
                                                            =========

         The second warrant offering related to a private placement in Canada of 810,000 special warrants consummated in September 1996 and a private placement in the U.S. of 4,149,000 special warrants consummated in December 1996. Such special warrants are collectively referred to herein as the "September Special Warrants." The aggregate offering price for the September Special Warrants was U.S.$1,012,500 for those sold in Canada and $5,186,250 for those sold in the United States. Each of the September Special Warrants placed in the United States entitles the holder to acquire one share of the Registrant's Common Stock and one share purchase warrant to purchase one additional share of the Registrant's Common Stock for U.S.$2.00 per share exercisable for one share of the Registrant's Common Stock and a share purchase warrant to purchase an additional share. Each of the September Special Warrants placed in Canada entitles the holder to acquire 1.1 shares of the Registrant's Common Stock and a share purchase warrant to purchase 1.1 additional shares of the Registrant's Common Stock for U.S.$2.00 per share exercisable for one share of the Registrant's Common Stock and a share purchase warrant to purchase an additional share. The September Special Warrants issued to U.S. holders were sold through two placement agents to the individuals and entities set forth below. The private placement to U.S. investors of September Special Warrants was made in reliance on Rule 506 of Regulation D under the 1933 Act.

         C.M. Oliver & Company Limited (the "Canadian Agent") acted as agent for the Registrant in connection with the offering of the September Special Warrants in Canada. The Canadian Agent received 34,000 September Special Warrants exercisable for one share of the Registrant's Common Stock and a share purchase warrant to purchase an additional share for U.S.$2.00 per share in partial payment of its selling commission and was granted an option to acquire 81,000 share purchase warrants (the "Agent's Option"), each exercisable for one share of Common Stock at a price of US$1.25 per share. The warrants are subject to certain rights of the Registrant to force exercise or cancellation of the Agent's Option.

         Sunrise Securities Corporation ("Sunrise") and Dallas Research & Trading, Inc. ("Dallas Research"), served as placement agents in connection with the placement of the September Special Warrants in the United States. Sunrise and Dallas Research each received a selling commission equal to 9 percent of the gross proceeds in the form of September Special Warrants, or a total of 373,410 September Special Warrants. Dallas Research also received 20,000 September Special Warrants in payment of its corporate finance fee. Such September Special Warrants are exercisable for one share of Common Stock and a share purchase warrant to purchase one additional share of Common Stock for $2.00 per share. In addition, Sunrise and Dallas Research received an option to acquire 214,900 and 200,000 share purchase warrants, respectively, with each warrant exercisable for one share of Common Stock at a price of $1.25 per share. The warrants are subject to certain rights of the Registrant to force the exercise or cancellation of the warrants.

         The purchasers of the September Special Warrants were as follows:

                                      United States

Purchaser                                                      Number of Special
                                                                Warrants Issued
                                                                ---------------

Baron & Darlene Cass "Family Foundation"                             20,000

A. Baron Cass III "Childrens Trust"                                  80,000

A. Baron Cass III                                                   300,000

William J. Reik III                                                  40,000

Philip H. Mabry                                                      20,000

Marcus R. Mutz                                                       40,000

James T. Mathis                                                       5,000

Barton J. Cohen                                                      80,000

Barton J. Cohen "Family Foundation"                                  20,000

The Curran Companies, Inc.                                          100,000

Michael D. & Lisbeth H. Bickford                                     40,000

Gary B. Downey                                                        8,000

Howard Kaplan                                                        40,000

Leonard M. Riggs Jr., M.D.                                           66,667

Peggy A. Riggs                                                       33,333

John L. Strauss                                                     400,000

Howard E. Rachofsky                                                 400,000

John C. Stinson                                                      25,000

Alan R. Kanuk                                                        36,000

Paul Lappetito                                                       10,000

William Collins                                                      75,000

Mark W. Hill                                                         50,000

Hill A. Feinberg                                                     20,000

Alfa Life Insurance Co.                                             200,000

Alfa Mutual Insurance Co.                                           300,000

Alfa Mutual Fire Insurance Co.                                      300,000

John W. Holley Grantor Trust                                        120,000

Barbara Wilson and John W. Holley                                    28,000

Barbara Holley Art V Trust                                           20,000

Barbara Holley Art VII Trust                                         48,000

Rainbow Trading Partners, Ltd.                                       80,000

Rainbow Trading Venture Partners, L.P.                               88,000

Stanford C. Finney, Jr.                                              80,000

Jerome Gabbert                                                       24,000

John Lemak                                                           40,000

James P. Judge                                                       40,000

Charles McKnight                                                      8,000

Gail King                                                            20,000

Netta Sue King McNight                                                8,000

Netta Sue King Q-Tip Trust                                           20,000

Andrea P. Thau Profit Sharing Plan                                    8,000

Andrea Thau Money Purchase Plan                                       4,000

John R. Lieberman                                                     4,000

Donald J. Aho                                                         8,000

Marvin Kigler                                                         4,000

Stephen Rutledge                                                      5,000

Eli Jacobson                                                         32,000

David Stone                                                          80,000

State Capital Partners                                               40,000

Christine Ferrer                                                     80,000

Theodore Friedman                                                    40,000

Gross Foundation Inc.                                               200,000

Howard Milstein                                                      80,000

Edward Milstein                                                      80,000

Paul Scharfer                                                        20,000

Joe Pretlow                                                          20,000

Derek Caldwell                                                       40,000

Aspen Limited Partnership                                            71,000
                                                                  ---------
                                                                  4,149,000
                                                                  =========



                                         Canada

Purchaser                                                      Number of Special
                                                                Warrants Issued

Sharon Woodward                                                      60,000

Tom Kay RRSP                                                         60,000

Kathleen Margaret Kay                                                60,000

Sandy Pascuzzi                                                       60,000

John B. Lansdell                                                     60,000

Carl Vandenbrink                                                     60,000

230666 Alberta Ltd.                                                  60,000

Denise Nobert                                                        60,000

Clint Stewart                                                        60,000

Fulton Park                                                          90,000

Jim Bresett                                                          60,000

523905 B.C. Ltd.                                                    120,000
                                                                    -------
                                                                    810,000
                                                                    =======

Private Placement in Canada

         The Registrant issued 3,000,000 shares of Common Stock in a private offering in Canada that was completed on December 14, 1995. The following individuals and corporations received shares of Common Stock:


                                                                   Number of
                                                                   Shares of
Purchaser                                                         Common Stock

Douglas F. Good                                                     160,000

Donald Risk                                                          40,000

Marilyn E. Marshall                                                 750,000

Carsam Investments                                                  250,000

Chelsea Capital Corporation                                         300,000

Harris McLean Financial Group Ltd.                                  500,000

Pacific Growth Ventures Corp.                                       250,000

Figtree Investments Limited                                         750,000
                                                                  ---------

                                                                  3,000,000
                                                                  =========


Common Shares Issued in Acquisitions

         On December 5, 1996, the Registrant issued 408,000 shares to Deborah Law Cross in connection with the acquisition of Hearing Dynamics, Inc. In connection with the acquisition of certain hearing care clinics on October 31, 1996, the Registrant issued promissory notes in the aggregate principal amount of $2,600,000 to four affiliates of Hearing Health Services, Inc. The notes are due October 31, 1997, and are convertible into shares of Common Stock at $1.30 principal amount per share. On October 1, 1996, the Registrant issued 1,217,268 shares of Common Stock to Gregory J. Frazer, 253,091 shares to Carissa Bennett, and 919,177 shares to Jami Tanihana, to acquire certain hearing care clinics located in Southern California. The Registrant relied on the exemption provided by Section 4(2) of the 1933 Act with respect to the securities issued in the above acquisitions.

         On May 1, 1996, the Registrant issued a non-interest bearing promissory note in the principal amount of Cdn$175,000 that is due September 1, 1997, to a Canadian resident in connection with the acquisition of all of the issued and outstanding shares of Pacific Hearing Clinics, Inc., and Oakridge Hearing Clinics, Inc., which operated hearing care clinics in Vancouver, British Columbia. The note is convertible into shares of Common Stock at Cdn$1.35 per share. In January 1995, the Registrant issued convertible notes in aggregate principal amount of $246,200 to three Canadian residents in connection with the Registrant's acquisition of Thomas H. Moore Audiology Ltd. These notes were converted in December 1995, July 1996, and November 1996 into 984,800 shares of Common Stock at Cdn$.25 per share.

         On July 31, 1994, the Registrant issued 6,250,000 Common Shares to Marilyn E. Marshall, Trudy McCaffery, and Douglas F. Good (the "Fraserview Shareholders"), as part of the acquisition of Fraserview Hearing and Speech Clinic Ltd. Each of the Fraserview Shareholders was a Canadian resident.

Employee Stock Options

         In reliance on Rule 701 under the 1933 Act, the Registrant has granted options for 3,475,000 shares of Common Stock to certain employees, officers, and directors under the Registrant's Stock Option Plan ("1993 Plan"). The option prices range from Cdn$.10 per share to Cdn$2.85 per share. In addition, the Registrant has granted 607,000 options exercisable at prices ranging from $1.45 to $1.50 per share to eight United States employees pursuant to its Stock Award Plan adopted in 1996 (the "1996 Plan") and has relied on Rule 701 to exempt these option grants. The Registrant has issued a total of 1,575,000 shares of Common Stock to employees, officers, and directors upon exercise of stock options granted pursuant to the 1993 Plan. No shares of Common Stock have been issued pursuant to the exercise of options granted under the 1996 Plan.

Item 27.  Exhibits

         The exhibits to this registration statement required by Item 601 of Regulation S-B are listed in the accompanying index to exhibits.

Item 28.  Undertakings

         The Registrant will:

              (1)  File,   during  any  period  in  which  it  offers  or  sells
         securities, a post-effective amendment to this registration statement to:

                           (i)  Include  any  prospectus   required  by  Section
              10(a)(3) of the 1933 Act;

                           (ii) Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of the securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

                           (iii) Include any additional or changed material information on the plan of distribution.

              (2) For determining liability under the 1933 Act, treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

              (3) File a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

         Insofar as indemnification for liabilities arising under the 1933 Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue. The undertaking of the Registrant in the preceding sentence does not apply to insurance against liability arising under the 1933 Act.

                                   SIGNATURES

         In accordance with the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Portland, State of Oregon, on the 10th day of March, 1997.


                                                     HEALTHCARE CAPITAL CORP.



                                                     By /s/ Edwin J. Kawasaki
                                                        Edwin J. Kawasaki
                                                        Vice President, Finance

         In accordance with the requirements of the Securities Act of 1933, this Registration Statement on Form SB-2 has been signed by the following persons in the capacities indicated on March 10, 1997:


Signature                                            Title

PRINCIPAL EXECUTIVE OFFICER:



BRANDON M. DAWSON*                                   President and Director



PRINCIPAL FINANCIAL AND ACCOUNTING OFFICER:



/s/ Edwin J. Kawasaki                                Vice President, Finance
Edwin J. Kawasaki


A MAJORITY OF THE BOARD OF DIRECTORS:

HUGH T. HORNIBROOK*                                  Director
GENE K. BALZER, Ph.D.*                               Director
WILLIAM DeJONG*                                      Director
DOUGLAS F. GOOD*                                     Director
GREGORY FRAZER, Ph.D.*                               Director



*By /s/ Edwin J. Kawasaki
   Edwin J. Kawasaki
   Attorney-in-fact

                                  Exhibit Index

Exhibit                                       Description of Exhibit
-------                                       ----------------------

3.1              Articles of Incorporation of the Registrant.

3.2              Bylaws of the Registrant.

5                Opinion of Ballem MacInnes.

10.1             Form of agreement for purchase of February Special Warrants.

10.2             Special  Warrant  Indenture  between the  Registrant  and The R-M Trust Company dated February 28,
                 1996.

10.3             Warrant Indenture between the Registrant and The R-M Trust Company dated February 28, 1996.

10.4             Form of agreement for purchase of September Special Warrants (British Columbia).

10.5             Form of agreement for purchase of September Special Warrants (United States).

10.6             Special  Warrant  Indenture  between the  Registrant  and The R-M Trust  Company  dated  September
                 17, 1996 ("September Special Warrant Indenture").

10.7             Supplemental Indenture to September Special Warrant Indenture.

10.8             Second Supplemental Indenture to September Special Warrant Indenture.

10.9             Warrant  Indenture  between the  Registrant  and the R-M Trust Company  dated  September 17, 1996.
                 ("September Warrant Indenture").

10.10            Supplemental Indenture to September Warrant Indenture.

10.11            Sponsorship Agreement dated March 13, 1996.

10.12            Escrow  Agreement  dated  January  14,  1994,  between  the  Registrant,  The R-M  Trust  Company,
                 Michael  G.  Thomson,  Craig R.  Thomson,  Murray  T.A.  Campbell,  William  DeJong,  and Bruce A.
                 Ramsay.

10.13            Escrow   Agreement  dated  October 7,   1994,  among  the  Registrant,   The  R-M  Trust  Company,
                 Marilyn E. Marshall, Douglas F. Good, and Trudy McCaffery.

10.14            Bill of Sale,  Security  Agreement  and  Promissory  Note between HC  HealthCare  Hearing  Clinics
                 Ltd.  ("HC  HealthCare")  and  Claude C.   Fuller,  R.  Patrick  Greenwood  and  Robert A.  Hunter
                 carrying on business in a partnership  under the trade name Langley Hearing Clinic dated effective
                 January 2, 1996.



                                      II-10







10.15            Share  Purchase  Agreement  between HC  HealthCare,  the  Registrant,  and Neil C. Walton dated for reference April 15, 1996, respecting the purchase by the Registrant and HC HealthCare of all of the issued and outstanding shares of Pacific Hearing Clinic Inc. and Oakridge Hearing Clinic Inc.

10.16            Agency  Agreement  dated for  reference  August 22,  1996,  between  the  Registrant  and the C.M.
                 Oliver & Company Limited.

10.17            U.S.  Placement  Agreement  dated for  reference  October 14,  1996,  between the  Registrant  and
                 Dallas Research & Trading, Inc.

10.18            U.S.  Placement  Agreement  dated for  reference  October 14,  1996,  between the  Registrant  and
                 Sunrise Securities Corporation.

10.19            Stock Purchase and Sale Agreement  dated as of February 28, 1997,  between  Gregory J.  Frazer and
                 Laurie Van Duivenbode and HealthCare Hearing Clinics, Inc.

10.20            Merger  Agreement  dated as of October 1,  1996,  among the Registrant,  Hearing Care  Associates-
                 Glendale, Inc., Hearing Care  Associates-Glendora,  Inc., and Hearing Care  Associates-Northridge,
                 Inc., and Gregory J. Frazer, Carissa Bennett, and Jami Tanihana.

10.21 Asset Purchase Agreement effective as of October 31, 1996, among the Registrant, HealthCare Hearing Clinics, Inc., and
                 Hearing Health  Services,  Inc., and  Audio-Vestibular  Testing
                 Center, Inc. ("SONUS Agreement").

10.22 Merger Agreement dated as of December 2, 1996, by and among the Registrant, HealthCare Hearing Clinics, Inc., and Hearing
                 Dynamics and Deborah Law Cross.

10.23            Stock Purchase and Sale Agreement  dated as of December 17, 1996, by and between  certain  selling shareholders and HealthCare Hearing Clinics, Inc.

10.24            Stock  Purchase and Sale Agreement  dated as of January 9, 1997, by and between  Gregory J. Frazer and Stephen Martinez and HealthCare Hearing Clinics, Inc.

10.25            Form of Convertible Subordinated Note relating to the SONUS Agreement.

10.26            1993 Stock Option Plan.

10.27            Amended and Restated Stock Award Plan.

10.28            Employment  Agreement  dated  October 1,  1996,  between  HealthCare  Hearing  Clinics,  Inc., and
                 Gregory J. Frazer.

10.29            Employment  Agreement  dated as of November 1,  1996,  among the  Registrant,  HealthCare  Hearing
                 Clinics, Inc., and Kathy Foltner.

10.30            Terms of employment between the Registrant and Edwin J. Kawasaki dated August 8, 1996.

10.31            Revolving  Demand  Loan  Agreement  between   Fraserview  Hearing  and  Speech  Clinics  Ltd  and
                 Royal Bank of Canada, dated August 21, 1995.

10.32            Revolving  Demand  Loan  Agreement  between HC  HealthCare and Royal Bank of Canada, dated February 12, 1997.


                                      II-11






10.33            Consulting  Agreement  effective  as of  January  1,  1997,  between  the  Registrant  and Hugh T.
                 Hornibrook.

10.34            Stock  Purchase  and  Sale  Agreement  dated  as of  March 6,  1997,  between  Gregory J.  Frazer,
                 Alfred S. Gaston and HealthCare Hearing Clinics, Inc.

16               Letter of Shikaze Ralston, Chartered Accountants, regarding change in certifying accountant.

21               Subsidiaries of the Registrant.

23.1             Consent of Shikaze Ralston, Chartered Accountants.

23.2             Consent of KPMG Peat Marwick LLP.

23.3             Consent of Ballem MacInnes (included in Exhibit 5).

24               Power of attorney of certain officers and directors.

27               Financial Data Schedule.

----------------------------

Other exhibits listed in Item 601 of Regulation S-B are not applicable.